Exhibit 4.3

First Supplemental Indenture

This FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of December 27, 2013, by and among Jack Cooper Holdings Corp., a Delaware corporation (“JCHC” or the “Stage I Issuer”), the Guarantors listed on the signature pages hereto, and U.S. Bank National Association, as trustee under the Indenture referred to below (the “Stage I Trustee”) and as collateral agent (the “Stage I Collateral Agent”).

W I T N E S S E T H :

WHEREAS, Jack Cooper Finance Co., a Delaware corporation (the “Initial Stage I Issuer”), the Stage I Trustee and the Stage I Collateral Agent are parties to that certain Indenture dated as of November 7, 2013 (the “Indenture”), that governs the Initial Stage I Issuer’s outstanding $150,000,000 aggregate principal amount of 9.25% Senior Secured Notes due 2020 (the “Stage I Notes”);

WHEREAS, effective as of 11:59 pm on the date hereof, the Initial Stage I Issuer is merging with and into JCHC (the “Merger”), with JCHC as the surviving entity in the Merger, which Merger is being effected in accordance with Section 4.16 of the Indenture;

WHEREAS, as a result of and effective upon the Merger, JCHC is assuming, by and under this Supplemental Indenture, the obligations of the Initial Stage I Issuer for the due and punctual payment of the principal of, premium, if any, and interest on all the Stage I Notes and the Indenture shall be amended in its entirety and the then existing provisions thereof shall be of no further force or effect and shall be replaced by the provisions of this Supplemental Indenture effective immediately upon the Merger;

WHEREAS, the “Stage I Issuer” shall mean (x) prior to the Merger, the Initial Stage I Issuer and (y) thereafter, JCHC;

WHEREAS, pursuant to clause (1), (2), (3), (7) and (10) of Section 9.1 of the Indenture, the Stage I Issuer, the Stage I Trustee and the Stage I Collateral Agent are authorized to execute and deliver this Supplemental Indenture without the consent of any holders of the Stage I Notes; and

WHEREAS, the Stage I Issuer has heretofore delivered, or is delivering contemporaneously herewith to the Stage I Trustee, the Officers’ Certificate and Opinion of Counsel referred to in Section 12.3 of the Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Stage I Issuer, the Guarantors and the Stage I Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Stage I Notes, that, solely for purposes of this Supplemental Indenture and the Stage I Notes, the parties hereto intend to be legally bound hereby, agree as follows:

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1.                                      Supplement.  The Indenture is, effective as of 11:59 p.m. on the date hereof, hereby supplemented and amended and restated as set forth in the pages of the Indenture attached as Annex A hereto, which reflects the amendments made pursuant to this Supplemental Indenture.

2.                                      Agreement to Assume Obligations. The JCHC hereby agrees, effective as of 11:59 p.m. on the date hereof, to unconditionally assume the Initial Stage I Issuer’s Obligations under the Stage I Notes and the Indenture on the terms and subject to the conditions set forth in Article 13 of the Indenture and to be bound by all other applicable provisions of the Indenture and the Stage I Notes and to perform all of the obligations and agreements of the Stage I Issuer under the Indenture. Any and all references to the Initial Stage I Issuer shall hereinafter refer to JCHC.

3.                                      Agreement to Guarantee.  Each Guarantor, by its execution of this Supplemental Indenture, agrees, jointly and severally, to unconditionally guarantee the Stage I Issuer’s Obligations under the Stage I Notes and the Indenture on the terms and subject to the conditions set forth in Article XI of the Indenture and to be bound by all other applicable provisions of the Indenture and the Stage I Notes and to perform all of the obligations and agreements of a Guarantor under the Indenture.

4.                                      Supplemental Indenture Part of Indenture. This Supplemental Indenture shall form a part of the Indenture for all purposes and thereby, and every Holder of Stage I Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

5.                                      Severability. In case any provision in this Supplemental Indenture, the Indenture or in the Stage I Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

6.                                      Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.  Each of the parties hereto agrees to submit to the jurisdiction of the courts of the State of New York in any action or proceeding arising out of or relating to this Supplemental Indenture.

7.                                      Counterparts. The parties hereto may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

8.                                      Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

9.                                      The Stage I Trustee. The Stage I Trustee makes no representation as to the validity or adequacy of this Supplemental Indenture, and it shall not be accountable for the Stage I Issuer’s use of the proceeds from the Stage I Notes, and it shall not be responsible for any statement of the Stage I Issuer in this Supplemental Indenture or the Stage I Notes other than the Stage I Trustee’s certificate of authentication.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

JACK COOPER HOLDINGS CORP.

By:	/s/ Michael Testman
	Name:	Michael Testman
	Title:	Chief Financial Officer

JACK COOPER TRANSPORT COMPANY, INC.

By:	/s/ Michael Testman
	Name:	Michael Testman
	Title:	Chief Financial Officer

PACIFIC MOTOR TRUCKING COMPANY

By:	/s/ Michael Testman
	Name:	Michael Testman
	Title:	Chief Financial Officer

AUTO HANDLING CORPORATION

By:	/s/ Michael Testman
	Name:	Michael Testman
	Title:	Chief Financial Officer

JACK COOPER LOGISTICS, LLC

By:	/s/ Michael Testman
	Name:	Michael Testman
	Title:	Chief Financial Officer

JACK COOPER SPECIALIZED TRANSPORT, INC.

By:	/s/ Michael Testman
	Name:	Michael Testman
	Title:	Chief Financial Officer

[Signature Page to First Supplemental Indenture]

AUTO EXPORT SHIPPING, INC.

By:	/s/ Michael Testman
	Name:	Michael Testman
	Title:	Chief Financial Officer

AXIS LOGISTIC SERVICES, INC.

By:	/s/ Michael Testman
	Name:	Michael Testman
	Title:	Chief Financial Officer

JACK COOPER RAIL AND SHUTTLE, INC.

By:	/s/ Michael Testman
	Name:	Michael Testman
	Title:	Chief Financial Officer

JACK COOPER CT SERVICES, INC.

By:	/s/ Michael Testman
	Name:	Michael Testman
	Title:	Chief Financial Officer

[Signature Page to First Supplemental Indenture]

U.S. BANK NATIONAL ASSOCIATION,

as Stage I Trustee

By:	/s/ Raymond S. Haverstock
	Name:	Raymond S. Haverstock
	Title:	Vice President

[Signature Page to First Supplemental Indenture]

U.S. BANK NATIONAL ASSOCIATION,

as Stage I Collateral Agent

By:	/s/ Raymond S. Haverstock
	Name:	Raymond S. Haverstock
	Title:	Vice President

[Signature Page to First Supplemental Indenture]

Annex A

JACK COOPER HOLDINGS CORP.,

as Stage I Issuer

THE GUARANTORS PARTY HERETO FROM TIME TO TIME,

As Guarantors

9.25% SENIOR SECURED NOTES DUE 2020

AMENDED AND RESTATED INDENTURE

DATED AS OF NOVEMBER 7, 2013,
AS SUPPLEMENTED BY

THE FIRST SUPPLEMENTAL INDENTURE

DATED AS OF DECEMBER 27, 2013

U.S. BANK NATIONAL ASSOCIATION,
as Stage I Trustee and as Stage I Collateral Agent

EXHIBITS

Exhibit A	FORM OF 9.25% SENIOR SECURED NOTE
Exhibit B	FORM OF NOTATIONAL GUARANTEE
Exhibit C	FORM OF CERTIFICATE TO BE DELIVERED IN CONNECTION WITH TRANSFERS PURSUANT TO RULE 144A
Exhibit D	FORM OF CERTIFICATE TO BE DELIVERED IN CONNECTION WITH TRANSFERS PURSUANT TO REGULATION S
Exhibit E	FORM OF SUPPLEMENTAL INDENTURE IN RESPECT OF GUARANTEE
Exhibit F	FORM OF PERMITTED ADDITIONAL PARI PASSU SECURED PARTY JOINDER

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This Indenture, dated as of November 7, 2013 (as supplemented by the First Supplemental Indenture effective as of 11:59pm on December 27, 2013), is by and among Jack Cooper Holdings Corp., a Delaware corporation (the “Stage I Issuer”), the Guarantors (as defined herein) and U.S. Bank National Association, a national banking association, as trustee (in such capacity and not in its individual capacity, the “Stage I Trustee”) and as Stage I Collateral Agent (as defined herein).

Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the holders of the Stage I Issuer’s 9.25% Senior Secured Notes due 2020 issued on the date hereof that contain the restrictive legend in Exhibit A (the “Stage I Notes”).

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.1               Definitions.

“2015 Notes” means the Stage I Issuer’s $157,500,000 in aggregate principal amount of 12.75% Senior Secured Notes due 2015 redeemed in July 2013.

“ABL Collateral” shall have the meaning given to the term “ABL Priority Collateral” in the Existing Intercreditor Agreement.

“ABL Credit Agreement” means that certain Credit Agreement, dated November 29, 2010, and as amended and restated by that certain Amended and Restated Credit Agreement dated June 18, 2013, by and among the Stage I Issuer and certain of its Subsidiaries, as Borrowers, Wells Fargo Capital Finance, LLC, as the Agent, and the lenders signatory thereto, together with all related notes, letters of credit, collateral documents, guarantees, and any other related agreements and instruments executed and delivered in connection therewith, in each case as amended, modified, supplemented, restated, refinanced, refunded or replaced in whole or in part from time to time including by or pursuant to any agreement or instrument that extends the maturity of any Debt thereunder, or increases the amount of available borrowings thereunder (provided that such increase in borrowings is permitted under the definition of the term “Permitted Debt”), or adds Subsidiaries of the Stage I Issuer as additional borrowers or guarantors thereunder, in each case with respect to such agreement or any successor or replacement agreement and whether by the same or any other agent, lender, group of lenders, purchasers or debt holders.

“ABL Credit Agreement Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of the Stage I Issuer and its Restricted Subsidiaries parties thereto, arising under the ABL Credit Agreement or otherwise with respect to any loan or letter of credit thereunder or any related Hedging Obligation, Bank Product obligation or cash management obligation that is secured thereby, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Stage I Issuer or any Restricted Subsidiary of any proceeding under applicable bankruptcy, insolvency, conservatorship, assignment for the benefit of creditors, moratorium, receivership, reorganization or similar debtor relief laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“ABL Priority Leverage Ratio” means, as of any date of determination (the “Determination Date”), the ratio of (a) the aggregate amount of all Debt secured by first priority Liens on the ABL Collateral of the Stage I Issuer and the Restricted Subsidiaries on the Determination Date to (b) the aggregate amount of Consolidated EBITDA for the Four-Quarter Period.  For purposes of this definition, Debt and Consolidated EBITDA shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(a)                                 the Incurrence of any Debt of the Stage I Issuer or any Restricted Subsidiary (and the application of the proceeds thereof) and any repayment of other Debt occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Determination Date, as if such Incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four-Quarter Period; and

(b)                                 any Asset Sale or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Stage I Issuer or any Restricted Subsidiary (including any Person who becomes a Restricted Subsidiary as a result of such Asset Acquisition) incurring Acquired Debt and also including any Consolidated EBITDA (including any pro forma expense and cost reductions calculated on a basis in accordance with Regulation S-X under the Exchange Act associated with any such Asset Acquisition or Asset Sale)) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Determination Date, as if such Asset Sale or Asset Acquisition (including the incurrence of, or assumption or liability for, any such Debt or Acquired Debt) occurred on the first day of the Four-Quarter Period;

provided that no pro forma effect shall be given to the incurrence of any Permitted Debt Incurred on such date of determination or the discharge on such date of determination of any Debt from the proceeds of any such Permitted Debt; provided, further, that for purposes of calculating Debt for the ABL Priority Leverage Ratio, the aggregate outstanding amount under the ABL Credit Agreement shall be based on the average daily outstanding principal balance under such facility during the applicable Four-Quarter Period.

“Acquired Debt” means Debt of a Person (including an Unrestricted Subsidiary) existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person.

“Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person.  For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings that correspond to the foregoing.

“After-Acquired Real Property” means future owned real properties owned by any Stage I Issuer or any Guarantor with a fair market value in excess of $3,000,000.

“Agent” means any Registrar, Paying Agent (so long as Stage I Trustee serves in such capacity) or co-registrar.

“Allied” means Allied Systems Holdings, Inc., a Delaware corporation.

“Applicable Premium” means, as calculated by the Stage I Issuer, with respect to any Stage I Note on any applicable redemption date, the greater of:

(1)                                 1.00% of the then outstanding principal amount of the Stage I Note; and

(2)                                 the excess of:

(a)                                 the present value at such redemption date of (i) 106.938% of the principal amount to be redeemed plus (ii) all required interest payments due on the Stage I Note as if such Stage I Notes were outstanding through and including June 1, 2016 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)                                 the then outstanding principal amount of the Stage I Note.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary that apply to such transfer or exchange.

“Asset Acquisition” means:

(i)                                     an Investment by the Stage I Issuer or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary, or shall be merged with or into the Stage I Issuer or any Restricted Subsidiary; or

(ii)                                  the acquisition by the Stage I Issuer or any Restricted Subsidiary of the assets of any Person which constitute all or substantially all of the assets of such Person, any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business and consistent with past practices.

“Asset Sale” means (x) any transfer, conveyance, sale, lease or other disposition (including, without limitation, dispositions pursuant to any consolidation or merger) by the Stage I Issuer or any Restricted Subsidiary to any Person (other than to the Stage I Issuer or one or more Restricted Subsidiaries) in any single transaction or series of transactions of:

(i)                                     Capital Interests in another Person (other than Capital Interests in the Stage I Issuer or directors’ qualifying shares or shares or interests required to be held by foreign nationals pursuant to local law); or

(ii)                                  any other property or assets (other than in the normal course of business, including any sale or other disposition of obsolete or permanently retired equipment and any sale of inventory in the ordinary course of business); or

(y)                                       an Event of Loss; provided, however, that the term “Asset Sale” shall exclude:

(a)                                 any asset disposition permitted by Section 5.1 that constitutes a disposition of all or substantially all of the assets of the Stage I Issuer and the Restricted Subsidiaries taken as a whole;

(b)                                 any single transaction or series of related transactions that involve the sale of assets or sale of Capital Interests of a Restricted Subsidiary having a Fair Market Value of less than $2,500,000;

(c)                                  sales or other dispositions of cash or Eligible Cash Equivalents;

(d)                                 sales of interests in Unrestricted Subsidiaries;

(e)                                  the sale and leaseback of any assets  within 180 days of the acquisition thereof;

(f)                                   the disposition of assets that, in the good faith judgment of the Board of Directors or management of the Stage I Issuer, are no longer used or useful in the business of such entity;

(g)                                  a Restricted Payment or Permitted Investment that is otherwise permitted by this Indenture;

(h)                                 the sale or lease of equipment or inventory in the ordinary course of business;

(i)                                     the creation of a Lien (but not the sale or other disposition of the property subject to such Lien);

(j)                                    leases or subleases in the ordinary course of business to third persons not interfering in any material respect with the business of the Stage I Issuer or any of the Restricted Subsidiaries and otherwise in accordance with the provisions of this Indenture;

(k)                                 dispositions of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business;

(l)                                     licensing of intellectual property in accordance with industry practice in the ordinary course of business;

(m)                             an issuance of Capital Interests by a Restricted Subsidiary to the Stage I Issuer or to another Restricted Subsidiary;

(n)                                 any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind in the ordinary course of business;

(o)                                 the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(p)                                 the grant in the ordinary course of business of any license of patents, trademarks, know-how and any other intellectual property; or

(q)                                 sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements or similar binding arrangements.

For purposes of this definition, any series of related transactions that, if effected as a single transaction, would constitute an Asset Sale shall be deemed to be a single Asset Sale effected when the last such transaction which is a part thereof is effected.

“Asset Sale Offer” means an Offer to Purchase required to be made by the Stage I Issuer to all Holders pursuant to Section 4.10.

“Average Life” means, as of any date of determination, with respect to any Debt, the quotient obtained by dividing (i) the sum of the products of (x) the number of years from the date of determination to the dates of each successive scheduled principal payment (including any sinking fund or mandatory redemption payment requirements) of such Debt multiplied by (y) the amount of such principal payment by (ii) the sum of all such principal payments.

“Bank Collateral Agent” means Wells Fargo Capital Finance, LLC and any successor under the ABL Credit Agreement, or if there is no ABL Credit Agreement, the “Bank Collateral Agent” designated pursuant to the terms of the Credit Facility Obligations.

“Bank Lender” means any lender or holder of Debt under the ABL Credit Agreement.

“Bank Product” means any services or facilities provided to the Stage I Issuer or any Guarantor by the Bank Collateral Agent, any Bank Lender, or any of their respective Affiliates, including, without limitation, Hedging Obligations.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act.

“Board of Directors” means (i) with respect to the Stage I Issuer or any Restricted Subsidiary, its board of directors or, other than for purposes of the definition of “Change of Control,” any duly authorized committee thereof; (ii) with respect to any other corporation, the board of directors of such corporation or any duly authorized committee thereof; and (iii) with respect to any other entity, the board of directors or similar body of the general partner or managers of such entity or any duly authorized committee thereof.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Stage I Issuer or any Restricted Subsidiary to have been duly adopted by its Board of Directors and to be in full force and effect on the date of such certification and delivered to the Stage I Trustee.

“Borrowing Base” means, as of any date of determination, the result of (a) 85% of the face amount of all accounts receivable owned by the Stage I Issuer and its Restricted Subsidiaries based on the most recently prepared consolidated balance sheet of the Stage I Issuer and its Restricted Subsidiaries preceding such date that were not more than 60 days past due; plus (b) 85% of the appraised net orderly liquidation value of Vehicles owned by the Stage I Issuer and its Restricted Subsidiaries; plus (c) 85% of the hard costs of new Vehicles, in the case of clauses (b) and (c), as of the end of the most recent fiscal quarter preceding such date.

“Business Day” means any day other than a Legal Holiday.

“Capital Interests” in any Person means any and all shares, interests (including preferred interests, restricted stock interests and stock options, warrants and other convertible instruments), participations or other equivalents in the equity interest (however designated) in such Person and any rights (other than debt securities convertible into an equity interest), warrants or options to acquire an equity interest in such Person.

“Capital Lease Obligations” means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by such obligation shall be the capitalized amount of such obligations determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of Section 4.12, a Capital Lease Obligation shall be deemed secured by a Lien on the Property being leased.

“Capital Stock” means:

(1)                                 in the case of a corporation, corporate stock or shares;

(2)                                 in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)                                 in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)                                 any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Certificated Notes” means Stage I Notes that are in the form of Exhibit A attached hereto.

“Change of Control” means the occurrence of any of the following events:

(i)                                     the acquisition by any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, that is or becomes the “beneficial owner” (as such term is used in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (i) such Person or group or Permitted Holder shall be deemed to have “beneficial ownership” of all shares that any such Person or group has the right to acquire by conversion or exercise of other securities, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the Voting Interests in the Stage I Issuer;

(ii)                                  following the Stage I Issue Date, during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Stage I Issuer (together with any new directors whose nomination for election or election by the Board of Directors or whose nomination for election or election by the equity holders of the Stage I Issuer was approved either (x) by a vote of a majority of the directors of the Stage I Issuer then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved or (y) by the Permitted Holders) cease for any reason to constitute a majority of the Stage I Issuer’s Board of Directors then in office; or

(iii)                               the Stage I Issuer sells, conveys, transfers or leases (either in one transaction or a series of related transactions) all or substantially all of the Stage I Issuer’s assets (determined on a consolidated basis) to any Person (other than a Person that is controlled by any of the Permitted Holders), or the Stage I Issuer consolidates with or merges into another Person or any Person consolidates with or merges into the Stage I Issuer other than pursuant to a transaction in which the holders of the Voting Interests in the Stage I Issuer immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Interests of the surviving corporation immediately after such transaction in substantially the same proportion as before the transaction.

“Change of Control Payment” has the meaning set forth in Section 4.14.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

“Collateral” means all of the assets of the Stage I Issuer and the Guarantors, whether real, personal or mixed, with respect to which a Lien is granted (or purported to be granted) as security for any Obligations under to the Stage I Notes hereunder and the Note Guarantees and any Permitted Additional Pari Passu Obligations (including proceeds and products thereof).

“Commission” means the Securities and Exchange Commission.

“Consolidated EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, the following, other than with respect to clause (ix), to the extent deducted in computing such Consolidated Net Income:

(i)                                     Consolidated Income Tax Expense (other than income tax expense (either positive or negative) attributable to extraordinary gains or losses); plus

(ii)                                  the Consolidated Interest Expense of such Person and the Restricted Subsidiaries for such period; plus

(iii)                               the aggregate depreciation, amortization (including amortization of goodwill and other intangibles) and other Consolidated Non-cash Charges, including straight line rent expense and pension expense, to the extent non-cash; plus

(iv)                              an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, disposition of any securities by such Person or any of its Restricted Subsidiaries or extinguishment of any Debt of such Person or any of its Restricted Subsidiaries; plus

(v)                                 the Consolidated Fixed Charges of such Person and its Restricted Subsidiaries for such period; plus

(vi)                              claims costs, claims management expenses and adjustments to reserves under workers’ compensation, trucker’s liabilities and general liability insurance for claims related to events occurring on or prior to July 27, 2009; plus

(vii)                           pension partial or full withdrawal expense in connection with the Western Conference of Teamsters Pension Trust for such period, to the extent that such expenses were deducted in computing such Consolidated Net Income; plus

(viii)                        severance and like expenses accrued under any employment or consulting agreement in effect on June 18, 2013 to the extent expensed, determined on a consolidated basis with GAAP; plus

(ix)                              the amount of cost savings, operational improvements and other synergies projected by the Stage I Issuer in good faith to be realized as a result of actions taken or expected to be taken (including, without limitation, actions taken or expected to be taken in connection with Asset Sales, Asset Acquisitions, investments and discontinued operations for which pro forma adjustments are required in connection with the calculation of any ratio contained herein) during such period (calculated on a pro forma basis as though such cost savings, operational improvements and other synergies had been realized on the first day of such period), but not including the amount of actual benefits realized during such period from such actions; provided that (w) such cost savings, operational improvements and other synergies are reasonably identifiable and factually supportable, (x) such cost savings, operational improvements and other synergies are expected to be realized within 12 months of the date thereof in connection with such actions, (y) the aggregate amount of cost savings, operational improvements and other synergies added pursuant to this clause (ix) shall not exceed 10.0% of Consolidated EBITDA on a consolidated basis for the Stage I Issuer’s and its Restricted Subsidiaries’ most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of determination (calculated excluding such cost savings, operational improvements and other synergies), for any four consecutive quarter period (provided that this subclause (y) shall not apply to the acquisition of any business out of bankruptcy) and (z) such cost savings, operational improvements and other synergies are set forth in an Officers’ Certificate certifying that such cost savings, operational improvements and other synergies comply with the requirements of this clause (ix); plus

(x)                                 fees and costs (including transaction fees, attorneys’ fees and other professional costs) incurred in connection with the Transactions.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of the aggregate amount of Consolidated EBITDA of such Person for the four full fiscal quarters, treated as one period, for which financial information in respect thereof is available immediately preceding the date of the transactions (the “Transaction Date”) giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (such four full fiscal quarter period being referred to herein as the “Four-Quarter Period”) to the aggregate amount of Consolidated Fixed Charges of such Person for the Four-Quarter Period.  In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect, on a pro forma basis for the period of such calculation, to any Asset Sales or Asset Acquisitions, investments and discontinued operations (as determined in accordance with GAAP) and designations of any Restricted Subsidiary to be an Unrestricted Subsidiary or any Unrestricted Subsidiary to be a Restricted Subsidiary occurring during the Four-Quarter Period or any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Asset Sale (including any associated repayment of Debt) or Asset Acquisition (including the incurrence or assumption of any associated Acquired Debt), investment, disposed operation or designation occurred on the first day of the Four-Quarter Period.

The Consolidated Fixed Charge Coverage Ratio shall be calculated on a pro forma basis as if any such Debt being Incurred (including any other Debt being Incurred contemporaneously), and any other Debt Incurred since the beginning of the Four-Quarter Period, had been Incurred and the proceeds thereof had been applied at the beginning of the Four-Quarter Period, and any other Debt repaid since the beginning of the Four-Quarter Period had been repaid at the beginning of the Four-Quarter Period; provided that for purposes of calculating the Consolidated Fixed Charge Coverage Ratio, the aggregate outstanding amount under the ABL Credit Agreement shall be based on the average daily outstanding principal balance under such facility during the applicable Four-Quarter Period.  Furthermore, interest on Debt determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of these agreements.

If such Person or any of its Restricted Subsidiaries directly or indirectly Guarantees Debt of a third Person, the above clause shall give effect to the incurrence of such Guaranteed Debt as if such Person or such Subsidiary had directly incurred or otherwise assumed such Guaranteed Debt.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication, the amounts for such period of:

(i)                                     Consolidated Interest Expense; and

(ii)                                  the product of (a) all dividends and other distributions paid or accrued (other than dividends or other distributions paid or accruing in Qualified Capital Interests) during such period in respect of Redeemable Capital Interests of such Person and its Restricted Subsidiaries, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, provincial and local statutory tax rate of such Person, expressed as a decimal.

“Consolidated Income Tax Expense” means, with respect to any Person for any period, the provision for federal, state, local and foreign income taxes and state franchise taxes of such Person and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(i)                          the interest expense of such Person and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation:

(a)                                 any amortization of debt discount;

(b)                                 the net cost under non-speculative Hedging Obligations (including any amortization of discounts);

(c)                                  the interest portion of any deferred payment obligation;

(d)                                 all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers’ acceptance financing or similar activities; and

(e)                                  all accrued interest; plus

(ii)                          the interest component of Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and the Restricted Subsidiaries during such period determined on a consolidated basis in accordance with GAAP; plus

(iii)                          the interest expense on any Debt guaranteed by such Person and the Restricted Subsidiaries; plus

(iv)                         all capitalized interest of such Person and the Restricted Subsidiaries for such period;

provided, however, that Consolidated Interest Expense will exclude the amortization or write-off of debt issuance costs and deferred financing fees, commissions, fees and expenses.

“Consolidated Net Income” means, with respect to any Person, for any period, the consolidated net income (or loss) of such Person and the Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income, by excluding, without duplication:

(a)                                 all extraordinary gains or losses (net of fees and expenses relating to the transaction giving rise thereto), income, expenses or charges;

(b)                                 the portion of net income of such Person and the Restricted Subsidiaries allocable to noncontrolling interest in unconsolidated Persons or Investments in Unrestricted Subsidiaries to the extent that cash dividends or distributions have not or could not have actually been received by such Person or one of the Restricted Subsidiaries;

(c)                                  gains or losses in respect of any Asset Sales after June 18, 2013 by such Person or one of the Restricted Subsidiaries (net of fees and expenses relating to the transaction giving rise thereto), on an after-tax basis;

(d)                                 solely for purposes of determining the amount available for Restricted Payments under clause (c) of the first paragraph of Section 4.7, the net income of any Restricted Subsidiary (other than a Guarantor) or such Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Restricted Subsidiary or its stockholders;

(e)                                  any fees and expenses, including deferred finance costs, paid in connection with the issuance of the Existing Notes, documentation and establishment of the ABL Credit Agreement and consummation of the Transactions;

(f)                                   non-cash compensation expense incurred with any issuance of equity interests to an employee of such Person or any Restricted Subsidiary; and

(g)                                  any gain or loss realized as a result of the cumulative effect of a change in accounting principles.

“Consolidated Net Tangible Assets” means, with respect to any Person, the aggregate amount of assets of such Person and its Restricted Subsidiaries (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any indebtedness for money borrowed having a maturity of less than 12 months from the date of the most recent consolidated balance sheet of such Person but which by its terms is renewable or extendable beyond 12 months from such date at the option of the borrower) and (b) all goodwill, trade names, patents, unamortized debt discount and expense and any other like intangibles, all as set forth on the most recent consolidated balance sheet of such Person and computed in accordance with GAAP.

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate non-cash charges and expenses of such Person and the Restricted Subsidiaries reducing Consolidated Net Income of such Person and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding depreciation and amortization and excluding any such charges constituting an extraordinary item or loss or any charge which requires an accrual of or a reserve for cash charges for any future period and including any non-cash charges relating to abandonment of assets or reserves related thereto).

“Consolidated Senior Secured Leverage Ratio” means, as of any Determination Date, the ratio of (a) the aggregate amount of all Debt for borrowed money secured by Liens of the Stage I Issuer and the Restricted Subsidiaries on the Determination Date to (b) the aggregate amount of Consolidated EBITDA for the Four-Quarter Period.  For purposes of this definition, Debt and Consolidated EBITDA shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(a)                                 the Incurrence of any Debt of the Stage I Issuer or any Restricted Subsidiary (and the application of the proceeds thereof) and any repayment of other Debt occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Determination

Date, as if such Incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four-Quarter Period; and

(b)                                 any Asset Sale or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Stage I Issuer or any Restricted Subsidiary (including any Person who becomes a Restricted Subsidiary as a result of such Asset Acquisition) incurring Acquired Debt and also including any Consolidated EBITDA (including any pro forma expense and cost reductions calculated on a basis in accordance with Regulation S-X under the Exchange Act associated with any such Asset Acquisition or Asset Sale)) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Determination Date, as if such Asset Sale or Asset Acquisition (including the incurrence of, or assumption or liability for, any such Debt or Acquired Debt) occurred on the first day of the Four-Quarter Period;

provided that no pro forma effect shall be given to the incurrence of any Permitted Debt Incurred on such date of determination or the discharge on such date of determination of any Debt from the proceeds of any such Permitted Debt; provided, further, that for purposes of calculating Debt for the Consolidated Senior Secured Leverage Ratio, the aggregate outstanding amount under the ABL Credit Agreement shall be based on the average daily outstanding principal balance under such facility during the applicable Four-Quarter Period.

“Corporate Trust Office” means the designated office of the Stage I Trustee at which at any time its corporate trust business shall be administered, which office at the date hereof is located at U.S. Bank National Association, 60 Livingston Avenue, St. Paul, MN 55107, Attention: Jack Cooper (Stage I) Corporate Trust Administrator, or such other address as the Stage I Trustee may designate from time to time by written notice to the Holders and the Stage I Issuer, or the principal corporate trust office of any successor Stage I Trustee (or such other address as such successor Stage I Trustee may designate from time to time by notice to the Holders and the Stage I Issuer).

“Credit Facility” means one or more debt facilities, including the ABL Credit Agreement or other financing arrangements (including without limitation commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other indebtedness, including any notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case, as amended, extended, renewed, restated, supplemented, replaced (whether or not upon termination and whether with the original lenders, institutional investors or otherwise), refinanced (including through the issuance of debt securities), restructured or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Debt incurred to refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Facility or Facilities or a successor Credit Facility, whether by the same or any other agent, lender or group of lenders (or institutional investors).

“Credit Facility Loan Documents” has the meaning set forth in the Existing Intercreditor Agreement.

“Credit Facility Obligations” means the “Liabilities” or any comparable term as that term is defined in any Credit Facility (including the ABL Credit Agreement) (including, in each case, all amounts accruing on or after the commencement of any insolvency proceeding relating to any grantor and all amounts that would have accrued or become due under the terms of the Credit Facility Loan Documents (as defined in the Existing Intercreditor Agreement) but for the effect of the insolvency proceeding and irrespective of whether a claim for all or any portion of such amounts is allowable or allowed in such insolvency proceeding).

“Debt” means at any time (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, or non-recourse, the following, if and to the extent the following items (other than clauses (iii), (vi), (vii) and (viii) below) would appear as liabilities on a balance sheet of such Person prepared in accordance with GAAP:  (i) all indebtedness of such Person for money borrowed or for the deferred purchase price of property which is due and payable in accordance with the agreement governing such purchase and which is not paid on the date due and payable (excluding any trade payables, trade accounts payable or other current liabilities incurred in the ordinary course of business, accrued expenses and any obligations to pay a contingent purchase price as long as such obligation remains contingent); (ii) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments; (iii) all obligations of such Person for the reimbursement of any obligor on any letters of credit (other than letters of credit that are secured by cash or Eligible Cash Equivalents), bankers’ acceptances or similar facilities (other than obligations with respect to letters of credit, banker’s acceptances or similar facilities securing obligations (other than obligations described under clause (i) and (ii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit and banker’s acceptances or similar facilities are not drawn upon, or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit, banker’s acceptance or similar facility); (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property or assets acquired by such Person which is due and payable in accordance with the agreement governing such purchase and which is not paid on the date due and payable (excluding trade accounts payable arising in the ordinary course of business, deemed expenses and excluding any obligations to pay a contingent purchase price as long as such obligation remains contingent, subject to the penultimate paragraph of this definition); (v) all Capital Lease Obligations of such Person (but excluding obligations under operating leases); (vi) the maximum fixed redemption or repurchase price of Redeemable Capital Interests in such Person at the time of determination (but excluding any accrued dividends); (vii) net Obligations under any Hedging Obligations of such Person at the time of determination; and (viii) all obligations of the types referred to in clauses (i) through (vii) of this definition of another Person and all dividends and other distributions of another Person, the payment of which, in either case, (A) such Person has Guaranteed or (B) is secured by any Lien upon the property or other assets of such Person, even though such Person has not assumed or become liable for the payment of such Debt, dividends or other distributions.  For purposes of the foregoing:  (a) the maximum fixed repurchase price of any Redeemable Capital Interests that do not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Interests as if such Redeemable Capital Interests were repurchased on any date on which Debt shall be required to be determined pursuant to this Indenture; provided, however, that, if such Redeemable Capital Interests are not then permitted to be repurchased, the repurchase price shall be the book value of such Redeemable Capital Interests; (b) the amount outstanding at any time of any Debt issued with original issue discount is the principal amount of such Debt less the remaining unamortized portion of the original issue discount of such Debt at such time as determined in conformity with GAAP, but such Debt shall be deemed Incurred only as of the date of original issuance thereof; (c) the amount of any Debt described in clause (viii)(A) above shall be the maximum liability under any such Guarantee; (d) the amount of any Debt described in clause (viii)(B) above shall be the lesser of (I) the maximum amount of the obligations so secured and (II) the Fair Market Value of such property or other assets; and (e) interest, fees, premium, and expenses and additional payments, if any, will not constitute Debt.

Notwithstanding the foregoing, in connection with the purchase by the Stage I Issuer or any Restricted Subsidiary of any business, the term “Debt” will exclude (x) customary indemnification obligations and (y) post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment is otherwise contingent; provided, however, that such amount would not be required to be reflected as a liability on the face of a balance sheet prepared in accordance with GAAP.

The amount of Debt of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above; provided, however, that in the case of Debt sold at a discount, the amount of such Debt at any time will be the accreted value thereof at such time.

“Default” means any event that is, or after notice or passage of time, or both, would be, an Event of Default.

“Depositary” means, with respect to the Stage I Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.3 hereof as the Depositary with respect to the Stage I Notes, until a successor shall have been appointed and become such pursuant to Section 2.6 hereof, and, thereafter, “Depositary” shall mean or include such successor.

“Designation” has the meaning set forth in Section 4.18.

“Designation Amount” has the meaning set forth in Section 4.18.

“Determination Date” has the meaning set forth in the definition of “ABL Priority Leverage Ratio.”

“DTC” means The Depository Trust Company (55 Water Street, New York, New York).

“Eligible Bank” means a bank or trust company that (i) is organized and existing under the laws of the United States of America, or any state, territory or possession thereof, (ii) as of the time of the making or acquisition of an Investment in such bank or trust company, has combined capital and surplus in excess of $500,000,000 and (iii) the senior Debt of such bank or trust company is rated at least “A-2” by Moody’s or at least “A” by Standard & Poor’s.

“Eligible Cash Equivalents” means any of the following Investments:  (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) maturing not more than one year after the date of acquisition; (ii) time deposits in and certificates of deposit of any Eligible Bank; provided that such Investments have a maturity date not more than two years after date of acquisition and that the Average Life of all such Investments is one year or less from the respective dates of acquisition; (iii) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (i) above entered into with any Eligible Bank; (iv) direct obligations issued by any state of the United States or any political subdivision or public instrumentality thereof; provided that such Investments mature, or are subject to tender at the option of the holder thereof within 365 days after the date of acquisition and, at the time of acquisition, have a rating of at least A from Standard & Poor’s or A-2 from Moody’s (or an equivalent rating by any other nationally recognized rating agency); (v) commercial paper of any Person other than an Affiliate of the Stage I Issuer; provided that such Investments have one of the two highest ratings obtainable from either Standard & Poor’s or Moody’s at the time of their acquisition and mature within 180 days after the date of acquisition; (vi) overnight and demand deposits in and bankers’ acceptances of any Eligible Bank and demand deposits in any bank or trust company to the extent insured by the Federal Deposit Insurance Corporation against the Bank Insurance Fund; (vii) money market funds substantially all of the assets of which comprise Investments of the types described in clauses (i) through (vi) above; and (viii) instruments equivalent to those referred to in clauses (i) through (vi) above or funds equivalent to those referred to in clause (vii) above denominated in Euros or any other foreign currency comparable in credit quality and tender to those referred to in such clauses and customarily used by corporations for cash management purposes in jurisdictions outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction, all as determined in good faith by the Stage I Issuer.

“Equity Offering” means (i) an underwritten public equity offering of Qualified Capital Interests pursuant to an effective registration statement under the Securities Act of the Stage I Issuer, or any direct or indirect parent company of the Stage I Issuer but only to the extent contributed to the Stage I Issuer or any successor to the Stage I Issuer in the form of Qualified Capital Interests, other than any public offerings registered on Form S-8, or (ii) a private equity offering of Qualified Capital Interests of the Stage I Issuer, or any direct or indirect parent company of the Stage I Issuer but only to the extent contributed to the Stage I Issuer or any successor to the Stage I Issuer in the form of Qualified Capital Interests.

“Event of Loss” means, with respect to any property or asset (tangible or intangible, real or personal) constituting Collateral, any of the following:

(i)         any loss, destruction or damage of such property or asset;

(ii)         any institution of any proceeding for the condemnation or seizure of such property or asset or for the exercise of any right of eminent domain;

(iii)         any actual condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such property or asset, or confiscation of such property or asset or the requisition of the use of such property or asset;

(iv)        any settlement in lieu of clauses (ii) or (iii) above; or

(v)        any loss as a result of a title event or claim against the title insurance company insuring such property;

in each case, having a Fair Market Value in excess of $5,000,000.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Redemption Date” has the meaning set forth in Section 3.11.

“Excluded Collateral” has the meaning as defined in the Security Agreement.

“Existing Indenture” means that certain indenture, dated as of June 18, 2013 (as in effect on the Stage I Issue Date), among the Stage I Issuer, the guarantors from time to time party thereto, and U.S. Bank National Association, as trustee and collateral agent.

“Existing Intercreditor Agreement” means the intercreditor agreement dated as of June 18, 2013 among the Bank Collateral Agent and the Collateral Agent (as defined in the Existing Indenture) as it may be amended from time to time in accordance with the Existing Indenture.

“Existing Offering Memorandum” means the offering memorandum related to the issuance of the Existing Notes on the June 18, 2013.

“Existing Registration Rights Agreement” means that certain registration rights agreement, dated as of June 18, 2013, by and among the Stage I Issuer, the guarantors therein and the initial purchasers therein related to the issuance of the Existing Notes.

“Existing Security Agreement” means the security agreement dated as of June 18, 2013 between the Stage I Collateral Agent, the Stage I Issuer and the Guarantors, as amended, modified, restated, supplemented or replaced from time to time in accordance with its terms.

“Existing Notes” means the 9.25% senior secured notes due 2020 that were previously issued by the Stage I Issuer under the Existing Indenture on June 18, 2013 in the aggregate principal amount of $225,000,000.

“Expiration Date” has the meaning set forth in the definition of “Offer to Purchase.”

“Fair Market Value” means, with respect to the consideration received or paid in any transaction or series of transactions, the fair market value thereof, as determined in good faith by the Stage I Issuer, or, in the event of an exchange of assets with a Fair Market Value in excess of $2,500,000, determined in good faith by the Board of Directors of the Stage I Issuer.

“Foreign Subsidiary” means any Subsidiary of the Stage I Issuer organized under the laws of any jurisdiction other than the United States of America or any State thereof or the District of Columbia.

“Four-Quarter Period” has the meaning set forth in the definition of “Consolidated Fixed Charge Coverage Ratio.”

“GAAP” means generally accepted accounting principles in the United States, consistently applied, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified

Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Stage I Issue Date.

“Global Note Legend” means the legend identified as such in Section 2.6(e)(1) of this Indenture.

“Global Notes” means the Stage I Notes in global form that are in the form of Exhibit A hereto.

“Guarantee” means, as applied to any Debt of another Person, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the normal course of business), direct or indirect, in any manner, of any part or all of such Debt, (ii) any direct or indirect obligation, contingent or otherwise, of a Person guaranteeing or having the effect of guaranteeing the Debt of any other Person in any manner and (iii) an agreement of a Person, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such Debt of another Person (and “Guaranteed” and “Guaranteeing” shall have meanings that correspond to the foregoing).

“Guarantor” means any Person that executes a Note Guarantee in accordance with the provisions of this Indenture and their respective successors and assigns.

“Hedging Obligation” means, with respect to any Person, the obligations of such Person pursuant to (1) any interest rate swap agreement, interest rate collar agreement or other similar agreement or arrangement, (2) agreements or arrangements to manage fluctuations in currency exchange rates or (3) any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement.

“Holder” means a Person in whose name a Stage I Note is registered in the security register.

“Incur” means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or other obligation on the balance sheet of such Person.  Debt otherwise Incurred by a Person before it becomes a Subsidiary of the Stage I Issuer shall be deemed to be Incurred at the time at which such Person becomes a Subsidiary of the Stage I Issuer.  “Incurrence” and “Incurred” shall have meanings that correspond to the foregoing.  A Guarantee by any of the Stage I Issuer or Restricted Subsidiaries of Debt Incurred by the Stage I Issuer or any Restricted Subsidiary, as applicable, shall not be a separate Incurrence of Debt.  In addition, the following shall not be deemed a separate Incurrence of Debt:

(i)         accrual of interest, amortization or accretion of debt discount or accretion of principal;

(ii)         the payment of regularly scheduled interest in the form of additional Debt of the same instrument or the payment of regularly scheduled dividends on Capital Interests in the form of additional Capital Interests of the same class and with the same terms or the accretion or accumulation of dividends on any Capital Interests;

(iii)         the obligation to pay a premium in respect of Debt arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Debt; and

(iv)          unrealized losses or charges in respect of Hedging Obligations.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Initial Purchasers” means Wells Fargo Securities, LLC and Barclays Capital Inc.

“Investment” by any Person means any direct or indirect loan, advance (or other extension of credit, but excluding commission, travel and similar advances to directors, officers and employees made in the ordinary course of business) or capital contribution to (by means of any transfer of cash or other property or assets to another Person or any other payments for property or services for the account or use of another Person) another Person, including, without limitation, the following:  (i) the purchase or acquisition of any Capital Interest or other evidence of beneficial ownership in another Person; and (ii) the purchase, acquisition or Guarantee of the obligations of another Person or the issuance of a “keep-well” with respect thereto; but shall exclude:  (a) accounts receivable and other extensions of trade credit on commercially reasonable terms in accordance with normal trade practices; (b) the acquisition of property, assets and services from suppliers and other vendors in the normal course of business; and (c) prepaid expenses and workers’ compensation, utility, lease and similar deposits, in the normal course of business.  Except as otherwise specified in this definition, the amount of any Investment (other than an Investment made in cash) shall be the Fair Market Value thereof on the date such Investment is made. The amount of Investment pursuant to a Designation under Section 4.18 shall be the Designation Amount determined in accordance with such covenant. If the Stage I Issuer or any of its Subsidiaries sells or otherwise disposes of any Capital Interests of any direct or indirect Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary, the Stage I Issuer shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the Fair Market Value of the Capital Interests and of all other Investments in such Subsidiary not sold or disposed of, which amount shall be determined in good faith by the Board of Directors of the Stage I Issuer. For the avoidance of doubt, any payments pursuant to any Guarantee previously incurred in compliance with this Indenture or shall not be deemed to be Investments by any of the Stage I Issuer or Restricted Subsidiaries.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in The City of New York, the city in which the Corporate Trust Office of the Stage I Trustee is located or at a place of payment are authorized or required by law, regulation or executive order to remain closed.  If a payment date in a place of payment is a Legal Holiday, payment shall be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

“Lien” means, with respect to any property or other asset, any mortgage, deed of trust, deed to secure debt, pledge, hypothecation, assignment, deposit arrangement, security interest, lien (statutory or otherwise), charge, easement, encumbrance or other security agreement on or with respect to such property or other asset (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Net Cash Proceeds” means, with respect to Asset Sales of any Person, cash and Eligible Cash Equivalents received, net of:  (i) all reasonable out-of-pocket costs and expenses of such Person incurred in connection with such a sale, including, without limitation, all legal, accounting, title and recording tax expenses, commissions and other fees and expenses incurred and all federal, state, foreign and local taxes arising in connection with such an Asset Sale that are paid or required to be accrued as a liability under GAAP by such Person; (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations associated with such Asset Sale; (iii) all payments made by such Person on any Debt that is secured by such properties or other assets in accordance with the terms of any Lien upon or with respect to such properties or other assets or that must, by the terms of such Lien or such Debt, or in order to obtain a necessary consent to such transaction or by applicable law, be repaid to any other Person (other than the Stage I Issuer or Restricted Subsidiaries) in connection with such Asset Sale (other than in the case of Collateral, any Lien which does not rank prior to the Liens in the Collateral granted to the Stage I Collateral Agent pursuant to this Indenture and the Security Documents); and (iv) all contractually required distributions and other payments made to noncontrolling interest holders in Restricted Subsidiaries of such Person as a result of such transaction; provided, however, that: (a) in the event that any consideration for an Asset Sale (which would otherwise constitute Net Cash Proceeds) is required by (I) contract to be held in escrow pending determination of whether a purchase price adjustment will be made or (II) GAAP to be reserved against other liabilities in connection with such Asset Sale, such consideration (or any portion thereof) shall become Net Cash Proceeds only at such time as it is released to such Person from escrow or otherwise; and (b) any non-cash consideration received in connection with any transaction, which is subsequently converted to cash, shall become Net Cash Proceeds only at such time as it is so converted.

“Non-Recourse Debt” means Debt:

(1) as to which neither the Stage I Issuer nor any Restricted Subsidiary (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Debt), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender; and

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both, any holder of any other Debt (other than the Stage I Notes) of the Stage I Issuer or any Restricted Subsidiary to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its stated maturity.

“Note Custodian” means the Stage I Trustee when serving as custodian for the Depositary with respect to the Global Notes, or any successor entity thereto.

“Note Guarantee” means any guarantee of the Stage I Notes by any Guarantor pursuant to this Indenture.

“Notes Collateral” shall have the meaning given to the term “Notes Priority Collateral” in the Existing Intercreditor Agreement.

“Notes Secured Parties” shall have the meaning given to such term in the Existing Security Agreement.

“Obligations” means any principal, premium, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, expenses, costs, indemnification, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, expenses, costs, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Debt.

“Offer” has the meaning set forth in the definition of “Offer to Purchase.”

“Offer to Purchase” means a written offer (the “Offer”) sent by the Stage I Issuer by first-class mail, postage prepaid, to each Holder at his address appearing in the security register on the date of the Offer (which Offer shall, in the case of any Change of Control that also constitutes a “Change of Control” under the Existing Indenture, be mailed concurrently with the corresponding offer by the Stage I Issuer to the holders of the Existing Notes), offering to purchase up to the aggregate principal amount of Stage I Notes set forth in such Offer at the Purchase Price set forth in such Offer (as determined pursuant to this Indenture).  Unless otherwise required by applicable law, the Offer shall specify an expiration date (the “Expiration Date”) of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of mailing of such Offer and a settlement date (the “Purchase Date”) for purchase of Stage I Notes within five Business Days after the Expiration Date.  The Stage I Issuer shall notify the Stage I Trustee at least 15 days (or such shorter period as is acceptable to the Stage I Trustee) prior to the mailing of the Offer of the Stage I Issuer’s obligation to make an Offer to Purchase, and the Offer shall be mailed by the Stage I Issuer or, at the Stage I Issuer’s request and provision of such notice information, by the Stage I Trustee in the name and at the expense of the Stage I Issuer.  The Offer shall contain all instructions and materials necessary to enable such Holders to tender Stage I Notes pursuant to the Offer to Purchase.  The Offer shall also state:

(i)         the section of this Indenture pursuant to which the Offer to Purchase is being made;

(ii)         the Expiration Date and the Purchase Date;

(iii)          the aggregate principal amount of the outstanding Stage I Notes offered to be purchased pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to Section 4.10) (the “Purchase Amount”);

(iv)        the purchase price to be paid by the Stage I Issuer for each $1,000 principal amount of Stage I Notes accepted for payment (as specified pursuant to this Indenture) (the “Purchase Price”);

(v)        that the Holder may tender all or any portion of the Stage I Notes registered in the name of such Holder and that any portion of a Stage I Note tendered must be tendered in a minimum amount of $2,000 principal amount;

(vi)        the place or places where Stage I Notes are to be surrendered for tender pursuant to the Offer to Purchase, if applicable;

(vii)         that, unless the Stage I Issuer defaults in making such purchase, any Stage I Note accepted for purchase pursuant to the Offer to Purchase will cease to accrue interest on and after the Purchase Date, but that any Stage I Note not tendered or tendered but not purchased by the Stage I Issuer pursuant to the Offer to Purchase will continue to accrue interest at the same rate;

(viii)         that, on the Purchase Date, the Purchase Price will become due and payable upon each Stage I Note accepted for payment pursuant to the Offer to Purchase;

(ix)        that each Holder electing to tender a Stage I Note pursuant to the Offer to Purchase will be required to surrender such Stage I Note or cause such Stage I Note to be surrendered at the place or places set forth in the Offer prior to the close of business on the Expiration Date (such Stage I Note being, if the Stage I Issuer or the Stage I Trustee so require, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Stage I Issuer and the Stage I Trustee duly executed by, the Holder thereof or his attorney duly authorized in writing);

(x)        that Holders will be entitled to withdraw all or any portion of Stage I Notes tendered if the Stage I Issuer (or its paying agent) receives, not later than the close of business on the Expiration Date, a facsimile transmission or letter setting forth the name of the Holder, the aggregate principal amount of the Stage I Notes the Holder tendered, the certificate number of the Stage I Note the Holder tendered and a statement that such Holder is withdrawing all or a portion of his tender;

(xi)        that (a) if Stage I Notes having an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Stage I Issuer shall purchase all such Stage I Notes and (b) if Stage I Notes having an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Stage I Issuer shall purchase Stage I Notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (including with respect to Permitted Additional Pari Passu Obligations required to be purchased in connection therewith, and with such adjustments as may be deemed appropriate so that only Notes in denominations of $2,000 principal amount or integral multiples of $1,000 in excess thereof shall remain outstanding following such purchase); and

(xii)         if applicable, that, in the case of any Holder whose Stage I Note is purchased only in part, the Stage I Issuer shall execute, and, the Stage I Trustee shall authenticate and deliver to the Holder of such Stage I Note without service charge, a new Stage I Note or Stage I Notes, of any authorized denomination as requested by such Holder in the aggregate principal amount equal to and in exchange for the unpurchased portion of the aggregate principal amount of the Stage I Notes so tendered.

“Offering Memorandum” means the Offering Memorandum related to the issuance of the Stage I Notes on the Stage I Issue Date, dated October 24, 2013.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Assistant Secretary or any Vice-President of such Person.

“Officers’ Certificate” means a certificate signed by two Officers of the Stage I Issuer or a Guarantor, as applicable, one of whom must be the principal executive officer, the principal financial officer or the principal accounting officer of the Stage I Issuer or such Guarantor, as applicable.

“Opinion of Counsel” means an opinion, reasonably acceptable to the Stage I Trustee, from legal counsel.  The counsel may be an employee of or counsel to the Stage I Issuer or any Subsidiary of the Stage I Issuer.

“Participant” means, with respect to DTC, a Person who has an account with DTC.

“Paying Agent” means any Person authorized by the Stage I Issuer to pay the principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance, covenant defeasance or similar payment with respect to, any Stage I Notes on behalf of the Stage I Issuer.

“Permitted Additional Pari Passu Obligations” means obligations under any Existing Notes or any other Debt secured by Liens on the Collateral in compliance with clause (ii)(b) under the definition of “Permitted Liens”; provided that (i) the representative of such Permitted Additional Pari Passu Obligations executes a joinder agreement to the Security Agreement and the Existing Intercreditor Agreement, in each case in the form attached thereto agreeing to be bound thereby and (ii) the Stage I Issuer has designated such Debt as “Permitted Additional Pari Passu Obligations” under the Existing Security Agreement and the Existing Intercreditor Agreement, if applicable.

“Permitted Business” means any business similar in nature to any business conducted by the Stage I Issuer and the Restricted Subsidiaries on June 18, 2013 and any business reasonably ancillary, incidental, complementary or related to the business conducted by the Stage I Issuer and the Restricted Subsidiaries on June 18, 2013 or a reasonable extension, development or expansion thereof, in each case, as determined in good faith by the Board of Directors of the Stage I Issuer.

“Permitted Collateral Liens” means:

(i)         Liens securing the Stage I Notes outstanding on the Stage I Issue Date, Refinancing Debt with respect to such Stage I Notes, the Guarantees relating thereto and any Obligations with respect to such Stage I Notes, Refinancing Debt and Guarantees;

(ii)         Liens securing Permitted Additional Pari Passu Obligations permitted to be incurred pursuant to this Indenture and Refinancing Debt with respect to such Permitted Additional Pari Passu Obligations; provided that any such Liens on the Collateral granted by the Stage I Issuer or any Restricted Subsidiary pursuant to this clause (ii) are subject to the Existing Intercreditor Agreement and secure the Stage I Notes and the Guarantees on a first-priority basis (subject to the priority payment rights of the ABL Credit Agreement Obligations from proceeds of Collateral as described in the Existing Intercreditor Agreement);

(iii)         Liens existing on June 18, 2013 (other than Liens specified in clause (i) above) and any extension, renewal, refinancing or replacement thereof so long as such extension, renewal, refinancing or replacement does not extend to any other property or asset and does not increase the outstanding principal amount thereof (except by the amount of any premium or fee paid or payable or original issue discount in connection with such extension, renewal, replacement or refinancing plus fees and expenses); and

(iv)          Liens described in clauses (ii), (iii), (iv), (v), (vi), (vii), (ix), (x) (with respect to Liens under clause (vii) only), (xi), (xii), (xiii), (xiv), (xv), (xvi), (xviii), (xix), (xx), (xxi), (xxii), (xxiii), (xxiv), (xxv) and (xxvi) of the definition of “Permitted Liens”.

For purposes of determining compliance with this definition, (A) Permitted Collateral Liens need not be incurred solely by reference to one category of Permitted Collateral Liens described in clauses (i) through (iv) of this definition but are permitted to be incurred in part under any combination thereof and (B) in the event that an item of Permitted Collateral Liens (or any portion thereof) meets the criteria of one or more of the categories of Permitted Collateral Liens described in clauses (i) through (iv) above, the Stage I Issuer shall, in its sole discretion, classify

(and reclassify) such item of Permitted Collateral Liens (or any portion thereof) in any manner that complies with this definition and will only be required to include the amount and type of such item of Permitted Collateral Liens in one of the above clauses and such item of Permitted Collateral Liens will be treated as having been incurred pursuant to only one of such clauses.

“Permitted Debt” has the meaning set forth in Section 4.9(b).

“Permitted Holders” means each of (i) T. Michael Riggs and any family member of Mr. Riggs, (ii) any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons holding a majority controlling or beneficial interest of which are referred to in clause (i) and (iii) any group (as defined in the rules promulgated under Section 13(d) of the Exchange Act) which is controlled by any of the persons referred to in the immediately preceding clauses (i) and (ii).

“Permitted Investments” means:

(i)         Investments in existence on June 18, 2013;

(ii)         Investments required pursuant to any agreement or obligation of the Stage I Issuer or Restricted Subsidiaries, in effect on June 18, 2013, to make such Investments;

(iii)         Cash and Eligible Cash Equivalents;

(iv)        Investments in property and other assets owned or used by the Stage I Issuer or Restricted Subsidiaries in the operation of a Permitted Business;

(v)           Investments by the Stage I Issuer or Restricted Subsidiaries in the Stage I Issuer or Restricted Subsidiaries and guarantees by the Stage I Issuer or Restricted Subsidiaries of Debt of the Stage I Issuer or a Restricted Subsidiary of Debt otherwise permitted under Section 4.9 or of other obligations of the Stage I Issuer or a Restricted Subsidiary otherwise permitted hereunder;

(vi)        Investments by the Stage I Issuer or Restricted Subsidiaries in a Person, if as a result of such Investment (a) such Person becomes a Restricted Subsidiary or (b) in one transaction or a series of related transactions, such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated or wound up into, the Stage I Issuer or a Restricted Subsidiary;

(vii)         Hedging Obligations entered into to manage interest rates, commodity prices and currency exchange rates (and not for speculative purposes) and other Bank Products;

(viii)         Investments received in settlement of obligations owed to the Stage I Issuer or Restricted Subsidiaries, as a result of bankruptcy or insolvency proceedings, upon the foreclosure or enforcement of any Lien in favor of the Stage I Issuer or Restricted Subsidiaries, or settlement of litigation, arbitration or other disputes;

(ix)        Investments by the Stage I Issuer or Restricted Subsidiaries not otherwise permitted under this definition, in an aggregate amount not to exceed $15,000,000 at any one time outstanding;

(x)        (a) loans and advances (including for travel and relocation) to officers, directors and employees in an amount not to exceed $2,500,000 in the aggregate at any one time outstanding, (b) loans or advances against, and repurchases of, Capital Interests and options of the Stage I Issuer and the Restricted Subsidiaries held by directors, management and employees in connection with any stock option, deferred compensation or similar benefit plans approved by the Board of Directors (or similar governing body) and otherwise issued in accordance with the terms of this Indenture and (c) loans or advances to directors, management and employees to pay taxes in respect of Capital Interests issued under stock option, deferred compensation or similar benefit plans in an amount not to exceed $2,500,000 in the aggregate at any one time outstanding;

(xi)          any Investment in any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with an Asset Sale consummated in compliance with Section 4.10 or any other disposition of Property not constituting an Asset Sale;

(xii)         repurchases of Stage I Notes;

(xiii)         any Investment existing on June 18, 2013 and any Investment that replaces, refinances or refunds an existing Investment; provided, that the new Investment is in an amount that does not exceed the amount replaced, refinanced or refunded, and is made in the same Person as the Investment replaced, refinanced or refunded; and

(xiv)        Pledges or deposits made in the ordinary course of business.

“Permitted Liens” means:

(i)         Liens existing on June 18, 2013;

(ii)        Liens that secure Obligations:

(a)           in respect of any Credit Facility Obligations not to exceed the amount permitted to be incurred pursuant to clause (i) of the definition of “Permitted Debt”; provided that Liens on the Collateral under this clause (ii)(a) are subject to the provisions of the Existing Intercreditor Agreement;

(b)           in respect of any Permitted Additional Pari Passu Obligations in an amount such that at the time of incurrence and after giving pro forma effect thereto, the Consolidated Senior Secured Leverage Ratio would be no greater than 4.25 to 1.00; provided, further, that Liens under this clause (ii)(b) are subject to the provisions of the Existing Intercreditor Agreement; or

(c)           incurred pursuant to clause (vii)  of the definition of “Permitted Debt”;

(iii)       any Lien for taxes or assessments or other governmental charges or levies not yet delinquent more than 30 days (or which, if so due and payable, are being contested in good faith and for which adequate reserves are being maintained, to the extent required by GAAP);

(iv)      any carrier’s, warehousemen’s, materialmen’s, mechanic’s, landlord’s, lessor’s or other similar Liens arising by law for sums not then due and payable more than 30 days after giving effect to any applicable grace period (or which, if so due and payable, are being contested in good faith and with respect to which adequate reserves are being maintained, to the extent required by GAAP);

(v)       minor survey exceptions, minor imperfections of title, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Debt and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(vi)      pledges or deposits (a) in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure other types of statutory obligations or the requirements of any official body, or (b) to secure the performance of tenders, bids, surety or performance bonds, appeal bonds, leases, purchase, construction, sales or servicing contracts and other similar obligations Incurred in the normal course of business consistent with industry practice; or (c) to obtain or secure obligations with respect to letters of credit, banker’s acceptances, Guarantees, bonds or other sureties or assurances given in connection with the activities described in clauses (a) and (b) above, in each case not Incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property or services or imposed by ERISA or the Code in connection with a “plan” (as defined in ERISA) or (d) arising in connection with any attachment unless such Liens are in excess of $10,000,000 in the aggregate and shall not be satisfied or discharged or stayed pending appeal within 60 days after the entry thereof or the expiration of any such stay;

(vii)     Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Stage I Issuer or Restricted Subsidiaries or becomes a Restricted Subsidiary or on property acquired by the Stage I Issuer or Restricted Subsidiaries (and in each case not created or Incurred in anticipation of such transaction), including Liens securing Acquired Debt permitted under this Indenture; provided that such Liens are not extended to the property and assets of the Stage I Issuer or Restricted Subsidiaries other than the property or assets acquired;

(viii)    Liens securing Debt of a Guarantor owed to and held by the Stage I Issuer or Guarantors;

(ix)      other Liens (not securing Debt) incidental to the conduct of the business of the Stage I Issuer or Restricted Subsidiaries, as the case may be, or the ownership of their assets which do not individually or in the aggregate materially adversely affect the value of such assets or materially impair the operation of the business of the Stage I Issuer or the Restricted Subsidiaries;

(x)       Liens to secure any permitted extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Debt secured by Liens referred to in the foregoing clauses (i) and (vii) and clause (xiv) below; provided that such Liens do not extend to any other property or assets and the principal amount of the obligations secured by such Liens is not greater than the sum of the outstanding principal amount of the refinanced Debt plus any fees and expenses, including premiums or original issue discount related to such extension, renewal, refinancing or refunding;

(xi)      Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods incurred in the ordinary course of business;

(xii)     Liens to secure Capital Lease Obligations or Purchase Money Debt permitted to be Incurred pursuant to clauses (viii) and (xi) of the definition of “Permitted Debt” covering only the assets financed by or acquired with such Debt;

(xiii)    Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligation in respect of banker’s acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods;

(xiv)    Liens securing Debt Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person; provided, however, that the Lien may not extend to other property owned by such Person or any of the Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto and any proceeds thereof), and the Debt (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(xv)     Liens on property or shares of Capital Interests of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that (a) the Liens may not extend to any other property owned by such Person or any of the Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto and proceeds thereof) and (b) such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Restricted Subsidiary;

Liens securing judgments for the payment of money not constituting an Event of Default under clause (7) under Section 6.1 so long as any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(xvi)    Liens on the Collateral granted under the Security Documents in favor of the Stage I Collateral Agent to secure the Stage I Notes and the Guarantees and the other Permitted Additional Pari Passu Obligations;

(xvii)   Liens securing Hedging Obligations that are otherwise permitted under this Indenture; provided that such Liens are subject to the provisions of the Existing Intercreditor Agreement;

(xviii)  leases, subleases, licenses or sublicenses granted to others in the ordinary course of business or pursuant to a disposition otherwise permitted hereunder which do not materially interfere with the ordinary conduct of the business of the Stage I Issuer or any Restricted Subsidiaries and do not secure any Debt;

(xix)    Liens securing Debt (including Capital Lease Obligations and Purchase Money Debt) or other obligations, as measured by principal amount, which, when taken together with the principal amount of all other Debt secured by Liens (excluding Liens permitted by clauses (i) through (xix) above and (xxi) through (xxvii) below) at the time of determination, does not exceed $15,000,000 in the aggregate at any one time outstanding;

(xx)     Liens to secure a defeasance trust;

(xxi)    Liens solely on any cash earnest money deposits made by the Stage I Issuer or any of its Restricted Subsidiaries in connection with an acquisition permitted under this Indenture;

(xxii)   Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(xxiii)  Liens incurred under or in connection with lease and sale/leaseback transactions and novations and any refinancing thereof (and Liens securing obligations under lease transaction documents relating thereto), including, without limitation, Liens over the assets which are the subject of such lease, sale and leaseback, novations, refinancings, assets and contract rights related thereto (including, without limitation, the right to receive rental rebates or deferred sale payments), sublease rights, insurances relating thereto and rental deposits;

(xxiv)  Liens to secure Debt and any related guarantees on assets constituting Collateral that are junior in priority to the Liens on the Collateral securing the Stage I Notes and the Guarantees, which junior Liens shall be subject to intercreditor provisions no more favorable to the holders of such junior Liens than those to which the Liens securing the Stage I Notes are subject in relation to the Liens with respect to the ABL Collateral;

(xxv)   Liens arising under this Indenture in favor of the Stage I Trustee for its own benefit and similar Liens in favor of other trustees, agents and representatives arising under instruments governing Debt permitted to be incurred under this Indenture; provided, however, that such Liens are solely for the benefit of the trustees, agents or representatives in their capacities as such and not for the benefit of the holders of such Debt; and

(xxvii) any extensions, substitutions, replacements or renewals of the foregoing.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Property” means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, Capital Interests in any other Person.

“Purchase Amount” has the meaning set forth in the definition of “Offer to Purchase.”

“Purchase Date” has the meaning set forth in the definition of “Offer to Purchase.”

“Purchase Money Debt” means Debt (i) Incurred to finance the purchase, lease or construction (including additions, repairs and improvements thereto) of any assets (other than Capital Interests) of such Person or any Restricted Subsidiary; and (ii) that is secured by a Lien on such assets where the lender’s sole security is to the assets so purchased or constructed (and assets or property affixed or appurtenant thereto and any proceeds thereof); and in either case, that does not exceed 100% of the cost and to the extent the purchase or construction prices for such assets are or should be included in “addition to property, plant or equipment” in accordance with GAAP.

“Purchase Price” has the meaning set forth in the definition of “Offer to Purchase.”

“Qualified Capital Interests” in any Person means a class of Capital Interests other than Redeemable Capital Interests.

“Qualified Equity Offering” means an underwritten primary public equity offering of Qualified Capital Interests of Stage I Issuer (or any direct or indirect parent company of the Stage I Issuer but only to the extent contributed to the Stage I Issuer or any successor thereto in the form of Qualified Capital Interests) (i) pursuant to an effective registration statement under the Securities Act, other than a registered offering on Form S-8 and (ii) resulting in gross proceeds of at least $100,000,000.

“Real Property” means, collectively, all right, title and interests (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all buildings, structures, parking areas and improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Redeemable Capital Interests” in any Person means any equity security of such Person that by its terms (or by terms of any security into which it is convertible or for which it is exchangeable), or otherwise (including the passage of time or the happening of an event), is required to be redeemed, is redeemable at the option of the holder thereof in whole or in part (including by operation of a sinking fund), or is convertible or exchangeable for Debt of such Person at the option of the holder thereof, in whole or in part, at any time prior to the Stated Maturity of the Stage I Notes; provided that only the portion of such equity security which is required to be redeemed, is so convertible or exchangeable or is so redeemable at the option of the holder thereof before such date will be deemed to be Redeemable Capital Interests.  Notwithstanding the preceding sentence, any equity security that would constitute Redeemable Capital Interests solely because the holders of the equity security have the right to require any of the Stage I Issuer or Restricted Subsidiaries to repurchase such equity security upon the occurrence of a Change of Control, Qualified Equity Offering or an Asset Sale will not constitute Redeemable Capital Interests if the terms of such equity security provide that the Stage I Issuer or Restricted Subsidiary may not repurchase or redeem any such equity security pursuant to such provisions unless such repurchase or redemption complies with Section 4.7.  The amount of Redeemable Capital Interests deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Stage I Issuer and the Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Redeemable Capital Interests or portion thereof, exclusive of accrued dividends.

“Redemption Price” when used with respect to any Stage I Note to be redeemed, means the price at which it is to be redeemed pursuant to this Indenture.

“Refinancing Debt” means Debt that refunds, refinances, defeases, renews, replaces or extends any Debt permitted to be Incurred by any of the Stage I Issuer or Restricted Subsidiaries pursuant to the terms of this Indenture (including the Stage I Notes), whether involving the same or any other lender or creditor or group of lenders or creditors, but only to the extent that:

(i)         the Refinancing Debt is subordinated to the Stage I Notes to at least the same extent as the Debt being refunded, refinanced, defeased, renewed, replaced or extended, if such Debt was subordinated to the Stage I Notes,

(ii)         the Refinancing Debt has a Stated Maturity either (a) no earlier than the Debt being refunded, refinanced or extended or (b) at least 91 days after the maturity date of the Stage I Notes,

(iii)         the Refinancing Debt has a weighted average life to maturity at the time such Refinancing Debt is Incurred that is equal to or greater than the weighted average life to maturity of the Debt being refunded, refinanced, defeased, renewed, replaced or extended,

(iv)        such Refinancing Debt is in an aggregate principal amount that is less than or equal to the sum of (a) the aggregate principal or accreted amount (in the case of any Debt issued with original issue discount, as such) then outstanding under the Debt being refunded, refinanced, defeased, renewed, replaced or extended; (b) the amount of accrued and unpaid interest, if any, and premiums owed, if any, not in excess of pre-existing optional prepayment provisions on such Debt being refunded, refinanced, defeased, renewed, replaced or extended; and (c) the amount of reasonable and customary fees, expenses and costs related to the Incurrence of such Refinancing Debt, and

(v)           such Refinancing Debt shall not include (x) Debt of a Restricted Subsidiary that is not a Guarantor that refinances Debt of the Stage I Issuer or a Guarantor or (y) Debt of the Stage I Issuer or a Restricted Subsidiary that refinances Debt of an Unrestricted Subsidiary.

“Regulation S” means Regulation S under the Securities Act.

“Regulation S Global Note” means a permanent Global Note in the form of Exhibit A hereto bearing the Global Note Legend and the Restricted Notes Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, transferred pursuant to Regulation S.

“Responsible Officer” means, when used with respect to the Stage I Trustee, any officer of the Stage I Trustee within the corporate trust department of the Stage I Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, senior associate, trust officer or any other officer of the Stage I Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Notes Legend” means the legend identified as such in Section 2.6(e)(1) of this Indenture.

“Restricted Payment” means any of the following:

(i)         any dividend or other distribution declared and paid on the Capital Interests in the Stage I Issuer or on the Capital Interests in any Restricted Subsidiary that are held by, or declared and paid to, any

Person other than the Stage I Issuer or a Restricted Subsidiary; provided that the following shall not be “Restricted Payments”:

(a)           dividends, distributions or payments, in each case, made solely in Qualified Capital Interests in the Stage I Issuer; and

(b)           dividends or distributions payable to the Stage I Issuer or a Restricted Subsidiary or to other holders of Capital Interests of a Restricted Subsidiary on a pro rata basis;

(ii)         any payment made by the Stage I Issuer or any of the Restricted Subsidiaries to purchase, redeem, acquire or retire any Capital Interests in the Stage I Issuer or any of the Restricted Subsidiaries, including any issuance of Debt, in exchange for such Capital Interests or the conversion or exchange of such Capital Interests into or for Debt other than any such Capital Interests owned by the Stage I Issuer or any Restricted Subsidiary;

(iii)         any payment made by the Stage I Issuer or any of the Restricted Subsidiaries (other than a payment made solely in Qualified Capital Interests in the Stage I Issuer) to redeem, repurchase, defease (including an in substance or legal defeasance) or otherwise acquire or retire for value (including pursuant to mandatory repurchase covenants), (a) prior to any scheduled maturity, scheduled sinking fund or mandatory redemption payment, Debt of the Stage I Issuer or any Guarantor that is subordinate (whether pursuant to its terms or by operation of law) in right of payment to the Stage I Notes or Note Guarantees (excluding any Debt owed to the Stage I Issuer or any Restricted Subsidiary); except (x) payments of principal in anticipation of satisfying a sinking fund obligation, scheduled maturity or mandatory redemption date, in each case, within one year of the due date thereof and (y) any payments in respect of Debt to the extent the issuance of such Debt was a Restricted Payment and (ii) any Debt which would have constituted a Restricted Payment under clause (b) above;

(iv)        any Investment by the Stage I Issuer or a Restricted Subsidiary in any Person, other than a Permitted Investment; and

(v)           any designation of a Restricted Subsidiary as an Unrestricted Subsidiary.

“Restricted Period” means the 40-day “distribution compliance period” as defined in Regulation S.

“Restricted Subsidiary” means any Subsidiary of the Stage I Issuer that has not been designated as an “Unrestricted Subsidiary” in accordance with this Indenture.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Documents” means the Existing Security Agreement, the mortgages with respect to the Real Property, the permitted additional pari passu secured party joinder in the form of Exhibit F, the Existing Intercreditor Agreement and all of the security agreements, pledges, collateral assignments, mortgages, deeds of trust, trust deeds or other instruments evidencing or creating or purporting to create any security interests in favor of the Stage I Collateral Agent for its benefit and for the benefit of the Stage I Trustee and the Holders of the Stage I Notes and the holders of any other Permitted Additional Pari Passu Obligations, in all or any portion of the Collateral, as amended, modified, restated, supplemented or replaced from time to time.

“Significant Subsidiary” has the meaning set forth in Rule 1-02 of Regulation S-X under the Securities Act and Exchange Act, but shall not include any Unrestricted Subsidiary.

“Stage I Additional Interest” has the meaning set forth in Section 4.20.

“Stage I Additional Interest Notice” has the meaning set forth in Section 4.20.

“Stage I Collateral Agent” means U.S. Bank National Association solely in its capacity as collateral agent under this Indenture and the Security Documents together with its successors.

“Stage I Indenture Documents” means the Stage I Notes, the Stage I Guarantees, this Indenture and the Security Documents.

“Stage I Issue Date” means November 7, 2013.

“Stage I Issuer” has the meaning set forth in the preamble hereto until a successor replaces it in accordance with the applicable provisions of this Indenture and, thereafter, shall mean such successor.

“Stage I Issuer Order” means any written instruction by the Stage I Issuer and executed by an Officer of the Stage I Issuer.

“Stage I Notes” has the meaning set forth in the preamble hereto.

“Stage I Trustee” has the meaning set forth in the preamble hereto until a successor replaces it in accordance with the applicable provisions of this Indenture and, thereafter, shall mean such successor.

“Stage II Notes Exchange Redemption” the redemption of the Stage I Notes in exchange therefor an equal principal amount of the Stage I Issuers 9.25% Senior Secured Notes due 2020 (the “Stage II Notes”), issued pursuant to the Existing Indenture.

“Standard & Poor’s” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Stated Maturity,” when used with respect to (i) any Stage I Note or any installment of interest thereon, means the date specified in such Stage I Note as the fixed date on which the principal amount of such Stage I Note or such installment of interest is due and payable and (ii) any other Debt or any installment of interest thereon, means the date specified in the instrument governing such Debt as the fixed date on which the principal of such Debt or such installment of interest is due and payable, including any date upon which a repurchase at the option of the holders of such Debt is required to be consummated.

“Subsidiary” means, with respect to any Person, any corporation, limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Voting Interests therein is, at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person.

“Surviving Entity” has the meaning set forth in Section 5.1.

“Total Assets” means the total consolidated assets of the Stage I Issuer and its Restricted Subsidiaries, as shown on the most recent consolidated balance sheet of the Stage I Issuer and its Restricted Subsidiaries.

“TIA” means the Trust Indenture Act of 1939 (15 U.S. Code §§ 77aaa-77bbbb), as amended, as in effect on the date hereof.

“Transaction Date” has the meaning set forth in the definition of “Consolidated Fixed Charge Coverage Ratio.”

“Transactions” means the issuance of the Existing Notes on June 18, 2013, the entry into an amendment and restatement of the existing ABL Credit Agreement on June 18, 2013, the repayment of the 2015 Notes and the repurchase and redemption of the Stage I Issuer’s Series A Preferred Stock, Series B Non-Convertible Preferred Stock, Series C Non-Convertible Preferred Stock, Series D Preferred Stock and Series E Preferred Stock as described under “Use of Proceeds” in the Existing Offering Memorandum, the payment of premiums, fees and expenses as described under “Use of Proceeds” in the Existing Offering Memorandum and the transactions related thereto.

“Transfer Restricted Global Notes” means a Global Note that is a Transfer Restricted Note.

“Transfer Restricted Notes” means Stage I Notes that bear or are required to bear the Restricted Notes Legend.

“Treasury Rate” means, as obtained by the Stage I Issuer, with respect to the Stage I Notes, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two (2) Business Days prior to such redemption date or, in the case of a satisfaction, discharge or defeasance, at least two (2) Business Days prior to the deposit of funds with the Stage I Trustee to pay and discharge the entire obligations under the Stage I Notes (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to June 1, 2016; provided, however, that if the period from such redemption date to June 1, 2016 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or the law governing the interpretation of any such agreement; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Stage I Collateral Agent’s security interest in any item or portion of the Stage I Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other that the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“Unrestricted Notes” means one or more Stage I Notes that do not and are not required to bear the Restricted Notes Legend.

“Unrestricted Subsidiary” means:

(1)           any Subsidiary designated as such by the Board of Directors of the Stage I Issuer in compliance with Section 4.18; and

(2)           any Subsidiary of an Unrestricted Subsidiary.

“Vehicles” means all trucks, trailers, tractors and other substantially similar mobile equipment and other substantially similar vehicles used in the transportation of automobiles, wherever located.

“Voting Interests” means, with respect to any Person, securities of any class or classes of Capital Interests in such Person entitling the holders thereof generally to vote on the election of members of the Board of Directors or comparable body of such Person.

“Wholly-Owned Restricted Subsidiary” of any Person means a Subsidiary of such Person all of the outstanding Capital Interests or other ownership interests of which (other than directors’ qualifying shares) will at the time be owned by such Person or by one or more Wholly-Owned Restricted Subsidiaries of such Person.

SECTION 1.2     Other Definitions.

Term	Defined in Section

“ABL Asset Sale Offer”	4.10(b)

“Asset Sale Offer”	4.10(a)(i)

Term	Defined in Section

“Act”	12.13(a)

“Additional Assets”	4.10(a)(ii)

“Affiliate Transaction”	4.11

“Agent Members”	2.6(a)

“Authentication Order”	2.2

“Change of Control Payment”	4.14

“covenant defeasance”	8.3

“Custodian”	6.1

“defeasance”	8.3

“Discharge”	8.8

“Event of Default”	6.1

“Excess ABL Proceeds”	4.10(b)

“Excess Proceeds”	4.10(a)

“Independent Financial Advisor”	4.11(iii)

“legal defeasance”	8.2

“Note Register”	2.3

“Offer Amount”	3.9

“QIBs”	2.1(b)

“QIB Global Note”	2.1(b)

“redemption date”	3.1

“Registrar”	2.3

“Rule 144A”	2.1(b)

“Surviving Entity”	5.1(i)

SECTION 1.3     Rules of Construction.  Unless the context otherwise requires:

(1)           a term has the meaning assigned to it herein;

(2)           an accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP;

(3)           “or” is not exclusive;

(4)           words in the singular include the plural, and in the plural include the singular;

(5)           unless otherwise specified, any reference to Section or Article refers to such Section or Article of this Indenture;

(6)           provisions apply to successive events and transactions;

(7)           references to sections of or rules under the Securities Act, the Exchange Act or the TIA shall be deemed to include substitute, replacement or successor sections or rules adopted by the Commission from time to time; and

(8)           “including” means “including without limitation”.

ARTICLE II

THE STAGE I NOTES

SECTION 2.1     Form and Dating.

The Stage I Notes and the Stage I Trustee’s certificate of authentication shall be substantially in the form of Exhibit A attached hereto, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture.  The Stage I Notes may have notations, legends or endorsements required by law, stock exchange rule or usage.  Each Stage I Note shall be dated the date of its authentication.  The Stage I Notes initially shall be issued only in denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

The terms and provisions contained in the Stage I Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Stage I Issuer, the Guarantors and the Stage I Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.  However, to the extent any provision of any Stage I Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(a)           The Stage I Notes shall be issued initially in the form of one or more Global Notes substantially in the form attached as Exhibit A hereto and shall be deposited on behalf of the purchasers of the Stage I Notes represented thereby with the Stage I Trustee as custodian for the Depositary, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Stage I Issuer and authenticated by the Stage I Trustee as hereinafter provided.

Each Global Note shall represent such of the outstanding Stage I Notes as shall be specified therein and each shall provide that it shall represent the aggregate amount of outstanding Stage I Notes from time to time endorsed thereon and that the aggregate amount of outstanding Stage I Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges, redemptions and transfers of interests.  Any endorsement of a Global Note to reflect the amount of any increase or decrease in the amount of outstanding Stage I Notes represented thereby shall be made by the Stage I Trustee or the Note Custodian, at the direction of the Stage I Trustee, in accordance with written instructions given by the Holder thereof as required by Section 2.16 hereof.

Except as set forth in Section 2.6 hereof, the Global Notes may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

(b)           The Stage I Notes are being issued by the Stage I Issuer only (i) to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act (“Rule 144A”)) (“QIBs”) and (ii) in reliance on Regulation S.  After such initial offers, Stage I Notes that are Transfer Restricted Notes may be transferred to QIBs, in reliance on Rule 144A, outside the United States pursuant to Regulation S or to the Stage I Issuer, in accordance with certain transfer restrictions.  Stage I Notes that are offered in reliance on Rule 144A shall be issued in the form of one or more permanent Global Notes substantially in the form set forth in Exhibit A (the “QIB Global Note”) deposited with the Stage I Trustee, as Note Custodian, duly executed by the Stage I Issuer and authenticated by the Stage I Trustee as hereinafter provided.  Stage I Notes offered and sold in reliance on Regulation S shall be issued initially in the form of the Regulation S Global Note, which shall be deposited on behalf of the purchasers of the Stage I Notes represented thereby with the Stage I Trustee, as Note Custodian for the Depositary, and registered in the name of the Depositary, duly executed by the Stage I Issuer and authenticated by the Stage I Trustee as hereinafter provided.  Early termination of the Restricted Period may be effectuated upon receipt by the Stage I Trustee of (i) a written certificate from the Depositary certifying that they have received certification of non-United States beneficial ownership of 100% of the aggregate principal amount of the Regulation S Global Note (except to the extent of any beneficial owners thereof who acquired an interest therein during the Restricted Period pursuant to another exemption from registration under the Securities Act and who shall take delivery of a beneficial ownership interest in a QIB Global Note bearing a Restricted Notes Legend, all as contemplated by Section 2.6(e) hereof); and (ii) an Officers’ Certificate from the Stage I Issuer.  The aggregate principal amount of the Regulation S Global Note may from time to time be increased or decreased by adjustments made on the records of the Stage I Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.  The QIB Global Note and the Regulation S Global Note shall each be issued with separate CUSIP numbers.  Transfers of Stage I Notes between QIBs and to or by purchasers pursuant to Regulation S shall be represented by appropriate increases and decreases to the respective amounts of the appropriate Global Note, as more fully provided in Section 2.16.

(c)           Section 2.1(b) shall apply only to Global Notes deposited with or on behalf of the Depositary or its nominee.

The Stage I Trustee shall have no responsibility or obligation to any Holder, any member of (or a Participant in) DTC or any other Person with respect to the accuracy of the records of DTC (or its nominee) or of any Participant or member thereof, with respect to any ownership interest in the Stage I Notes or with respect to the delivery of any notice (including any notice of redemption) or the payment of any amount or delivery of any Stage I Notes (or other security or property) under or with respect to the Stage I Notes.  The Stage I Trustee may rely (and shall be fully protected in relying) upon information furnished by DTC with respect to its members, Participants and any Beneficial Owners in the Stage I Notes.

(d)           Stage I Notes issued in certificated form, including Global Notes, shall be substantially in the form of Exhibit A attached hereto.

SECTION 2.2     Execution and Authentication.

An Officer shall sign the Stage I Notes for the Stage I Issuer by manual or facsimile signature.

If an Officer whose signature is on a Stage I Note no longer holds that office at the time a Stage I Note is authenticated, the Stage I Note shall nevertheless be valid.

A Stage I Note shall not be valid until authenticated by the manual signature of an authorized signatory of the Stage I Trustee.  The signature shall be conclusive evidence that the Stage I Note has been authenticated under this Indenture.

All Stage I Notes shall be dated the date of their authentication.  The Stage I Trustee shall, upon receipt of a written Stage I Issuer Order signed by one Officer directing the Stage I Trustee to authenticate and deliver the Stage I Notes and certifying that all conditions precedent to the issuance of the Stage I Notes contained herein have been complied with (an “Authentication Order”) and an Opinion of Counsel, authenticate Stage I Notes for original issue up to the aggregate principal amount stated in paragraph 4 of the reverse of the Stage I Notes.

The Stage I Trustee may appoint an authenticating agent reasonably acceptable to the Stage I Issuer to authenticate Stage I Notes.  Unless limited by the terms of such appointment, an authenticating agent may authenticate Stage I Notes whenever the Stage I Trustee may do so.  Each reference in this Indenture to authentication by the Stage I Trustee includes authentication by such agent.  An authenticating agent has the same rights as an Agent to deal with Holders or the Stage I Issuer or an Affiliate of the Stage I Issuer.

SECTION 2.3     Registrar; Paying Agent.

The Stage I Issuer shall maintain (i) an office or agency where Stage I Notes may be presented for registration of transfer or for exchange (“Registrar”) and (ii) an office or agency where Stage I Notes may be presented for payment to a Paying Agent.  The Registrar shall keep a register of the Stage I Notes (the “Note Register”) and of their transfer and exchange.  The Stage I Issuer may appoint one or more co-registrars and one or more additional paying agents; provided, however, that at all times there shall be only one Note Register.  The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent.  The Stage I Issuer may change any Paying Agent or Registrar without notice to any Holder.  The Stage I Issuer shall notify the Stage I Trustee in writing of the name and address of any Agent not a party to this Indenture.  The Stage I Issuer or any Restricted Subsidiaries may act as Paying Agent or Registrar.

The Stage I Issuer initially appoints the Stage I Trustee to act as the Registrar and Paying Agent and initially appoints the Corporate Trust Office of the Stage I Trustee as the office or agency of the Stage I Issuer for such purposes and as the office or agency of the Stage I Issuer where notices and demands to or upon the Stage I Issuer in respect of the Stage I Notes and this Indenture may be served and the Stage I Trustee as the agent of the Stage I Issuer to receive such notices and demands.

The Stage I Issuer initially appoints DTC to act as the Depositary with respect to the Global Notes.

SECTION 2.4     Paying Agent to Hold Money in Trust.

The Stage I Issuer shall require each Paying Agent other than the Stage I Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of the Holders or the Stage I Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Stage I Notes, and shall notify the Stage I Trustee of any Default by the Stage I Issuer in making any such payment.  While any such Default continues, the Stage I Trustee may require a Paying Agent to pay all money held by it to the Stage I Trustee.  The Stage I Issuer at any time may require a Paying Agent to pay all money held by it to the Stage I Trustee.  Upon payment over to the Stage I Trustee, the Paying Agent (if other than the Stage I Issuer or a Subsidiary) shall have no further liability for the money.  If the Stage I Issuer or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent.  Upon the occurrence of events specified in Section 6.1(8) hereof, the Stage I Trustee shall serve as Paying Agent for the Stage I Notes.

SECTION 2.5     Holder Lists.

The Stage I Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA § 312(a).  If the Stage I Trustee is not the Registrar, the Stage I Issuer shall furnish to the Stage I Trustee at least seven (7) Business Days before each interest payment date and at such other times as the Stage I Trustee may request in writing, a list in such form and as of such date as the Stage I Trustee may reasonably require of the names and addresses of the Holders, including the aggregate principal amount of the Stage I Notes held by each Holder thereof, and the Stage I Trustee thereafter shall preserve such list in as current a form as is reasonably practicable.

SECTION 2.6     Book-Entry Provisions for Global Securities.

(a)           Each Transfer Restricted Global Note shall (i) be registered in the name of the Depositary for such Global Notes or the nominee of such Depositary, (ii) be delivered to the Stage I Trustee as custodian for such Depositary and (iii) bear legends as required by Section 2.6(e).

Members of, or Participants in, the Depositary (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary, or the Stage I Trustee as its custodian, or under the Global Note, and the Depositary may be treated by the Stage I Issuer, the Stage I Trustee and any agent of the Stage I Issuer or the Stage I Trustee as the absolute owner of such Global Note for all purposes whatsoever.  Notwithstanding the foregoing, nothing herein shall prevent the Stage I Issuer, the Stage I Trustee or any agent of the Stage I Issuer or the Stage I Trustee, from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Stage I Note.

(b)           Transfers of a Global Note shall be limited to transfers of such Global Note in whole, but not in part, to the Depositary, its successors or their respective nominees.  Interests of Beneficial Owners in a Global Note may be transferred in accordance with Section 2.16 and the rules and procedures of the Depositary.  In addition, Certificated Notes shall be transferred to all Beneficial Owners in exchange for their beneficial interests if (i) the Depositary notifies the Stage I Issuer that it is unwilling or unable to continue as Depositary for the Global Notes or the Depositary ceases to be a “clearing agency” registered under the Exchange Act and a successor depositary is not appointed by the Stage I Issuer within ninety (90) days of such notice or (ii) an Event of Default of which a Responsible Officer of the Stage I Trustee has actual notice has occurred and is continuing and the Registrar has received a request from the Depositary to issue such Certificated Notes.

(c)           In connection with the transfer of the entire Global Note to Beneficial Owners pursuant to clause (b) of this Section, such Global Note shall be deemed to be surrendered to the Stage I Trustee for cancellation, and the Stage I Issuer shall execute, and the Stage I Trustee shall upon receipt of an Authentication Order authenticate and deliver, to each Beneficial Owner identified by the Depositary in exchange for its beneficial interest in such Global Note an equal aggregate principal amount of Certificated Notes of authorized denominations.

(d)           The Holder of a Global Note may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold an interest through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Stage I Notes.

(e)           Legends.  The following legends shall appear on the face of all Global Notes and Certificated Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture:

(1)           Restricted Notes Legend.  Unless and until the Stage I Issuer determines that the following legend and the related restrictions on transfer are not required in order to maintain compliance with the provisions of the Securities Act and there is delivered to the Stage I Trustee an Opinion of Counsel reasonably satisfactory to the Stage I Trustee and a letter of representation of the Stage I Issuer reasonably satisfactory to the Stage I Trustee to that effect, each Global Note and each Certificated Note (and all Stage I Notes issued in exchange therefor or substitution therefor) shall bear the legend in substantially the following form:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT, (2) AGREES THAT IT WILL NOT WITHIN ONE YEAR AFTER THE ORIGINAL ISSUANCE OF THIS SECURITY (OR ANY PREDECESSOR OF THIS SECURITY) RESELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) TO JACK COOPER FINANCE CO. (OR, FOLLOWING THE MERGER OF JACK COOPER FINANCE CO. WITH AND INTO JACK COOPER HOLDINGS CORP., JACK COOPER HOLDINGS CORP.) OR ANY SUBSIDIARY THEREOF, (B) INSIDE THE UNITED STATES TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT (IF AVAILABLE), (D) PURSUANT TO THE EXEMPTION FROM

REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (E) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR (F) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. IN CONNECTION WITH ANY TRANSFER OF THIS SECURITY WITHIN ONE YEAR AFTER THE ORIGINAL ISSUANCE OF THIS SECURITY (OR ANY PREDECESSOR OF THIS SECURITY) PURSUANT TO (C), (D) OR (E), THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE TRUSTEE AND THE COMPANY SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS EITHER OF THEM MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANING GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.”

(2)           Global Note Legend.  Each Global Note shall bear a legend in substantially the following form:

“THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY OR A SUCCESSOR DEPOSITARY.  THIS NOTE IS NOT EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO JACK COOPER FINANCE CO. (OR, FOLLOWING THE MERGER OF JACK COOPER FINANCE CO. WITH AND INTO JACK COOPER HOLDINGS CORP., JACK COOPER HOLDINGS CORP.) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF CEDE & CO. OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN SECTION 2.16 OF THE INDENTURE.”

(f)            At such time as all beneficial interests in Global Notes have been exchanged for Certificated Notes, redeemed, repurchased or cancelled, all Global Notes shall be returned to or retained and cancelled by the Stage I Trustee in accordance with Section 2.11 hereof.  At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Certificated Notes, redeemed, repurchased or cancelled, the principal amount of Stage I Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note, by the Stage I Trustee or the Note Custodian, at the direction of the Stage I Trustee, to reflect such reduction.

(g)           General provisions relating to transfers and exchanges:

(i)            To permit registrations of transfers and exchanges, the Stage I Issuer shall execute and the Stage I Trustee, upon receipt of an Authentication Order, shall authenticate Global Notes and Certificated Notes at the Registrar’s request.

(ii)           No service charge shall be made to a Holder for any registration of transfer, exchange, or redemption, but the Stage I Issuer may require payment of a sum sufficient to cover any stamp or transfer tax or similar governmental charge payable in connection therewith (other than any such stamp or transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.2, 2.10, 3.6, 4.10, 4.14 and 9.4 hereto).

(iii)          All Global Notes and Certificated Notes issued upon any registration of transfer or exchange of Global Notes or Certificated Notes shall, upon execution by the Stage I Issuer and authentication by the Stage I Trustee in accordance with the provisions hereof, be the valid obligations of the Stage I Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Certificated Notes surrendered upon such registration of transfer or exchange.

(iv)          The Registrar shall not be required (A) to issue, to register the transfer of or to exchange Stage I Notes during a period beginning at the opening of fifteen (15) days before the day of any selection of Stage I Notes for redemption under Section 3.2 hereof and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Stage I Note so selected for redemption in whole or in part, except the unredeemed portion of any Stage I Note being redeemed in part, or (C) to register the transfer of or to exchange a Stage I Note between a record date and the next succeeding interest payment date.

(v)           Prior to due presentment for the registration of a transfer of any Stage I Note, the Stage I Trustee, any Agent and the Stage I Issuer may deem and treat the Person in whose name any Stage I Note is registered as the absolute owner of such Stage I Note for the purpose of receiving payment of principal of and interest on such Stage I Notes and for all other purposes, and neither the Stage I Trustee, any Agent nor the Stage I Issuer shall be affected by notice to the contrary.

(vi)          The Stage I Trustee shall authenticate Global Notes and Certificated Notes in accordance with the provisions of Section 2.2 hereof.  Except as provided in Section 2.6(b), neither the Stage I Trustee nor the Registrar shall authenticate or deliver any Certificated Note in exchange for a Global Note.

(vii)         Each Holder agrees to provide indemnity to the Stage I Issuer and the Stage I Trustee satisfactory to the Stage I Issuer and the Stage I Trustee against any liability that may result from the transfer, exchange or assignment of such Holder’s Stage I Note in violation of any provision of this Indenture and/or applicable United States federal or state securities law.

(viii)        The Stage I Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Stage I Note (including any transfers between or among Agent Members or Beneficial Owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(ix)          Neither the Stage I Trustee nor any Agent shall have any responsibility for any actions taken or not taken by the Depositary.

SECTION 2.7     Replacement Notes.

If any mutilated Stage I Note is surrendered to the Stage I Trustee, or the Stage I Issuer and the Stage I Trustee receive evidence to their satisfaction of the destruction, loss or theft of any Stage I Note, the Stage I Issuer shall issue and the Stage I Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Stage I Note if the requirements set forth in Section 2.2 are met.  If required by the Stage I Trustee or the Stage I Issuer, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Stage I Trustee and the Stage I Issuer to protect the Stage I Issuer, the Stage I Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Stage I Note is replaced.  The Stage I Issuer and the Stage I Trustee may charge a Holder for their expenses in replacing a Stage I Note.

Every replacement Stage I Note is an additional obligation of the Stage I Issuer and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Stage I Notes duly issued hereunder.

SECTION 2.8     Outstanding Notes.

The Stage I Notes outstanding at any time are all the Stage I Notes authenticated by the Stage I Trustee except for those cancelled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Stage I Trustee in accordance with the provisions hereof, and those described in this Section 2.8 as not outstanding.  Except as set forth in Section 2.9 hereof, a Stage I Note does not cease to be outstanding because the Stage I Issuer or an Affiliate of the Stage I Issuer holds the Stage I Note.

If a Stage I Note is replaced pursuant to Section 2.7 hereof, it ceases to be outstanding unless the Stage I Trustee receives proof satisfactory to it that the replaced Stage I Note is held by a bona fide purchaser.

If the principal amount of any Stage I Note is considered paid under Section 4.1 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Stage I Issuer, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Stage I Notes payable on that date, then on and after that date such Stage I Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

SECTION 2.9     Treasury Notes.

In determining whether the Holders of the required aggregate principal amount of Stage I Notes have concurred in any direction, waiver or consent, Stage I Notes owned by the Stage I Issuer or by any Affiliate of the Stage I Issuer shall be considered as though not outstanding, except that for the purposes of determining whether the Stage I Trustee shall be protected in relying on any such direction, waiver or consent only Stage I Notes that a Responsible Officer or the Stage I Trustee knows are so owned shall be disregarded.  Notwithstanding the foregoing, Stage I Notes that are to be acquired by the Stage I Issuer or an Affiliate of the Stage I Issuer pursuant to an exchange offer, tender offer or other agreement shall not be deemed to be owned by such entity until legal title to such Stage I Notes passes to such entity. Stage I Notes owned by the Stage I Issuer or by any Affiliate of the Stage I Issuer which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Stage I Trustee, the pledgee’s right to deliver any such direction, waiver or consent with respect to the Stage I Notes and that the pledgee is not the Stage I Issuer or any obligor upon the Stage I Notes or any Affiliate of the Stage I Issuer or of such other obligor.

SECTION 2.10   Temporary Notes.

Until Certificated Notes are ready for delivery, the Stage I Issuer may prepare and the Stage I Trustee shall, upon receipt of an Authentication Order, authenticate temporary Stage I Notes.  Temporary Stage I Notes shall be substantially in the form of Certificated Notes but may have variations that the Stage I Issuer considers appropriate for temporary Stage I Notes.  Without unreasonable delay, the Stage I Issuer shall prepare and the Stage I Trustee shall, upon receipt of a Stage I Issuer Order, authenticate Certificated Notes in exchange for temporary Stage I Notes.

Holders of temporary Stage I Notes shall be entitled to all of the benefits of this Indenture.

SECTION 2.11   Cancellation.

The Stage I Issuer at any time may deliver to the Stage I Trustee for cancellation any Stage I Notes previously authenticated and delivered hereunder or which the Stage I Issuer may have acquired in any manner whatsoever, and all Stage I Notes so delivered shall be promptly cancelled by the Stage I Trustee upon receipt of a Stage I Issuer Order.  All Stage I Notes surrendered for registration of transfer, exchange or payment, if surrendered to any Person other than the Stage I Trustee, shall be delivered to the Stage I Trustee.  The Stage I Trustee and no one else shall cancel all Stage I Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation.  Subject to Section 2.7 hereof, the Stage I Issuer may not issue new Stage I Notes to replace Stage I Notes that they have redeemed or paid or that have been delivered to the Stage I Trustee for cancellation.  All cancelled Stage I Notes held by the Stage I Trustee shall be disposed of in accordance with its customary practice, and, at the written request of the Stage I Issuer, certification of their disposal delivered to the Stage I Issuer, unless by Stage I Issuer Order, the Stage I Issuer shall direct that cancelled Stage I Notes be returned to it.

SECTION 2.12   Defaulted Interest.

If the Stage I Issuer defaults in a payment of interest on the Stage I Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, which date shall be at the earliest practicable date but in all events at least five (5) Business Days prior to the payment date, in each case at the rate provided in the Stage I Notes and in Section 4.1 hereof.  The Stage I Issuer shall fix or cause to be fixed each such special record date and payment date and shall promptly thereafter notify the Stage I Trustee in writing of any such date.  At least fifteen (15) days before the special record date, the Stage I Issuer (or the Stage I Trustee, in the name and at the expense of the Stage I Issuer) shall mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

SECTION 2.13   Record Date.

The record date for purposes of determining the identity of Holders entitled to vote or consent to any action by vote or consent authorized or permitted under this Indenture shall be the later of 30 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Stage I Trustee in accordance with Section 2.5.

SECTION 2.14   Computation of Interest.

Interest on the Stage I Notes shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

SECTION 2.15   CUSIP Number.

The Stage I Issuer in issuing the Stage I Notes may use a “CUSIP” and/or ISIN or other similar number, and if it does so, the Stage I Issuer may use the CUSIP and/or ISIN or other similar number in notices of redemption or exchange as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness or accuracy of the CUSIP and/or ISIN or other similar number printed in the notice or on the Stage I Notes and that reliance may be placed only on the other identification numbers printed on the Stage I Notes.  The Stage I Issuer shall promptly notify the Stage I Trustee of any change in the CUSIP and/or ISIN or other similar number.

SECTION 2.16   Special Transfer Provisions.

Unless and until the Restricted Notes Legend is no longer required pursuant to Section 2.16(d), the following provisions shall apply:

(a)           Transfers to QIBs.  The following provisions shall apply with respect to the registration of any proposed transfer of a Transfer Restricted Note (other than pursuant to Regulation S):

(i)      The Registrar shall register the transfer of a Transfer Restricted Note by a Holder to a QIB if such transfer is being made by a proposed transferor who has provided the Registrar with (a) an appropriately completed certificate of transfer in the form attached to the Stage I Note and (b) a letter substantially in the form set forth in Exhibit C hereto.

(ii)     If the proposed transferee is an Agent Member and the Transfer Restricted Note to be transferred consists of an interest in the Regulation S Global Note, upon receipt by the Registrar of (x) the items required by paragraph (i) above and (y) instructions given in accordance with the Depositary’s and the Registrar’s procedures therefor, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the QIB Global Note in an amount equal to the principal amount of the beneficial interest in the Regulation S Global Note to be so transferred, and the Registrar shall reflect on its books and records the date and an appropriate decrease in the principal amount of such Regulation S Global Note.

(b)           Transfers Pursuant to Regulation S.  The following provisions shall apply with respect to registration of any proposed transfer of a Transfer Restricted Note pursuant to Regulation S:

(i)      The Registrar shall register any proposed transfer of a Transfer Restricted Note pursuant to Regulation S by a Holder upon receipt of (a) an appropriately completed certificate of transfer in the form attached to the Stage I Note and (b) a letter substantially in the form set forth in Exhibit D hereto from the proposed transferor.

(ii)     If the proposed transferee is an Agent Member holding a beneficial interest in a QIB Global Note and the Transfer Restricted Note to be transferred consists of an interest in a QIB Global Note, upon receipt by the Registrar of (x) the letter, if any, required by paragraph (i) above and (y) instructions in accordance with the Depositary’s and the Registrar’s procedures therefor, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Regulation S Global Note in an amount equal to the principal amount of the beneficial interest in the QIB Global Note to be transferred, and the Registrar shall reflect on its books and records the date and an appropriate decrease in the principal amount of the QIB Global Note.

(c)           [reserved].

(d)           Restricted Notes Legend.  Upon the transfer, exchange or replacement of Unrestricted Notes, the Registrar shall deliver Unrestricted Notes that do not bear the Restricted Notes Legend.  Upon the transfer, exchange or replacement of Transfer Restricted Notes, the Registrar shall deliver only Transfer Restricted Notes that bear the Restricted Notes Legend unless the Restricted Notes Legend is no longer required by this Section 2.16(d), or the Stage I Issuer determines and there is delivered to the Stage I Trustee an Opinion of Counsel reasonably satisfactory to the Stage I Trustee and a letter of representation of the Stage I Issuer reasonably satisfactory to the Stage I Trustee to the effect that neither such legend nor the related restrictions on transfer are required or appropriate in order to ensure that subsequent transfers of the Stage I Notes are effected in compliance with the Securities Act.

(e)           General.  By its acceptance of any Stage I Note bearing the Restricted Notes Legend, each Holder of such a Stage I Note acknowledges receipt of a Transfer Restricted Note with restrictions on transfer of such Stage I Note set forth in this Indenture and in the Restricted Notes Legend and agrees that it shall transfer such Stage I Note only as provided in this Indenture.

The Registrar shall retain copies of all letters, notices and other written communications received pursuant to this Section 2.16.

ARTICLE III

REDEMPTION AND PREPAYMENT

SECTION 3.1     Notices to Stage I Trustee.

If the Stage I Issuer elects to redeem Stage I Notes pursuant to the optional redemption provisions of Section 3.7 hereof, it shall furnish to the Stage I Trustee, at least forty-five (45) days (or such shorter period as is acceptable to the Stage I Trustee) before a date fixed for redemption (the “redemption date”), an Officers’ Certificate setting forth (i) the Section of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Stage I Notes to be redeemed and (iv) the Redemption Price.

SECTION 3.2     Selection of Stage I Notes to Be Redeemed.

If less than all of the Stage I Notes are to be redeemed, the Stage I Trustee, upon written direction of the Stage I Issuer and with two (2) Business Days’ notice, shall select the Stage I Notes or portions thereof to be redeemed by lot, pro rata or by any other method as the Stage I Trustee shall deem appropriate (subject to The Depository Trust Company’s procedures as applicable).  No Stage I Notes of $2,000 or less shall be redeemed in part. Notices of redemption shall be delivered (to the extent permitted by Applicable Procedures or regulations, delivered electronically (and shall, in any event, be delivered concurrently with any corresponding notice by the Stage I Issuer to the Holders of the Existing Notes)) at least 30 days before the redemption date to each Holder of Stage I Notes to be redeemed at its registered address.  If any Stage I Note is to be redeemed in part only, the notice of redemption that relates to such Stage I Note shall state the portion of the principal amount thereof to be redeemed.  A new Stage 1 Note in principal amount equal to the unredeemed portion of the original Stage I Note will be issued in the name of the Holder thereof upon cancellation of the original Stage I Note.  Stage I Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest shall cease to accrue on Stage I Notes or portions of them called for redemption.  The Stage I Trustee shall make the selection from the Stage 1 Notes outstanding and not previously called for redemption and shall promptly notify the Stage I Issuer in writing of the Stage I Notes selected for redemption.  The Stage I Trustee may select for redemption portions (equal to $1,000 or any integral multiple thereof) of the principal of the Stage I Notes that have denominations larger than $2,000.

The Stage I Issuer may provide in any notice delivered in connection with any such redemption that payment of the redemption price and performance of the Stage I Issuer’s obligations may be performed by another Person; provided that the Stage I Issuer shall not be relieved of its obligations thereby.

SECTION 3.3     Notice of Redemption.

Subject to the provisions of Section 3.9, at least 30 days but not more than 60 days before a redemption date, the Stage I Issuer shall mail or cause to be mailed by first class mail, in the case of Certificated Notes, and, to the extent permitted by Applicable Procedures or regulations, electronically, in the case of Global Notes, a notice of redemption to each Holder whose Stage I Notes are to be redeemed at its registered address.

The notice shall identify the Stage I Notes (including the CUSIP numbers, if any) to be redeemed and shall state:

(1)           the redemption date;

(2)           the Redemption Price;

(3)           if any Stage I Note is being redeemed in part, the portion of the principal amount of such Stage I Notes to be redeemed and that, after the redemption date, upon surrender of such Stage I Note, a new Stage I Note or Stage I Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Stage I Note;

(4)           the name, telephone number and address of the Paying Agent;

(5)           that Stage I Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price;

(6)           that, unless the Stage I Issuer defaults in making such redemption payment, interest, if any, on Stage I Notes called for redemption ceases to accrue on and after the redemption date;

(7)           the paragraph of the Stage I Notes and/or Section of this Indenture pursuant to which the Stage I Notes called for redemption are being redeemed; and

(8)           that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Stage I Notes.

At the Stage I Issuer’s written request, the Stage I Trustee shall give the notice of redemption in the Stage I Issuer’s name and at the Stage I Issuer’s expense; provided, however, that the Stage I Issuer shall have delivered to the Stage I Trustee at least 45 days prior to the redemption date (or such shorter period as is acceptable to the Stage I Trustee), an Officers’ Certificate requesting that the Stage I Trustee give such notice and setting forth the information to be stated in the notices as provided in the preceding paragraph.  The notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not a Holder receives such notice.  In any case, failure to give such notice by mail or any defect in the notice to the Holder of any Stage I Note shall not affect the validity of the proceeding for the redemption of any other Stage I Note.

SECTION 3.4     Effect of Notice of Redemption.

Except as provided in this Section 3.4, once notice of redemption is mailed in accordance with Section 3.3 hereof, Stage I Notes called for redemption become irrevocably due and payable on the redemption date at the Redemption Price plus accrued and unpaid interest, if any, to such date.  Any redemption and notice of redemption may, at the Stage I Issuer’s discretion, be subject to the satisfaction of one or more conditions precedent (including, in the case of a redemption related to an Equity Offering, the consummation of such Equity Offering).  If redemption is subject to satisfaction of one or more conditions precedent, such notice of redemption shall describe each such condition, and if applicable, shall state that, in the Stage I Issuer’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the stated redemption date, or by the redemption date as so delayed.

SECTION 3.5     Deposit of Redemption of Purchase Price.

Prior to 10:00 a.m. New York City time, on each redemption date or the date on which Stage I Notes must be accepted for purchase pursuant to Section 4.14, the Stage I Issuer shall deposit with the Stage I Trustee or with the Paying Agent (or, if the Stage I Issuer is the Paying Agent, shall segregate and hold in trust) money sufficient to pay the Redemption Price of and accrued and unpaid interest, if any, on all Stage I Notes to be redeemed or purchased on that date.  The Stage I Trustee or the Paying Agent shall promptly return to the Stage I Issuer any money deposited with the Stage I Trustee or the Paying Agent by the Stage I Issuer in excess of the amounts necessary to pay the Redemption Price of (including any Applicable Premium), and accrued interest, if any, on, all Stage I Notes to be redeemed or purchased.

SECTION 3.6     Notes Redeemed in Part.

Upon surrender of a Stage I Note that is redeemed in part, the Stage I Issuer shall issue and, upon receipt of a Stage I Issuer Order, the Stage I Trustee shall authenticate for the Holder at the expense of the Stage I Issuer a new Stage I Note equal in principal amount to the unredeemed portion of the Stage I Note surrendered.

SECTION 3.7     Optional Redemption.

In the event that the Stage I Issuer optionally redeems some or all of the Existing Notes in accordance with the Existing Indenture (other than with the proceeds of an Equity Offering), then the Stage I Notes shall be redeemed, in whole or in part in the same proportion as such Existing Notes, upon not less than 30 nor more than 60 days’ prior notice (which notice shall, in any event, be delivered concurrently with the corresponding notice by the Stage I Issuer to the holders of the Existing Notes) delivered to each Holder’s registered address, at a Redemption Price equal to 100% of the principal amount of the Stage I Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest (including, for the avoidance of doubt, pre-issuance interest), if any, to but not including, the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date).  For the avoidance of doubt, such redemption price shall be the same as the redemption price payable in respect of the Existing Notes in accordance with the Existing Indenture (as in effect as of the date hereof).

In the event that the Stage I Issuer redeems the Existing Notes with the net proceeds of one or more Equity Offerings, then the Stage I Issuer shall, in the same proportion as such Existing Notes, redeem up to 35% of the aggregate principal amount of the outstanding Stage I Notes at a Redemption Price equal to 109.25% of the principal amount thereof, plus accrued and unpaid interest (including, for the avoidance of doubt, pre-issuance interest), if any, to but not including the date of redemption; provided that at least 65% of the principal amount of Stage I Notes then outstanding remains outstanding immediately after the occurrence of such redemption (excluding Stage I Notes held by the Stage I Issuer or its Subsidiaries) and that any such redemption occurs within 180 days following the closing of any such Equity Offering.

SECTION 3.8     Mandatory Redemption.

Except as set forth in Section 3.11 of this Indenture, the Stage I Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to the Stage I Notes.

SECTION 3.9     Offer to Purchase.

In the event that the Stage I Issuer shall be required to commence an Offer to Purchase pursuant to an Asset Sale Offer or as a result of a Change of Control, the Stage I Issuer shall follow the procedures specified below.

Unless otherwise required by applicable law, an Offer to Purchase shall specify an Expiration Date of the Offer to Purchase, which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of mailing of such Offer, and a Purchase Date for purchase of Stage I Notes within five Business Days after the Expiration Date.  On the Purchase Date, the Stage I Issuer shall purchase the aggregate principal amount of Stage I Notes required to be purchased pursuant to Section 4.10 or 4.14 hereof (the “Offer Amount”), or if less than the Offer Amount has been tendered, all Stage I Notes tendered in response to the Offer to Purchase.  If the Purchase Date is on or after the interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, shall be paid to the Person in whose name a Stage I Note is registered at the close of business on such record date, and no additional interest, if any, shall be payable to the Holders who tender Stage I Notes pursuant to the Offer to Purchase.  The Stage I Issuer shall notify the Stage I Trustee at least 15 days (or such shorter period as is acceptable to the Stage I Trustee) prior to the mailing of the Offer of the Stage I Issuer’s obligation to make an Offer to Purchase, and the Offer shall be delivered by the Stage I Issuer or, at the Stage I Issuer’s request, by the Stage I Trustee in the name and at the expense of the Stage I Issuer.  The Offer shall contain all instructions and materials necessary to enable such Holders to tender Stage I Notes pursuant to the Offer to Purchase.

On the Business Day preceding each Purchase Date, the Stage I Issuer shall irrevocably deposit with the Stage I Trustee or Paying Agent (or, if the Stage I Issuer or a Subsidiary is the Paying Agent, shall segregate and hold in trust) in immediately available funds the aggregate purchase price equal to the Offer Amount, together with accrued and unpaid interest, if any, thereon, to be held for payment in accordance with the terms of this Section 3.9.  On the Purchase Date, the Stage I Issuer shall, to the extent lawful, (i) accept for payment, on a pro rata basis to the extent necessary in the case of an Asset Sale Offer, the Offer Amount of Stage I Notes or portions thereof tendered pursuant to the Offer to Purchase, or if less than the Offer Amount has been tendered, all Stage I Notes tendered, (ii) deliver or cause the Paying Agent or Depositary, as the case may be, to deliver to the Stage I Trustee Stage I Notes so accepted and (iii) deliver to the Stage I Trustee an Officers’ Certificate stating that such Stage I Notes or portions thereof were accepted for payment by the Stage I Issuer in accordance with the terms of this Section 3.9.  The Stage I Issuer shall promptly (but in any case not later than three (3) Business Days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Stage I Notes tendered by such Holder and accepted by the Stage I Issuer for purchase, plus any accrued and unpaid interest, if any, thereon, and the Stage I Issuer shall promptly issue a new Stage I Note, and the Stage I Trustee, upon receipt of an Authentication Order, shall authenticate and mail or deliver at the expense of the Stage I Issuer such new Stage I Note to such Holder, equal in principal amount to any unpurchased portion of such Holder’s Stage I Notes surrendered.  Any Stage I Note not so accepted shall be promptly mailed or delivered by the Stage I Issuer to the Holder thereof.  The Stage I Issuer shall publicly announce in a newspaper of general circulation or in a press release provided to a nationally recognized financial wire service the results of the Offer to Purchase on the Purchase Date.

SECTION 3.10        [reserved].

SECTION 3.11        Stage II Notes Exchange Redemption.

(a)                                 On the date hereof, and in no event later than 1 business days hereafter, the Stage I Issuer shall give the Stage I Trustee and Holders prompt, at least one (1) business day’s (but no more than fifteen (15) business days’) prior written notice of a redemption by telecopier, courier or first-class mail, and to the extent permitted by applicable law and regulation, electronically in the case of Global Notes, to the Stage I Trustee’s corporate trust office and each Holder’s registered address and redeem all of the Stage I Notes then outstanding (the “Stage II Notes Exchange Redemption”) at a redemption price equal to 100% of the aggregate principal amount thereof.  Notwithstanding anything to the contrary in any Stage I Note or any other Stage I Indenture Document, the consideration paid to each Holder on the date of such Stage II Notes Exchange Redemption (the “Exchange Redemption Date”) to redeem its Stage I Notes shall only consist of Stage II Notes issued by Stage I Issuer in exchange for an equal principal amount of such Stage I Notes and having the same terms as the Existing Notes.  Unless the Exchange Redemption Date is a scheduled interest payment date for the Stage I Notes, the Stage I Issuer shall not be obligated to pay to any Holder any accrued and unpaid interest to the Exchange Redemption Date in connection with the Stage II Notes Exchange Redemption, which accrued and unpaid interest will be evidenced by the Stage II Notes issued to such Holder in exchange for its Stage I Notes (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date).

(b)                                 The Stage I Issuer will only pay such redemption price for any Stage I Note through the issuance of a Stage II Note having an equal principal amount. On and after the Exchange Redemption Date, interest will cease to accrue on Stage I Notes called for redemption and the Stage I Notes and this Indenture will be deemed to have been satisfied and discharged in full as long as the Stage I Issuer has issued to each Holder of Stage II Notes in accordance with clause (a) above.

ARTICLE IV

COVENANTS

SECTION 4.1               Payment of Stage I Notes.

The Stage I Issuer shall pay or cause to be paid the principal of, premium, if any, and interest on the Stage I Notes on the dates and in the manner provided in the Stage I Notes.  Principal, premium, if any, and interest shall be considered paid for all purposes hereunder on the date the Paying Agent, if other than the Stage I Issuer or a Subsidiary, holds, as of 10:00 a.m. (New York City time), money deposited by the Stage I Issuer in immediately available funds and designated for and sufficient to pay all such principal, premium, if any, and interest then due.

The Stage I Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Stage I Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

SECTION 4.2               Maintenance of Office or Agency.

The Stage I Issuer shall maintain an office or agency (which may be an office of the Stage I Trustee or an Affiliate of the Stage I Trustee or Registrar) where Stage I Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Stage I Issuer in respect of the Stage I Notes and this Indenture may be served.  The Stage I Issuer shall give prompt written notice to the Stage I Trustee of the location, and any change in the location, of such office or agency.  The Stage I Issuer hereby designates the Corporate Trust Office of the Stage I Trustee as one such office or agency of the Stage I Issuer in accordance with Section 2.3 hereof.  If at any time the Stage I Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Stage I Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Stage I Trustee and the Stage I Issuer hereby appoints the Stage I Trustee its agent to receive all such presentations, surrenders, notices and demands.

The Stage I Issuer may also from time to time designate one or more other offices or agencies where the Stage I Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations.  The Stage I Issuer shall give prompt written notice to the Stage I Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

SECTION 4.3               Provision of Financial Information.

Whether or not required by the Commission, so long as any Stage I Notes are outstanding, the Stage I Issuer will furnish without cost to the Stage I Trustee and the Holders of Stage I Notes, or file electronically with the Commission through the Commission’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system), within 15 days after the time periods specified in the Commission’s rules and regulations:

(1)    all quarterly and annual reports, including financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Stage I Issuer were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Stage I Issuer’s certified independent accountants; and

(2)    all current reports that would be required to be filed with the Commission on Form 8-K if the Stage I Issuer were required to file such reports,

in each case, prepared in a manner that complies in all material respects with the requirements specified in such form.

Notwithstanding the provisions of the foregoing, (a) the Stage I Issuer may satisfy its obligations to deliver the information and reports referred to in clauses (1) and (2) above by filing the same with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and (b) unless required by the rules and regulations of the Commission (as such rules and regulations may be waived by the Commission) following the completion of the exchange offer for the Existing Notes pursuant to the Registration Rights Agreement (as defined in the Existing Indenture):

(i)                  no certifications or attestations concerning disclosure controls and procedures or internal controls, and no certifications or attestations, that would otherwise be required pursuant to the Sarbanes-Oxley Act of 2002 will be required at any time when the Stage I Issuer would not otherwise be subject to such statute,

(ii)               nothing contained in this Indenture shall otherwise require the Stage I Issuer to comply with the terms of the Sarbanes-Oxley Act of 2002 at any time when it would not otherwise be subject to such statute,

(iii)            no additional disclosures or financial statements required by Rule 3-10 or Rule 3-16 of Regulation S-X promulgated under the Securities Act shall be required, and

(iv)           the Stage I Issuer shall not be required to comply with the requirements of Rule 3-05 and Article 11 of Regulation S-X with respect to the probable or completed acquisition of any business out of bankruptcy to the extent the Stage I Issuer determines, reasonably and in good faith, that such audited and unaudited historical information is not available without unreasonable expense or effort (which determination shall be evidenced by a certificate of the principal financial officer of the Stage I Issuer to the Stage I Trustee on behalf of the holders), in which case the Stage I Issuer shall deliver (A) the financial statements actually received by the Stage I Issuer in connection with the acquisition, whether or not audited, together with a pro forma balance sheet and other pro forma information that may reasonably be prepared by the Stage I Issuer showing the effect of the acquisition on the Stage I Issuer in a manner that is as consistent with the requirements and principles of Article 11 of Regulation S-X as is reasonably practicable, and (B) any other financial statements or other information delivered to any other holder of Debt or Capital Interests in the Stage I Issuer.

In addition, the Stage I Issuer and the Guarantors have agreed that, for so long as any Stage I Notes remain outstanding, they will furnish to the Holders and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

The Issuer shall maintain a website to which Holders of Stage I Notes and prospective Holders of Stage I Notes (limited to prospective investors who are “qualified institutional buyers” within the meaning of Rule 144A of the Securities Act or are non-U.S. Persons as defined in Regulation S under the Securities Act, in each case that certify their status to the reasonable satisfaction of the Issuer) and securities analysts and market makers are given access and to which all of the reports and notices required by this Section 4.3 are posted or shall file such information with the Commission.

So long as any Stage I Notes are outstanding, the Stage I Issuer will also, within 15 Business Days after furnishing the Stage I Trustee with the annual and quarterly information required pursuant to clause (1) of this Section, hold a conference call to discuss such reports and the results of operations for the relevant reporting period.  The website referenced in the preceding paragraph will permit subscription for electronic notices.  Through such subscription function, the Stage I Issuer will issue or cause to be issued electronic notice to subscribers at least two Business Days prior to the date of the conference call required to be held pursuant to this paragraph, with such notice to include the time and date set for the conference call and any information necessary to access the call.

If the Stage I Issuer has designated any of its Subsidiaries as Unrestricted Subsidiaries, then, to the extent such Unrestricted Subsidiaries constitute in the aggregate in excess of either 5% of the Stage I Issuer’s Consolidated Net Tangible Assets or 5% of the Stage I Issuer’s consolidated revenues, the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Stage I Issuer and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Stage I Issuer.

SECTION 4.4               Compliance Certificate.

The Stage I Issuer shall deliver to the Stage I Trustee (to the extent delivered to the Stage II Trustee in accordance with the Existing Indenture), within 120 days after the end of each fiscal year commencing December 31, 2013, an Officers’ Certificate stating that in the course of the performance by the signers of their duties as Officers of the Stage I Issuer they would normally have knowledge of any Default or stating that a review of the activities of the Stage I Issuer and its Subsidiaries during such period has been made under their supervision with a view to determining whether the Stage I Issuer has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that, to his or her knowledge, no Default or Event of Default has occurred during such period (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Stage I Issuer is taking or proposes to take with respect thereto).

The Stage I Issuer shall, so long as any of the Stage I Notes are outstanding, deliver to the Stage I Trustee, forthwith upon becoming aware and in any event within 15 days of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Stage I Issuer is taking or proposes to take with respect thereto.

SECTION 4.5               Taxes.

The Stage I Issuer shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency all material taxes, assessments and governmental levies, except such as are contested in good faith and by appropriate proceedings and with respect to which appropriate reserves have been taken in accordance with GAAP or where the failure to effect such payment is not adverse in any material respect to the Holders of the Stage I Notes.

SECTION 4.6               Stay,  and Usury Laws.

The Stage I Issuer covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Stage I Issuer and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Stage I Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

SECTION 4.7               Limitation on Restricted Payments.

The Stage I Issuer will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment unless, at the time of the proposed Restricted Payment:

(a)                                 no Default or Event of Default shall have occurred and be continuing or will occur as a consequence thereof;

(b)                                 after giving effect to such Restricted Payment, the Stage I Issuer would be permitted to Incur at least $1.00 of additional Debt (other than Permitted Debt) pursuant to Section 4.9(a); and

(c)                                  after giving effect to such Restricted Payment, the aggregate amount expended or declared for all Restricted Payments made on or after June 18, 2013 (excluding Restricted Payments permitted by clauses (ii) through (ix) and (xii) of the next succeeding paragraph), shall not exceed the sum (without duplication) of:

(1)                               50% of the Consolidated Net Income (or if Consolidated Net Income shall be a deficit, 100% of such deficit) of the Stage I Issuer and its Restricted Subsidiaries for the period (taken as one accounting period) from the first day of the first fiscal quarter beginning after June

18, 2013 to the end of the Stage I Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, plus

(2)                               100% of the aggregate Net Cash Proceeds, and the Fair Market Value of property or assets or marketable securities, received by the Stage I Issuer subsequent to the initial issuance of the Stage I Notes either (i) as a contribution to its common equity capital or (ii) from the issuance and sale (other than to a Restricted Subsidiary) of its Qualified Capital Interests, including Qualified Capital Interests issued upon the conversion of Debt or Redeemable Capital Interests of the Stage I Issuer, and from the exercise of options, warrants or other rights to purchase such Qualified Capital Interests (other than, in each case, Capital Interests or Debt sold to a Subsidiary of the Stage I Issuer), plus

(3)                               100% of the amount by which Debt of the Stage I Issuer is reduced on the Stage I Issuer’s consolidated balance sheet upon the conversion or exchange (other than by a Subsidiary of the Stage I Issuer) subsequent to the initial issuance of the Stage I Notes of any Debt for Qualified Capital Interests of the Stage I Issuer (less the amount of any cash, or the fair value of any other property, distributed by the Stage I Issuer upon such conversion or exchange), plus

(4)                                 100% of the net reduction in Investments (other than Permitted Investments), subsequent to June 18, 2013, in any Person, resulting from (x) payments of interest on Debt, dividends, distributions, redemption, repurchases, repayments of loans or advances or other transfers of assets (but only to the extent such interest, dividends, distributions, redemptions, repurchases, repayments or other transfers were made in (i) cash or (ii) assets (valued at Fair Market Value) other than cash (other than pay-in-kind dividends or interest)), in each case to the Stage I Issuer or any Restricted Subsidiary from any Person (including, without limitation, an Unrestricted Subsidiary), (y) the sale or other disposition (other than to the Stage I Issuer or a Restricted Subsidiary) thereof made by the Stage I Issuer and the Restricted Subsidiaries or (z) the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary, in each case, not to exceed in the case of any Person the amount of Investments (other than Permitted Investments) previously made by the Stage I Issuer or any Restricted Subsidiary in such Person.

Notwithstanding the foregoing provisions, the Stage I Issuer and the Restricted Subsidiaries may take the following actions; provided that, in the cases of clauses (iv) and (x) below, no Default or Event of Default has occurred and is continuing unless, in the case of clause (iv), the Stage I Issuer or any Restricted Subsidiary is contractually required to make a payment as described in such clause (iv):

(i)                                     the payment of any dividend or other distribution on, or the consummation of any irrevocable redemption of, Capital Interests in the Stage I Issuer or a Restricted Subsidiary within 60 days after declaration or setting the record date for redemption thereof, as applicable, if at such date such payment would not have been prohibited by the provisions of this Section 4.7;

(ii)                                  the retirement of any Capital Interests of the Stage I Issuer by conversion into, or by or in exchange for, Qualified Capital Interests, or out of net cash proceeds of the sale (other than to a Subsidiary of the Stage I Issuer) of Qualified Capital Interests of the Stage I Issuer occurring within 60 days prior to such retirement, or the making of other Restricted Payments out of the net cash proceeds of the sale (other than to a Subsidiary of the Stage I Issuer) of Qualified Capital Interests of the Stage I Issuer occurring within 60 days prior to such Restricted Payment;

(iii)                               the redemption, defeasance, repurchase or acquisition or retirement for value of any Debt of the Stage I Issuer or a Guarantor that is subordinate in right of payment to the Stage I Notes or the applicable Note Guarantee out of the net cash proceeds of an issue and sale (other than to a Subsidiary of the Stage I Issuer) of (x) new Refinancing Debt Incurred in accordance with this Indenture or (y) Qualified Capital Interests of the Stage I Issuer, in the case of (x) and (y), occurring within 60 days prior to such redemption, defeasance, repurchase, acquisition or retirement;

(iv)                              the purchase, redemption, retirement or other acquisition for value of Capital Interests in the Stage I Issuer held by employees, officers or directors or by former employees, officers or directors of the Stage I Issuer or any Restricted Subsidiary (or their estates or beneficiaries under their estates) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided that the aggregate consideration paid for such purchase, redemption, retirement or other acquisition of such Capital Interests does not exceed the sum of (A) $5,000,000 in any fiscal year (provided that if less than $5,000,000 is used for such purposes in any fiscal year, any unused amounts may be carried forward for use in one or more future periods; provided, further, that the aggregate amount of repurchases made pursuant to this clause (iv) (A) may not exceed $10,000,000 in any fiscal year); plus (B) the cash proceeds of key man life insurance policies received by the Stage I Issuer and its Restricted Subsidiaries after June 18, 2013 (it being understood that the Stage I Issuer may elect to apply all or any portion of the aggregate increase contemplated by this clause (B) in any calendar year);

(v)                                 repurchase of Capital Interests in the Stage I Issuer deemed to occur upon the exercise of stock options, warrants or other convertible or exchangeable securities to the extent such Capital Interests represent a portion of the exercise price of those stock options, warrants or other convertible or exchangeable securities or repurchase of such Capital Interests to the extent the proceeds of such repurchase are used to pay taxes incurred by the holder thereof as a result of the issuance or grant thereof;

(vi)                              the prepayment of intercompany Debt, the Incurrence of which was permitted pursuant to Section 4.9;

(vii)                           cash payment, in lieu of issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for the Capital Interests of the Stage I Issuer or a Restricted Subsidiary;

(viii)                        (I) the declaration and payment of dividends (a) to holders of any class or series of Redeemable Capital Interests of the Stage I Issuer or any Restricted Subsidiary issued or Incurred in compliance with Section 4.9 or (b) to holders of Stage I Issuer’s Series A Preferred Stock, Series B Non-Convertible Preferred Stock and Series C Non-Convertible Preferred Stock until consummation of the Transactions and to holders of up to $10,000,000 stated value of the Stage I Issuer’s Series B Preferred Stock not repurchased or redeemed in the Transactions, in each case, (x) in accordance with the certificates of designation governing the Series A Preferred Stock, Series B Non-Convertible Preferred Stock and Series C Non-Convertible Preferred Stock (in each case as in effect as of June 18, 2013) and (y) so long as no Default or Event of Default shall have occurred and be continuing or will occur as a consequence thereof; and (II) the repurchase or redemption of the Stage I Issuer’s Series B Non-Convertible Preferred Stock not repurchased or redeemed in the Transactions, (x) in accordance with the certificate of designations governing the Series B Non-Convertible Preferred Stock (as in effect as of June 18, 2013) and (y) solely with respect to any such repurchase or redemption on or prior to March 31, 2016, so long as (i) no Default or Event of Default shall have occurred and be continuing or will occur as a consequence thereof and (ii) immediately after giving effect to such repurchase or redemption, the Stage I Issuer could Incur at least $1.00 of additional Debt (other than Permitted Debt) pursuant to Section 4.9(a);

(ix)                              upon the occurrence of a Change of Control or an Asset Sale, the defeasance, redemption, repurchase or other acquisition of any subordinated Debt pursuant to provisions substantially similar to those set forth in Sections 4.10 and 4.14 in accordance with the terms of such subordinated Debt; provided that prior to or contemporaneously with such defeasance, redemption, repurchase or other acquisition, the Stage I Issuer has made an Offer to Purchase with respect to the Stage I Notes and has repurchased all Stage I Notes validly tendered for payment and not withdrawn in connection therewith;

(x)                                 other Restricted Payments in an aggregate amount since June 18, 2013 not in excess of $15,000,000;

(xi)                              the declaration and payment of dividends on the Stage I Issuer’s common stock (or the payment of dividends to any direct or indirect parent entity to fund a payment of dividends on such entity’s common stock), following any Qualified Equity Offering after June 18, 2013, of up to 6% per annum of the net cash proceeds received by or contributed to the Stage I Issuer in the form of Qualified Capital Interests in or from such offering; and

(xii)                           the consummation of the Transactions.

For purposes of this Section 4.7, if any Investment or Restricted Payment would be permitted pursuant to one or more provisions described above and/or one or more of the exceptions contained in the definition of “Permitted Investments,” the Stage I Issuer may classify such Investment or Restricted Payment in any manner that complies with this Section 4.7 and may later reclassify any such Investment or Restricted Payment so long as the Investment or Restricted Payment (as so reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.

If any Person in which an Investment is made, which Investment constitutes a Restricted Payment when made, thereafter becomes a Restricted Subsidiary in accordance with this Indenture, all such Investments previously made in such Person shall no longer be counted as Restricted Payments for purposes of calculating the aggregate amount of Restricted Payments pursuant to clause (c) of the first paragraph under this Section 4.7 or clause (x) of the second paragraph under this Section 4.7, in each case to the extent such Investments would otherwise be so counted.

If the Stage I Issuer or a Restricted Subsidiary transfers, conveys, sells, leases or otherwise disposes of an Investment in accordance with Section 4.10, which Investment was originally included in the aggregate amount expended or declared for all Restricted Payments pursuant to clause (c) of the first paragraph of this Section 4.7, the aggregate amount expended or declared for all Restricted Payments shall be reduced by the lesser of (i) the Net Cash Proceeds from the transfer, conveyance, sale, lease or other disposition of such Investment or (ii) the amount of the original Investment, in each case, to the extent originally included in the aggregate amount expended or declared for all Restricted Payments pursuant to clause (c) of the first paragraph of this Section 4.7.

For purposes of this Section 4.7, if a particular Restricted Payment involves a non-cash payment, including a distribution of assets, then such Restricted Payment shall be deemed to be an amount equal to the cash portion of such Restricted Payment, if any, plus an amount equal to the Fair Market Value of the non-cash portion of such Restricted Payment.

SECTION 4.8               Limitation on Dividends and Other Payments Affecting Restricted Subsidiaries.

The Stage I Issuer will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, cause or suffer to exist or become effective or enter into any encumbrance or restriction (other than pursuant to this Indenture, law, rules or regulation) on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Interests owned by any of the Stage I Issuer or Restricted Subsidiaries or pay any Debt or other obligation owed to any of the Stage I Issuer or Restricted Subsidiaries, (ii) make loans or advances to any of the Stage I Issuer or Restricted Subsidiaries thereof or (iii) transfer any of its property or assets to the Stage I Issuer or any Restricted Subsidiaries.

However, the preceding restrictions will not apply to the following encumbrances or restrictions existing under or by reason of:

(a)                                 any encumbrance or restriction in existence on June 18, 2013 and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings, in the good faith judgment of the Stage I Issuer, are not materially more restrictive, taken as a whole, with respect to such dividend or other payment restrictions than those contained in these agreements on June 18, 2013;

(b)                                 any encumbrance or restriction pursuant to an agreement relating to an acquisition of property, so long as the encumbrances or restrictions in any such agreement relate solely to the property so acquired (and are not or were not created in anticipation of the acquisition thereof by the Stage I Issuer or a Restricted Subsidiary);

(c)                                  any encumbrance or restriction which exists with respect to a Person that becomes a Restricted Subsidiary after June 18, 2013, which is in existence at the time such Person becomes a Restricted Subsidiary, but not created in connection with or in anticipation of such Person becoming a Restricted Subsidiary, and which is not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person becoming a Restricted Subsidiary;

(d)                                 any encumbrance or restriction pursuant to an agreement effecting a permitted renewal, refunding, replacement, refinancing or extension of Debt issued pursuant to an agreement containing any encumbrance or restriction referred to in the foregoing clauses (a) through (c), so long as the encumbrances and restrictions contained in any such refinancing agreement are not materially more restrictive, taken as a whole, to the Holders than the encumbrances and restrictions contained in the agreements governing the Debt being renewed, refunded, replaced, refinanced or extended;

(e)                                  customary provisions restricting subletting or assignment of any lease, contract, or license of the Stage I Issuer or any Restricted Subsidiary or provisions in agreements that restrict the assignment of such agreement or any rights thereunder;

(f)                                   any restriction on the sale or other disposition of assets or property securing Debt as a result of a Permitted Lien on such assets or property;

(g)                                  any encumbrance or restriction by reason of applicable law, rule, regulation or order;

(h)                                 any encumbrance or restriction under this Indenture, the Stage I Notes and the Note Guarantees;

(i)                                     restrictions on cash, Eligible Cash Equivalents or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(j)                                    provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

(k)                                 any instrument governing Debt or Capital Interests of a Person acquired by the Stage I Issuer or any of the Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Debt or Capital Interests was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(l)                                     Liens securing Debt otherwise permitted to be incurred under this Indenture, including pursuant to Section 4.12, that limit the right of the debtor to dispose of the assets subject to such Liens;

(m)                             provisions of any Credit Facility and Existing Intercreditor Agreement as in effect on June 18, 2013 and provisions of any other Credit Facility or Existing Intercreditor Agreement that, as determined by management of the Stage I Issuer in its reasonable and good faith judgment, (i) will not materially impair the Stage I Issuer’s ability to make payments required under the Stage I Notes and (ii) are not materially more restrictive, taken as a whole, than the provisions under any Credit Facility or Existing Intercreditor Agreement, as the case may be, as in effect on June 18, 2013;

(n)                                 provisions of any agreement evidencing Debt incurred under Section 4.9 that, as determined by management of the Stage I Issuer in its reasonable and good faith judgment, (i) will not materially impair the Stage I Issuer’s ability to make payments required under the Stage I Notes and (ii) are not materially more restrictive, taken as a whole, than customary for financings of this type;

(o)                                 any encumbrance or restriction pursuant to Purchase Money Debt and Capital Lease Obligations permitted under this Indenture, in each case, that impose encumbrances or restrictions of the nature discussed in clause (iii) of the first paragraph of this Section 4.8 on the property so acquired; and

(p)                                 any customary encumbrances or restriction imposed pursuant to an agreement entered into for the direct or indirect sale or disposition to a Person of all or substantially all the Capital Interests or assets of the Stage I Issuer or any Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition.

SECTION 4.9               Limitation on Incurrence of Debt.

(a)                                 The Stage I Issuer will not, and will not permit any of the Restricted Subsidiaries to, Incur any Debt (including Acquired Debt); provided that the Stage I Issuer and any of the Restricted Subsidiaries that is a Guarantor may Incur Debt (including Acquired Debt) if, immediately after giving effect to the Incurrence of such Debt and the receipt and application of the proceeds therefrom, (a) the Consolidated Fixed Charge Coverage Ratio of the Stage I Issuer and its Restricted Subsidiaries would be greater than 2.0:1.0 and (b) no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the Incurrence of such Debt.

(b)                                 Notwithstanding Section 4.9(a), the Stage I Issuer and the Restricted Subsidiaries may Incur “Permitted Debt” as follows:

(i)    Debt incurred pursuant to, and the issuance or creation of letters of credit and bankers’ acceptances under or in connection with (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the maximum potential liability of the Stage I Issuer and its Restricted Subsidiaries thereunder), any Credit Facility in an aggregate principal amount outstanding under this clause (i) at any time not to exceed the greatest of (x) $100,000,000, (y) the Borrowing Base as of the date of such incurrence or (z) an amount such that the ABL Priority Leverage Ratio of the Stage I Issuer and its Restricted Subsidiaries would not exceed 1.75 to 1.00.

(ii)    Debt outstanding under the Stage I Notes and the Existing Notes and Guarantees of the Stage I Notes and the Existing Notes and contribution, indemnification and reimbursement obligations owed by the Stage I Issuer or any Guarantor to any of the other of them in respect of amounts paid or payable on such Stage I Notes and the Existing Notes;

(iii)    Debt, or pension withdrawal liabilities reflected in the most recent consolidated balance sheet of the Stage I Issuer as of June 18, 2013 that subsequently becomes Debt, of the Stage I Issuer or any Restricted Subsidiary outstanding as of June 18, 2013 (other than clause (i) or (ii) above), including, without limitation, the 2015 Notes until their repurchase or redemption with the net proceeds of the issuance of Existing Notes;

(iv)    Debt Incurred following June 18, 2013 that is owed to and held by the Stage I Issuer or a Restricted Subsidiary; provided that if such Debt is owed by the Stage I Issuer or a Guarantor to a Restricted Subsidiary that is not a Guarantor, such Debt shall be subordinated to the prior payment in full of the Obligations;

(v)    Guarantees Incurred by the Stage I Issuer or a Restricted Subsidiary of Debt or other obligations of the Stage I Issuer or a Restricted Subsidiary (including Guarantees by any Restricted Subsidiary of Debt under any Credit Facility); provided that (a) such Debt is Permitted Debt or is otherwise Incurred in accordance with this Section 4.9 and (b) such Guarantees are subordinated to the Stage I Notes to the same extent as the Debt being guaranteed;

(vi)    Debt Incurred in respect of workers’ compensation claims, general liability or trucker’s liability claims, unemployment or other insurance and self-insurance obligations, payment obligations in connection with health or other types of social security benefits, indemnity, bid, performance, warranty, release, judgment, appeal, advance payment, customs, surety and similar bonds, letters of credit for operating purposes and completion guarantees and warranties provided or Incurred (including Guarantees thereof) by the Stage I Issuer or a Restricted Subsidiary in the ordinary course of business;

(vii)    Debt under Hedging Obligations entered into to manage fluctuations in interest rates, commodity prices and currency exchange rates (and not for speculative purposes);

(viii)    Debt of the Stage I Issuer or any Restricted Subsidiary pursuant to Capital Lease Obligations and Purchase Money Debt; provided that the aggregate principal amount of such Debt outstanding at any time under this clause (viii) may not exceed the greater of (a) $15,000,000 or (b) 5.0% of Total Assets, in the aggregate;

(ix)    the issuance by any of the Restricted Subsidiaries to the Stage I Issuer or to any of the Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a)    any subsequent issuance or transfer of Capital Interests that results in any such preferred stock being held by a Person other than the Stage I Issuer or Restricted Subsidiaries; and

(b)    any sale or other transfer of any such preferred stock to a Person that is not either the Stage I Issuer or a Restricted Subsidiary;

shall be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (ix);

(x)    Debt arising from (x) customary cash management, cash pooling or setting off arrangements, and automated clearing house transactions, (y) any Bank Product (excluding Hedging Obligations entered into for speculative purposes) or (z) the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that any such Debt Incurred pursuant to clause (z) is extinguished within five Business Days of the Incurrence;

(xi)    Debt of the Stage I Issuer or any Restricted Subsidiary not otherwise permitted pursuant to this definition (including additional Debt under the ABL Credit Agreement, Purchase Money Debt and Capital Lease Obligations), in an aggregate principal amount not to exceed $15,000,000 at any time outstanding;

(xii)    Refinancing Debt in respect of any Debt permitted by clauses (ii) and (iii) above, this clause (xii), clause (xiii) below or Debt Incurred in accordance with clause (a) of this Section 4.9;

(xiii)    Acquired Debt incurred by a Restricted Subsidiary prior to the time that such Restricted Subsidiary was acquired or merged into the Stage I Issuer and was not Debt incurred in connection with, or in contemplation of, such acquisition or merger; provided that immediately after giving effect to any such acquisition or merger on a pro forma basis, the Stage I Issuer (x) could Incur $1.00 of additional Debt (other than Permitted Debt) in accordance with clause (a) of this Section 4.9 or (y) the Consolidated Fixed Charge Coverage Ratio for the Stage I Issuer and its Restricted Subsidiaries would be equal to or greater than such ratio for the Stage I Issuer and its Restricted Subsidiaries immediately prior to such acquisition or merger;

(xiv)    Debt consisting of Debt issued by the Stage I Issuer or any of its Restricted Subsidiaries to current or former officers, directors, employees and consultants thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Stage I Issuer or any direct or indirect parent company of the Stage I Issuer to the extent permitted pursuant to clause (iv) of the second paragraph of Section 4.7;

(xv)    Debt of the Stage I Issuer to a Restricted Subsidiary; provided that any such Debt owing to a Restricted Subsidiary that is not a Guarantor is expressly subordinated in right of payment to the Stage I Notes; provided, further, that any subsequent issuance or transfer of any capital stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Debt (except to the Stage I Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Debt not permitted by this clause (xv);

(xvi)    Debt of a Restricted Subsidiary to the Stage I Issuer or another Restricted Subsidiary; provided that, if a Guarantor incurs such Debt to a Restricted Subsidiary that is not a Guarantor, such Debt is expressly subordinated in right of payment to the Guarantee of such Guarantor; provided, further, that any subsequent issuance or transfer of capital stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Debt (except to the Stage I Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Debt not permitted by this clause (xvi);

(xvii)    Debt in respect of customer deposits and advance payments received in the ordinary course of business from customers for goods or services purchased in the ordinary course of business;

(xviii)    Debt of the Stage I Issuer or any Restricted Subsidiary consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case Incurred in the ordinary course of business;

(xix)    Debt Incurred by the Stage I Issuer or any Restricted Subsidiary for pension fund withdrawal or partial withdrawal obligations in an amount not to exceed, in the aggregate at any one time outstanding, $5,000,000; and

(xx)    Debt of Restricted Subsidiaries of the Stage I Issuer that are not Guarantors in an amount not to exceed, in the aggregate at any one time outstanding, $7,500,000.

(c)                                  For purposes of determining compliance with this Section 4.9, (x) the outstanding principal amount of any Debt shall be counted only once such that (without limitation) any obligation arising under any Guarantees or obligations with respect to letters of credit supporting Debt otherwise included in the determination of such particular amount shall not be included and (y) except as provided above, in the event that an item of Debt meets the criteria of more than one of the types of Debt described above, including categories of Permitted Debt and Section 4.9(a), the Stage I Issuer, in its sole discretion, shall classify, and from time to time may reclassify, all or any portion of such item of Debt and such Debt need not be permitted solely by reference to one provision of this Section 4.9 but may be permitted in part by one such provision and in part by one or more other provisions of this Section 4.9.

(d)                                 The accrual of interest, the accretion or amortization of original issue discount and the payment of interest on Debt in the forms of additional Debt or payment of dividends on Capital Interests in the forms of additional shares of Capital Interests with the same terms and changes in the amount outstanding due solely to the result of fluctuations in the exchange rates of currencies will not be deemed to be an Incurrence of Debt or issuance of Capital Interests for purposes of this Section 4.9.

(e)                                  Notwithstanding anything to the contrary herein, the maximum amount of Debt that may be outstanding pursuant to this Section 4.9 will not be deemed exceeded due to the results of fluctuations in exchange rates or currency values.  For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Debt, the U.S. dollar equivalent principal amount of Debt denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Debt was Incurred.

(f)                                   None of the Stage I Issuer and Guarantors will Incur any Debt that pursuant to its terms is subordinate or junior in right of payment to any Debt unless such Debt is subordinated in right of payment to the Stage I Notes and the Note Guarantees to at least the same extent; provided that Debt will not be considered subordinate or junior in right of payment to any other Debt solely by virtue of being unsecured or secured to a greater or lesser extent or with greater or lower priority.

SECTION 4.10        Limitation on Asset Sales.

(a)                                 The Stage I Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly consummate an Asset Sale of any Notes Collateral, unless:

(1)                                 other than in the case of an Event of Loss, the Stage I Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of;

(2)                                 other than in the case of an Event of Loss, at least 75% of the consideration therefor received by the Stage I Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash, Eligible Cash Equivalents or Additional Assets;

(3)                                 to the extent that any consideration received by the Stage I Issuer or a Restricted Subsidiary in such Asset Sale constitute securities or other assets that constitute Collateral, such securities or other assets, including the assets of any Person that becomes a Guarantor as a result of such transaction, are following their acquisition added to the Collateral securing the Stage I Notes in accordance with the requirements of the Security Documents and the Existing Intercreditor Agreement; and

(4)                                 no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect, on a pro forma basis, to, such Asset Sale.

Within 365 days after the Stage I Issuer’s or a Restricted Subsidiary’s receipt of the Net Cash Proceeds of any Asset Sale covered by this clause (a), the Stage I Issuer or such Restricted Subsidiary, at its option, may apply the Net Cash Proceeds from such Asset Sale:

(i)                                     to make one or more offers to the Holders of the Stage I Notes and holders of the Existing Notes (and, at the option of the Stage I Issuer, the holders of Permitted Additional Pari Passu Obligations) to purchase Stage I Notes and Existing Notes (and such Permitted Additional Pari Passu Obligations) pursuant to and subject to the conditions contained in this Indenture (each, an “Asset Sale Offer”); provided, however, that in connection with any prepayment, repayment or purchase of Debt pursuant to this clause (i), the Stage I Issuer or such Restricted Subsidiary shall permanently retire such Debt and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased; provided, further, that if the Stage I Issuer or such Restricted Subsidiary shall so reduce any Permitted Additional Pari Passu Obligations, the Stage I Issuer will equally and ratably reduce Debt under the Stage I Notes by making an offer to all Holders of Stage I Notes to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, the pro rata principal amount of the Stage I Notes, such offer to be conducted in accordance with the procedures set forth below for an Asset Sale Offer but without any further limitation in amount; or

(ii)                                  to an Investment in (a) any one or more businesses; provided that such Investment in any business is in the form of the acquisition of Capital Interests and results in the Stage I Issuer or a Restricted Subsidiary, as the case may be, owning an amount of the Capital Interests of such business such that it constitutes a Restricted Subsidiary, (b) properties, (c) capital expenditures or (d) other assets that, in each of (a), (b), (c) and (d), replace the businesses, properties and assets that are the subject of such Asset Sale or are used or useful in a Permitted Business (clauses (a), (b), (c) and (d) together, the “Additional Assets”); provided that to the extent that the assets that were subject to the Asset Sale constituted Notes Collateral, such Additional Assets shall also constitute Notes Collateral; provided, further, that the Stage I Issuer or such Restricted Subsidiary, as the case may be, promptly takes such action (if any) as may be required to cause that portion of such Investment constituting Notes Collateral to be added to the Notes Collateral securing the Stage I Notes;

provided that in the case of clause (ii) above, a binding commitment shall be treated as a permitted application of the Net Cash Proceeds from the date of such commitment so long as the Stage I Issuer or a Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Cash Proceeds will be applied to satisfy such commitment within 180 days of such commitment; provided, further, that if such commitment is later terminated or cancelled prior to the application of such Net Cash Proceeds, then such Net Cash Proceeds shall constitute Excess Proceeds.

Any Net Cash Proceeds from the Asset Sales covered by this clause (a) that are not invested or applied as provided and within the time period set forth in the preceding paragraph will be deemed to constitute “Excess Proceeds.”  Within 15 business days  after the aggregate amount of Excess Proceeds exceeds $10,000,000, the Stage I Issuer shall make an Asset Sale Offer to all Holders of the Stage I Notes, to all Holders of Existing Notes under the Existing Indenture and, if required by the terms of any Permitted Additional Pari Passu Obligations, to the holders of such Permitted Additional Pari Passu Obligations, to purchase the maximum principal amount of Stage I Notes, Existing Notes and such Permitted Additional Pari Passu Obligations that is $2,000 or an integral multiple of $1,000 in excess thereof that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture.  To the extent that the aggregate amount of Stage I Notes, Existing Notes and such Permitted Additional Pari Passu Obligations tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Stage I Issuer may use any remaining Excess Proceeds for any purpose not otherwise prohibited by this Indenture.  If the aggregate principal amount of Stage I Notes, Existing Notes or the Permitted Additional Pari Passu Obligations surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Stage I Issuer shall select the Stage I Notes, the Existing Notes and such Permitted Additional Pari Passu Obligations to be purchased on a pro rata basis based on the accreted value or principal amount of the Stage I Notes, Existing Notes or such Permitted Additional Pari Passu Obligations tendered.  Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.  After the Stage I Issuer or any Restricted Subsidiary has applied the Net Cash Proceeds from any Asset Sale of any Notes Collateral as provided in, and within the time periods required by, this clause (a), the balance of such Net Cash Proceeds, if any, from such Asset Sale of Notes Collateral shall be released by the Stage I Collateral Agent to the Stage I Issuer or such Restricted Subsidiary for use by the Stage I Issuer or such Restricted Subsidiary for any purpose not prohibited by the terms of this Indenture.

(b)                                 The Stage I Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly consummate an Asset Sale of any assets that do not constitute Notes Collateral, unless:

(1)                                 other than in the case of an Event of Loss, the Stage I Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Stage I Issuer) of the assets sold or otherwise disposed of;

(2)                                 other than in the case of an Event of Loss, at least 75% of the consideration therefor received by the Stage I Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash, Eligible Cash Equivalents or Additional Assets;

(3)                                 to the extent that any consideration received by the Stage I Issuer and the Restricted Subsidiaries in such Asset Sale constitutes securities or other assets that constitute Collateral, such securities or other assets, including the assets of any Person that becomes a Guarantor as a result of such transaction, are following their acquisition added to the Collateral securing the Stage I Notes in accordance with the requirements of the Security Documents; and

(4)                                 no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect, on a pro forma basis, to, such Asset Sale.

Within 365 days after the Stage I Issuer’s or Restricted Subsidiary’s receipt of the Net Cash Proceeds from any such Asset Sale covered by this clause (b), the Stage I Issuer or such Restricted Subsidiary may at its option do any one or more of the following:

(i)                  reduce any Debt under the ABL Credit Agreement or any Debt of the Stage I Issuer or a Guarantor that in each case is secured by a Lien on the ABL Collateral that is prior to the Lien on the ABL Collateral in favor of Holders of Stage I Notes, in each case other than Debt owed to the Stage I Issuer or a Subsidiary of the Stage I Issuer (but without, in the case of any reduction of revolving obligations under an asset based revolving credit agreement, the requirement for any permanent reduction in the amount of commitments in respect thereof);

(ii)               make an Investment in Additional Assets; provided, further, that the Stage I Issuer or such Restricted Subsidiary, as the case may be, promptly takes such action (if any) as may be required to cause that portion of such Investment constituting Collateral to be added to the Collateral securing the Stage I Notes; or

(iii)            to the extent such Net Cash Proceeds are not from Asset Sales of Collateral, permanently reduce Debt of a Restricted Subsidiary that is not a Guarantor, other than Debt owed to a Stage I Issuer, a Guarantor or a Restricted Subsidiary;

provided that in the case of clause (ii) above, a binding commitment shall be treated as a permitted application of the Net Cash Proceeds from the date of such commitment so long as the Stage I Issuer or a Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Cash Proceeds will be applied to satisfy such commitment within 180 days of such commitment; provided, further, that if such commitment is later terminated or cancelled prior to the application of such Net Cash Proceeds, then such Net Cash Proceeds shall constitute Excess Proceeds.

Any Net Cash Proceeds from an Asset Sale of any assets that do not constitute Notes Collateral that are not invested or applied as provided and within the time period set forth in the preceding paragraph will be deemed to constitute “Excess ABL Proceeds”.  Within 15 business days after the aggregate amount of Excess ABL Proceeds exceeds $10,000,000, the Stage I Issuer shall make an offer to all Holders of the Stage I Notes, holders of the Existing Notes, and, if required by the terms of any Permitted Additional Pari Passu Obligations, to the holders of such Permitted Additional Pari Passu Obligations (an “ABL Asset Sale Offer”), to purchase the maximum principal amount of Stage I Notes, Existing Notes and such Permitted Additional Pari Passu Obligations that is $2,000 or an integral multiple of $1,000 in excess thereof that may be purchased out of the Excess ABL Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture.  To the extent that the aggregate amount of Stage I Notes, Existing Notes and such Permitted Additional Pari Passu Obligations tendered pursuant to an ABL Asset Sale Offer is less than the Excess ABL Proceeds, the Stage I Issuer may use any remaining Excess ABL Proceeds for any purpose not otherwise prohibited by this Indenture.  If the aggregate principal amount of Stage I Notes, Existing Notes or the Permitted Additional Pari Passu Obligations surrendered by such holders thereof exceeds the amount of Excess ABL Proceeds, the Stage I Issuer shall select the Stage I Notes, Existing Notes and such Permitted Additional Pari Passu Obligations to be purchased on a pro rata basis based on the accreted value or principal amount of the Stage I Notes, Existing Notes or such Permitted Additional Pari Passu Obligations tendered.  Upon completion of any such ABL Asset Sale Offer, the amount of Excess ABL Proceeds shall be reset at zero.

Pending the final application of any Net Cash Proceeds pursuant to clauses (a) and (b) of this Section 4.10, the Stage I Issuer or the applicable Restricted Subsidiary may apply such Net Cash Proceeds temporarily to reduce Debt outstanding under a revolving credit facility or otherwise invest such Net Cash Proceeds in any manner not prohibited by this Indenture.

(c)                                  For the purposes of this Section 4.10, any sale by the Stage I Issuer or a Restricted Subsidiary of the Capital Interests of the Stage I Issuer or a Restricted Subsidiary that owns assets constituting Notes Collateral or ABL Collateral shall be deemed to be a sale of such Notes Collateral or ABL Collateral (or, in the event of a Restricted Subsidiary that owns assets that include any combination of Notes Collateral and ABL Collateral, a separate sale of each of such Notes Collateral and ABL Collateral).  In the event of any such sale (or a sale of assets that includes any combination of Notes Collateral and ABL Collateral), the proceeds received by the Stage I Issuer and the

Restricted Subsidiaries in respect of such sale shall be allocated to the Notes Collateral and ABL Collateral in accordance with their respective fair market values, which shall be determined by the Board of Directors of the Stage I Issuer or, at the Stage I Issuer’s election, an independent third party.  In addition, for purposes of this Section 4.10, any sale by the Stage I Issuer or any Restricted Subsidiary of the Capital Interests of any Person that owns only ABL Collateral will not be subject to clause (a) above, but rather will be subject to clause (b) above.

(d)                                 For purposes of this Section 4.10, the following are deemed to be cash or Eligible Cash Equivalents:

(1)                                 any liabilities (as shown on the Stage I Issuer’s, or such Restricted Subsidiary’s, most recent balance sheet or in the notes thereto) of the Stage I Issuer or any Restricted Subsidiary that are assumed by the transferee of any such assets and for which the Stage I Issuer and all Restricted Subsidiaries have been validly released by all creditors in writing; and

(2)                                 any securities received by the Stage I Issuer, a Guarantor or such Restricted Subsidiary from such transferee that are converted by the Stage I Issuer or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale.

The Stage I Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Stage I Notes pursuant to an Offer to Purchase.  To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of this Indenture, the Stage I Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of this Indenture by virtue of such compliance.

SECTION 4.11        Limitation on Transactions with Affiliates.

The Stage I Issuer will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of related transactions, contract, agreement, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Stage I Issuer (each of the foregoing, an “Affiliate Transaction”), unless:

(i)                                     such Affiliate Transaction is on terms that, taken as a whole, are not materially less favorable to the Stage I Issuer or the relevant Restricted Subsidiary than those that could reasonably have been obtained in a comparable arm’s-length transaction by the Stage I Issuer or such Restricted Subsidiary with an unaffiliated party; and

(ii)                                  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5,000,000, the Stage I Issuer delivers to the Stage I Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Stage I Issuer approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (i) above; and

(iii)                               with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20,000,000, the Stage I Issuer must obtain and deliver to the Stage I Trustee a written opinion of a nationally recognized investment banking, accounting or appraisal firm (an “Independent Financial Advisor”) stating that the transaction is fair to the Stage I Issuer or such Restricted Subsidiary, as the case may be, from a financial point of view.

The foregoing limitation does not limit, and shall not apply to:

(1)                                 Restricted Payments that are permitted by the provisions of this Indenture pursuant to Section 4.7 or Permitted Investments;

(2)                                 the payment of reasonable and customary fees and indemnities to members of the Board of Directors of the Stage I Issuer or a Restricted Subsidiary;

(3)                                 the payment (and any agreement, plan or arrangement relating thereto) of reasonable and customary compensation and other benefits (including retirement, health, option, deferred compensation and other benefit plans) and indemnities to officers and employees of the Stage I Issuer or any Restricted Subsidiary;

(4)                                 transactions between or among the Stage I Issuer and/or the Restricted Subsidiaries;

(5)                                 the issuance of Capital Interests (other than Redeemable Capital Interests) of the Stage I Issuer otherwise permitted hereunder and the granting of registration and other customary rights in connection therewith;

(6)                                 any agreement or arrangement as in effect on June 18, 2013 and any amendment, extension or modification thereto so long as such amendment, extension or modification is not more disadvantageous to the Holders of the Stage I Notes in any material respect;

(7)                                 any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged into the Stage I Issuer or a Restricted Subsidiary; provided that such agreement was not entered into in contemplation of such acquisition or merger, or any amendment thereto so long as such amendment, extension or modification is not more disadvantageous to the Holders of the Stage I Notes in any material respect;

(8)                                 transactions in which the Stage I Issuer delivers to the Stage I Trustee a written opinion from an Independent Financial Advisor to the effect that the transaction is fair, from a financial point of view, to the Stage I Issuer and any relevant Restricted Subsidiaries;

(9)                                 any contribution of capital to the Stage I Issuer;

(10)                          the existence of, or the performance by the Stage I Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement) to which it is a party as of June 18, 2013 and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Stage I Issuer or any of its Restricted Subsidiaries of obligations under, any future amendment to any such existing agreement or any similar agreement entered into after June 18, 2013 shall only be permitted by this clause (10) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous in any material respect to the Holders when taken as a whole as compared to the original agreement in effect on June 18, 2013;

(11)                          transactions with customers, clients, suppliers or purchasers or sellers of goods or services that do not directly or indirectly, own Capital Interests in the Stage I Issuer and in which the Stage I Issuer does not, directly or indirectly, own Capital Interests, in each case, in the ordinary course of business and otherwise in compliance with the terms of this Indenture and which are on terms at least as favorable as might reasonably have been obtained at such time in a comparable arm’s-length transaction with an unaffiliated party; and

(12)                          the Transactions and the payment of all fees and expenses related to the Transactions.

SECTION 4.12        Limitation on Liens.

(a)                                 The Stage I Issuer will not, and will not permit any of the Restricted Subsidiaries, directly or indirectly, to enter into, create, incur, assume or suffer to exist any Liens of any kind on or with respect to the Collateral except Permitted Collateral Liens.

(b)                                 Subject to Section 4.12(a), the Stage I Issuer will not, and will not permit any of the Restricted Subsidiaries, directly or indirectly, to enter into, create, incur, assume or suffer to exist any Liens of any kind, other than Permitted Liens, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom other than the Collateral without securing the Stage I Notes and all other amounts due under this Indenture and the Security Documents (for so long as such Lien exists) equally and ratably with (or prior to) the obligation or liability secured by such Lien.

(c)                                  For purposes of determining compliance with this Section 4.12, (A) a Lien securing an item of Debt need not be permitted solely by reference to the above paragraph or to one category (or portion thereof) of Permitted Liens described in the definition of “Permitted Liens” but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Debt (or any portion thereof) meets the criteria of the above paragraph or one or more of the categories (or portions thereof) of Permitted Liens described in the definition of “Permitted Liens,” the Stage I Issuer shall, in its sole discretion, divide, classify or reclassify, or later divide, classify, or reclassify, such Lien securing such item of Debt (or any portion thereof) in any manner that complies (based on circumstances existing at the time of such division, classification or reclassification) with this Section 4.12.

(d)                                 With respect to any Lien securing Debt that was permitted to secure such Debt at the time of the Incurrence of such Debt, such Lien shall also be permitted to secure any Increased Amount of such Debt.  The “Increased Amount” of any Debt shall mean any increase in the amount of such Debt in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Debt with the same terms or in the form of common equity of the Stage I Issuer or any direct or indirect payment of the Stage I Issuer, the payment of dividends on preferred stock in the form of additional shares of preferred stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Debt outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Debt.

SECTION 4.13        Maintenance of Property and Insurance.

Subject to and in compliance with the provisions of Article X and the provisions of the applicable Security Documents, all property (including equipment) material to, and used or useful in the conduct of the business of the Stage I Issuer and its Restricted Subsidiaries, taken as whole, shall be maintained and kept in good operating condition and working order (ordinary wear and tear and casualty loss excepted), and the Stage I Issuer and its Restricted Subsidiaries shall make any repairs, replacements and improvements thereto as they determine to be reasonable and prudent; provided that the Stage I Issuer and its Restricted Subsidiaries shall not be obligated to comply with the foregoing provisions of this Section 4.13 to the extent that the Stage I Issuer’s management determines that the maintenance and repair of such property is no longer in the best interests of the Stage I Issuer and its Restricted Subsidiaries taken as a whole.

The Stage I Issuer will provide or cause to be provided, for itself and its Restricted Subsidiaries, insurance (including appropriate self-insurance) on its and its Subsidiaries business and the Collateral, with recognized, financially sound insurers or with the government of the United States of America, or an agency or instrumentality thereof, in such amounts, with such deductibles and by such methods as are determined by the Stage I Issuer in good faith to be reasonable and prudent.

SECTION 4.14        Offer to Purchase upon Change of Control.

Upon the occurrence of a Change of Control, each Holder of Stage I Notes will have the right to require the Stage I Issuer to repurchase all or any part of the outstanding Stage I Notes at a Purchase Price in cash equal to 101% of the principal amount tendered, together with accrued and unpaid interest (including, for the avoidance of doubt, pre-issuance interest), if any, to but not including the Purchase Date pursuant to an Offer to Purchase (the “Change of Control Payment”).  For purposes of the foregoing, an Offer to Purchase shall be deemed to have been made if (i) within 60 days following the date of the consummation of a transaction or series of transactions that constitutes a Change of Control, the Stage I Issuer commences an Offer to Purchase all outstanding Stage I Notes at the Purchase Price (which Offer to Purchase shall, in the case of any Change of Control that also constitutes a “Change of Control” under the Existing Indenture, be mailed concurrently with the corresponding offer by the Stage I Issuer to Holders of the Existing Notes) and (ii) all Stage I Notes properly tendered pursuant to the Offer to Purchase are purchased on the terms of such Offer to Purchase.

If Holders of not less than 90% in aggregate principal amount of the outstanding Stage I Notes validly tender and do not withdraw such Stage I Notes in an Offer to Purchase upon a Change of Control and the Stage I Issuer, or any third party making the Offer to Purchase in lieu of the Stage I Issuer as described below, purchases all of the Stage I Notes validly tendered and not withdrawn by such Holders, the Stage I Issuer or such third party will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Offer to Purchase described above, to redeem all Stage I Notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest (including, for the avoidance of doubt, pre-issuance interest), if any, to, but not including, the date of redemption.

On the Purchase Date, the Stage I Issuer shall, to the extent lawful, (a) accept for payment all Stage I Notes or portions thereof properly tendered pursuant to the Offer to Purchase, (b) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Stage I Notes or portions thereof so tendered and (c) otherwise comply with Section 3.9.

The Change of Control provisions described above will be applicable whether or not any other provisions of this Indenture are applicable.

The Stage I Issuer will not be required to make an Offer to Purchase upon a Change of Control if (i) a third party makes such Offer to Purchase contemporaneously with or upon a Change of Control in the manner, at the times and otherwise in compliance with the requirements set forth herein applicable to an Offer to Purchase made by the Stage I Issuer and purchases all Stage I Notes validly tendered and not withdrawn under such Offer to Purchase or (ii) a notice of redemption has been given pursuant to Section 3.7(a) or Section 3.7(b) or (iii) a notice of redemption has been given pursuant Section 3.11.

The Stage I Issuer will be required to comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws or regulations in connection with an Offer to Purchase.  To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of this Indenture, the Stage I Issuer will comply with Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations and no Default or Event of Default shall be deemed to have occurred as a result of such compliance.

In addition, an Offer to Purchase may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Offer to Purchase.

SECTION 4.15        Corporate Existence.

Except as permitted by Section 11.5 and Article V hereof, as the case may be, the Stage I Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate, partnership, limited liability company or other existence of each of its Restricted Subsidiaries in accordance with the respective organizational documents (as the same may be amended from time to time) of the Stage I Issuer or any such Restricted Subsidiary; provided that the Stage I Issuer shall not be required to preserve the corporate, partnership or other existence of any of its Subsidiaries to the extent that the Stage I Issuer’s management determines that the preservation thereof is no longer in the best interests of the Stage I Issuer and its Restricted Subsidiaries taken as a whole.

SECTION 4.16        Limitation on Business Activities.

The Stage I Issuer will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business.

SECTION 4.17        Additional Note Guarantees.

The Stage I Issuer will cause (i) each of the Wholly-Owned Restricted Subsidiaries (other than (x) any Foreign Subsidiary and (y) any Restricted Subsidiary that is prohibited by law from guaranteeing the Stage I Notes or that would experience adverse regulatory consequences as a result of providing a guarantee of the Stage I Notes (so long as, in the case of this clause (y), such Restricted Subsidiary has not provided a guarantee of any other Debt of the Stage I Issuer or any of the Guarantors)) and (ii) any other Restricted Subsidiary that is a guarantor or co-borrower under any Credit Facility to guarantee the Stage I Notes and the Stage I Issuer’s other obligations under this Indenture within thirty (30) days of becoming a Restricted Subsidiary.

Subject to Section 4.19, such Guarantor will within thirty (30) days of becoming such Restricted Subsidiary enter into a joinder agreement to the applicable Security Documents or new Security Documents defining the terms of the security interests that secure payment and performance when due of the Stage I Notes and take all actions advisable in the opinion of the Stage I Issuer, as set forth in an Officers’ Certificate accompanied by an Opinion of Counsel to the Stage I Issuer to cause the Liens created by the Security Documents to be duly perfected to the extent required by such documents in accordance with all applicable law, including the filing of financing statements in the jurisdictions of incorporation or formation of the Stage I Issuer and the Guarantors. The Stage I Issuer shall also deliver an Opinion of Counsel satisfactory to the Stage I Trustee which shall include enforceability of the Guarantee and the opinions set forth in Section 12.3. The Note Guarantees will be released as set forth in Article XI.

SECTION 4.18        Limitation on Creation of Unrestricted Subsidiaries.

The Stage I Issuer may designate any Subsidiary of the Stage I Issuer  to be an “Unrestricted Subsidiary” as provided below, in which event such Subsidiary and each other Person that is a Subsidiary of such Subsidiary will be deemed to be an Unrestricted Subsidiary.

The Stage I Issuer may designate any Subsidiary (including any newly formed or newly acquired Subsidiary) of the Stage I Issuer as an Unrestricted Subsidiary under this Indenture (a “Designation”) only if:

(1)                                 no Default shall be continuing after giving effect to such Designation; and

(2)                                 the Stage I Issuer would be permitted to make, at the time of such Designation, (i) a Permitted Investment or (ii) an Investment pursuant to the first paragraph of Section 4.7, in either case, in an amount (the “Designation Amount”) equal to the Fair Market Value of the Stage I Issuer’s proportionate interest in such Subsidiary on such date.

No Subsidiary shall be Designated as an Unrestricted Subsidiary unless such Subsidiary:

(1)                                 to the extent the Debt of the Subsidiary is not Non-Recourse Debt, any guarantee or other credit support thereof by the Stage I Issuer or a Restricted Subsidiary is permitted under Section 4.9;

(2)                                 is not party to any agreement, contract, arrangement or understanding that would not be permitted under Section 4.11; and

(3)                                 is a Person with respect to which neither the Stage I Issuer nor any Restricted Subsidiary has any direct or indirect obligation (a) to subscribe for additional Capital Interests or (b) to maintain or preserve the Person’s financial condition or to cause the Person to achieve any specified levels of operating results, unless such obligation is a Permitted Investment or is otherwise permitted under Section 4.7.

If, at any time, any Unrestricted Subsidiary fails to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Debt of the Subsidiary and any Liens on assets of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of the date and, if the Debt is not permitted to be incurred under Section 4.9, or the Lien is not permitted under Section 4.12, the Stage I Issuer shall be in default of the applicable covenant.

An Unrestricted Subsidiary may be designated as a Restricted Subsidiary if (i) all the Debt of such Unrestricted Subsidiary could be Incurred in accordance with Section 4.9 and (ii) all the Liens on the property and assets of such Unrestricted Subsidiary could be incurred pursuant to Section 4.12.

All Designations must be evidenced by an Officers’ Certificate delivered to the Stage I Trustee certifying compliance with the foregoing provisions.

SECTION 4.19        Further Assurances..

(a)                                 The Stage I Issuer will, and will cause each of the existing and future Restricted Subsidiaries to, at their expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments and do or cause to be done such further acts, in each case, as may be reasonably necessary and proper to:

(i)                  effectuate the purposes of this Indenture and the Security Documents;

(ii)               evidence, perfect, maintain and enforce the validity, effectiveness and priority of any of the Liens created, or intended to be created, by the Security Documents; and

(iii)            ensure the protection and enforcement of any of the rights granted or intended to be granted to the Stage I Trustee under any other instrument executed by the Stage I Issuers or any Restricted Subsidiary in connection therewith.

SECTION 4.20        Stage I Additional Interest; Stage I Additional Interest Notice.

(a)               In the event that the Stage I Issuer is required to pay Additional Interest (as defined in the Existing Indenture) to holders of Existing Notes pursuant to the Existing Registration Rights Agreement, the annual interest rate on the Stage I Notes will increase at the same times and in the same amounts as the interest rate on the Existing Notes (such increase, the “Stage I Additional Interest”). Following the cure of all Registration Defaults (as defined in the Existing Registration Rights Agreement), the interest rate on the Stage I Notes will revert to the original level.

(b)               The Stage I Issuer will provide written notice (“Stage I Additional Interest Notice”) to the Trustee of its obligation to pay Stage I Additional Interest no later than five days prior to the proposed payment date for the Stage I Additional Interest, and the Stage I Additional Interest Notice shall set forth the amount of Stage I Additional Interest to be paid by the Stage I Issuer on such payment date. The Trustee shall not at any time be under any duty or responsibility to any holder of Stage I Notes to determine the Stage I Additional Interest, or with respect to the nature, extent, or calculation of the amount of Stage I Additional Interest owed, or with respect to the method employed in such calculation of the Stage I Additional Interest.

ARTICLE V

SUCCESSORS

SECTION 5.1               Consolidation, Merger, Conveyance, Transfer or Lease.

The Stage I Issuer will not, in any transaction or series of transactions, consolidate with or merge into any other Person (other than a merger of a Restricted Subsidiary into the Stage I Issuer in which the Stage I Issuer is the continuing Person), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the assets of the Stage I Issuer and its Subsidiaries (determined on a consolidated basis), taken as a whole, to any other Person, unless:

(i)                  either: (a) the Stage I Issuer shall be the continuing Person or (b) the Person (if other than the Stage I Issuer) formed by such consolidation or into which the Stage I Issuer is merged, or the Person that acquires, by sale, assignment, conveyance, transfer, lease or other disposition, all or substantially all of the property and assets of the Stage I Issuer (such Person, the “Surviving Entity”), (1) shall be a corporation, partnership, limited liability company or similar entity organized and validly existing under the laws of the United States, any political subdivision thereof or any state thereof or the District of Columbia, (2) shall expressly assume, by a supplemental indenture, the due and punctual payment of all amounts due in respect of the principal of (and premium, if any) and interest on all the Stage I Notes and the performance of the covenants and obligations of the Stage I Issuer under this Indenture and (3) shall expressly assume the due and punctual performance of the covenants and obligations of the Stage I Issuer under the Security Documents; provided, however, that if the Surviving Entity is not a corporation, a co-obligor of the Stage I Notes is a corporation satisfying such requirements;

(ii)               immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Debt Incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(iii)            in the case of a transaction involving the Stage I Issuer, immediately after giving effect to any such transaction or series of transactions on a pro forma basis (including, without limitation, any Debt Incurred or anticipated to be Incurred in connection with or in respect of such transaction or series of transactions) as if such transaction or series of transactions had occurred on the first day of the determination period, the Stage I Issuer (or the Surviving Entity if the Stage I Issuer is not the continuing Person), (x) could Incur $1.00 of additional Debt (other than Permitted Debt) under Section 4.9(a) or (y) the Consolidated Fixed Charge Coverage Ratio for the Stage I Issuer (or the Surviving Entity if the Stage I Issuer is not the continuing Person) and its Restricted Subsidiaries would be equal to or greater than such ratio for the Stage I Issuer and its Restricted Subsidiaries immediately prior to such transaction or series of transactions;

(iv)           the Stage I Issuer delivers, or causes to be delivered, to the Stage I Trustee, in form and substance reasonably satisfactory to the Stage I Trustee, an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, conveyance, assignment, transfer, lease or other disposition complies with the requirements of this Indenture;

(v)              the Surviving Entity causes such amendments, supplements or other instruments to be executed, delivered, filed and recorded, as applicable, in such jurisdictions as may be required by applicable law to preserve and protect the Lien of the Security Documents on the Collateral owned by or transferred to the Surviving Entity;

(vi)           the Collateral owned by or transferred to the Surviving Entity shall (a) continue to constitute Collateral under this Indenture and the Security Documents, (b) be subject to the Lien in favor of the Stage I Collateral Agent for the benefit of the Stage I Trustee and the Holders of the Stage I Notes and (c) not be subject to any Lien other than Permitted Collateral Liens; and

(vii)        the property and assets of the Person which is merged or consolidated with or into the Surviving Entity, to the extent that they are property or assets of the types which would constitute Collateral under the Security Documents, shall be treated as after-acquired property and the Surviving Entity shall take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent required in this Indenture.

The preceding clause (iii) will not prohibit a merger between the Stage I Issuer and an Affiliate incorporated solely for the purpose of converting the Stage I Issuer into a corporation organized under the laws of the United States or any political subdivision or state thereof; so long as, the amount of Debt of the Stage I Issuer and the Restricted Subsidiaries is not increased thereby, except for Debt incurred in the ordinary course of business to pay fees, expenses and other costs associated with such transaction.

SECTION 5.2               Successor Person Substituted.

Upon any transaction or series of transactions that are of the type described in, and are effected in accordance with, conditions described in Section 5.1, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Stage I Issuer under this Indenture with the same effect as if such Surviving Entity had been named as the Stage I Issuer herein, as applicable; and when a Surviving Entity duly assumes all of the obligations and covenants of the Stage I Issuer pursuant to this Indenture and the Stage I Notes, except in the case of a lease, the predecessor Person shall be relieved of all such obligations.

ARTICLE VI

DEFAULTS AND REMEDIES

SECTION 6.1               Events of Default.

Each of the following constitutes an “Event of Default”:

(1)                                 default in the payment in respect of the principal of (or premium, if any, on) any Stage I Note at its maturity (whether at Stated Maturity or upon repurchase, acceleration, optional redemption, required repurchase, the Stage II Notes Exchange Redemption or otherwise);

(2)                                 default in the payment of any interest upon any Stage I Note when it becomes due and payable, and continuance of such default for a period of 30 days;

(3)                                 the Stage I Issuer fails to accept and pay for Stage I Notes tendered when and as required pursuant to an Offer to Purchase made pursuant to Section 4.14;

(4)                                 except as permitted by this Indenture, (i) any Note Guarantee of any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) shall for any reason cease to be in full force and effect and enforceable in accordance with its terms (except as specifically provided in this Indenture) for a period of 30 days after written notice thereof by the Stage I Trustee or the Holders of at least 25% in principal amount of the outstanding Stage I Notes or (ii) the Note Guarantee of any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) shall for any reason be asserted by any of the Guarantors or the Stage I Issuer not to be in full force and effect and enforceable in accordance with  its terms;

(5)                                 default in the performance, or breach, of any covenant or agreement of the Stage I Issuer or any Guarantor in this Indenture (other than a covenant or agreement a default in whose performance or whose breach is specifically dealt with in clauses (1), (2), (3) or (4) above), and continuance of such default or breach for a period of 60 days after written notice thereof has been given to the Stage I Issuer by the Stage I Trustee or to the Stage I Issuer and the Stage I Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding Stage I Notes;

(6)                                 a default or defaults under any bonds, debentures, notes or other evidences of Debt (other than the Stage I Notes) by the Stage I Issuer or any Restricted Subsidiary (other than Debt owed to the Stage I Issuer or a Restricted Subsidiary) having, individually or in the aggregate, a principal or similar amount outstanding of at least $10,000,000, whether such Debt now exists or shall hereafter be created, which default or defaults shall have resulted in the acceleration of the maturity of such Debt prior to its express maturity or shall constitute a failure to pay at least $10,000,000 of principal amount of such Debt when due and payable after the expiration of any applicable grace period with respect thereto;

(7)                                 the entry against the Stage I Issuer or any Restricted Subsidiary that is a Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) of a final judgment or final judgments for the payment of money in an aggregate amount in excess of

$10,000,000 and not covered by insurance (not disputed), by a court or courts of competent jurisdiction, which judgments remain undischarged, unwaived, unstayed, unbonded or unsatisfied for a period of 60 consecutive days;

(8)                                 (i) the Stage I Issuer, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(a)                                 commences a voluntary case,

(b)                                 consents to the entry of an order for relief against it in an involuntary case,

(c)                                  consents to the appointment of a Custodian of it or for all or substantially all of its property,

(d)                                 makes a general assignment for the benefit of its creditors, or

(e)                                  admits, in writing, its inability generally to pay its debts as they become due;

(ii)                                  a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a)                                 is for relief against the Stage I Issuer or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, in an involuntary case;

(b)                                 appoints a Custodian of the Stage I Issuer or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Stage I Issuer or any of the Restricted Subsidiaries; or

(c)                                  orders the liquidation of the Stage I Issuer or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary and the order or decree remains unstayed and in effect for 60 consecutive days; or

(9)                                 (x) with respect to a material portion of the Stage I Collateral, individually or in the aggregate, (a) any default or breach by the Stage I Issuer or any Guarantor in the performance of its obligations under the Security Documents or this Indenture which adversely affects the condition or value of such Stage I Collateral or the enforceability, validity, perfection or priority of the Liens in such Stage I Collateral, in each case taken as a whole, in any material respect, and continuance of such default or breach for a period of 60 days after written notice thereof by the Stage I Trustee or the Holders of at least 25% in principal amount of the outstanding Stage I Notes, or (b) any security interest created under the Security Documents or under this Indenture is declared invalid or unenforceable by a court of competent jurisdiction or (y) the Stage I Issuer or any of the Guarantors asserts, in any pleading in any court of competent jurisdiction, that any security interest in any Stage I Collateral is invalid or unenforceable.

The term “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

The Stage I Trustee shall not be deemed to have notice of any Event of Default and shall not have any duty or responsibility in respect thereof unless and until a Responsible Officer of the Stage I Trustee has received written notice of such Event of Default or has actual knowledge of such Event of Default.  Delivery of reports, information and documents to the Stage I Trustee under Section 4.3 is for informational purposes only and the Stage I Trustee’s receipt of the foregoing shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Stage I Issuer’s compliance with any of its covenants hereunder or the existence of an Event of Default (as to which the Stage I Trustee is entitled to rely exclusively on Officers’ Certificates, except as otherwise provided herein).

SECTION 6.2               Acceleration.

If an Event of Default (other than an Event of Default specified in clause (8) of Section 6.1 with respect to the Stage I Issuer) occurs and is continuing, then and in every such case the Stage I Trustee or the Holders of not less than 25% in aggregate principal amount of the outstanding Stage I Notes may declare the principal of the Stage I Notes and any accrued interest on the Stage I Notes to be due and payable immediately by a notice in writing to the Stage I Issuer (and to the Stage I Trustee if given by Holders); provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the outstanding Stage I Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal of or interest on the Stage I Notes, have been cured or waived as provided in this Indenture.

In the event of a declaration of acceleration of the Stage I Notes solely because an Event of Default described in clause (6) of Section 6.1 has occurred and is continuing, the declaration of acceleration of the Stage I Notes shall be automatically rescinded and annulled if the event of default or payment default triggering such Event of Default pursuant to clause (6) of Section 6.1 shall be remedied or cured by the Stage I Issuer or a Restricted Subsidiary waived by the holders of the relevant indebtedness within 20 Business Days after the declaration of acceleration with respect thereto and if the rescission and annulment of the acceleration of the Stage I Notes would not conflict with any judgment or decree of a court of competent jurisdiction obtained by the Stage I Trustee for the payment of amounts due on the Stage I Notes.

If an Event of Default specified in clause (8) of Section 6.1 occurs with respect to the Stage I Issuer, the principal of and any accrued interest on the Stage I Notes then outstanding shall ipso facto become immediately due and payable without any declaration or other act on the part of the Stage I Trustee or any Holder.  The Stage I Trustee may withhold from Holders notice of any Default (except Default in payment of principal of, premium, if any, and interest) if the Stage I Trustee determines that withholding notice is in the interests of the Holders to do so.

SECTION 6.3               Other Remedies.

If an Event of Default occurs and is continuing, subject to the Existing Intercreditor Agreement, the Stage I Trustee may pursue any available remedy to collect the payment of principal, premium, if any, interest on the Stage I Notes or to enforce the performance of any provision of the Stage I Notes, this Indenture and the Security Documents.

The Stage I Trustee may maintain a proceeding even if it does not possess any of the Stage I Notes or does not produce any of them in the proceeding.  A delay or omission by the Stage I Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  All remedies are cumulative to the extent permitted by law.

SECTION 6.4               Waiver of Past Defaults.

The Holders of not less than a majority in aggregate principal amount of the outstanding Stage I Notes may on behalf of the Holders of all the Stage I Notes waive any past Default under this Indenture and its consequences, except a Default:

(i)                  in any payment in respect of the principal of (or premium, if any) or interest on any Stage I Notes (including any Stage I Note which is required to have been purchased pursuant to an Offer to Purchase which has been made by the Stage I Issuer), or

(ii)               in respect of a covenant or provision hereof which under this Indenture cannot be modified or amended without the consent of the Holder of each outstanding Stage I Note affected.

SECTION 6.5               Control by Majority.

Subject to the terms of the Security Documents and Section 7.2(f), the Holders of a majority in aggregate principal amount of the then outstanding Stage I Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Stage I Trustee or exercising any trust power conferred on it.  However, (i) the Stage I Trustee may refuse to follow any direction that conflicts with law or this Indenture, that the Stage I Trustee determines may be unduly prejudicial to the rights of other Holders or that may involve the Stage I Trustee in personal liability, and (ii) the Stage I Trustee may take any other action deemed proper by the Stage I Trustee which is not inconsistent with such direction.

SECTION 6.6               Limitation on Suits.

A Holder may pursue a remedy with respect to this Indenture or the Stage I Notes only if:

(a)                                 the Holder gives to the Stage I Trustee written notice of a continuing Event of Default or the Stage I Trustee receives such notice from the Stage I Issuer;

(b)                                 the Holders of at least 25% in aggregate principal amount of the then outstanding Stage I Notes make a written request to the Stage I Trustee to pursue the remedy;

(c)                                  such Holder or Holders, provide to the Stage I Trustee indemnity reasonably satisfactory to the Stage I Trustee against any loss, liability or expense;

(d)                                 the Stage I Trustee does not comply with the request within 60 days after receipt of the request and  the provision of such indemnity; and

(e)                                  during such 60-day period the Holders of a majority in aggregate principal amount of the then outstanding Stage I Notes do not give the Stage I Trustee a direction inconsistent with the request.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

SECTION 6.7               Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal, premium, if any, and interest on or after the respective due dates expressed in the Stage I Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.8               Collection Suit by Stage I Trustee.

If an Event of Default specified in Section 6.1(1) or (2) hereof occurs and is continuing, the Stage I Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Stage I Issuer for the whole amount of principal of, premium and interest remaining unpaid on the Stage I Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Stage I Trustee, its agents and counsel.

SECTION 6.9               Stage I Trustee May File Proofs of Claim.

The Stage I Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Stage I Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Stage I Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Stage I Issuer (or any other obligor upon the Stage I Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other securities or property payable or deliverable upon the conversion or exchange of the Stage I Notes or on any such claims and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Stage I Trustee, and in the event that the Stage I Trustee shall consent to the making of such payments directly to the Holders, to pay to the Stage I Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Stage I Trustee, its agents and counsel, and any other amounts due the Stage I Trustee under Section 7.7 hereof.  To the extent that the payment of any such compensation, expenses, disbursements and advances of the Stage I Trustee, its agents and counsel, and any other amounts due the Stage I Trustee under Section 7.7 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.  Nothing herein contained shall be deemed to authorize the Stage I Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Stage I Notes or the rights of any Holder, or to authorize the Stage I Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.10        Priorities.

Subject to the terms of the Security Documents, any money collected by the Stage I Trustee (or received by the Stage I Trustee from the Stage I Collateral Agent under any Security Documents) pursuant to this Article VI and any money or other property distributable in respect of the Stage I Issuer’s obligations under this Indenture after an Event of Default shall be applied in the following order, at the date or dates fixed by the Stage I Trustee and, in case of the distribution of such money on account of principal (or premium, if any) or interest, if any, upon presentation of the Stage I Notes and the notation thereon of the payment if only partially paid and upon surrender thereof if fully paid:

First:  to the Stage I Trustee (including any predecessor Stage I Trustee) and Stage I Collateral Agent, its agents and attorneys for amounts due under Section 7.7 hereof, including payment of all reasonable compensation, expense and liabilities incurred, and all advances made, by the Stage I Trustee or Stage I Collateral Agent and the costs and expenses of collection;

Second:  to Holders of Stage I Notes for amounts due and unpaid on the Stage I Notes for principal, premium, if any, and interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Stage I Notes for principal, premium, if any, and interest respectively; and

Third:  to the Stage I Issuer or to such party as a court of competent jurisdiction shall direct.

The Stage I Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

SECTION 6.11        Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Stage I Trustee for any action taken or omitted by it as a Stage I Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.  This Section 6.11 does not apply to a suit by the Stage I Trustee, a suit by a Holder pursuant to Section 6.7 hereof, or a suit by Holders of more than 10% in principal amount of the then outstanding Stage I Notes.

ARTICLE VII

STAGE I TRUSTEE

SECTION 7.1               Duties of Stage I Trustee.

(a)                                 If an Event of Default has occurred and is continuing, the Stage I Trustee shall exercise such of the rights and powers vested in it by this Indenture and the Security Documents, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(b)                                 Except during the continuance of an Event of Default:

(i)                  the duties of the Stage I Trustee shall be determined solely by the express provisions of this Indenture and the Stage I Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Stage I Trustee; and

(ii)               in the absence of bad faith on its part, the Stage I Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Stage I Trustee and conforming to the requirements of this Indenture.  However, the Stage I Trustee shall be under a duty to examine the certificates and opinions specifically required to be furnished to it to determine whether or not they conform on their face to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts or conclusions stated therein).

(c)                                  The Stage I Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i)                  this paragraph does not limit the effect of paragraphs (b) or (e) of this Section 7.1;

(ii)               the Stage I Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer of the Stage I Trustee, unless it is proved that the Stage I Trustee was negligent in ascertaining the pertinent facts; and

(iii)            the Stage I Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5 hereof or otherwise in accordance with the direction of the Holders of a majority in principal amount of outstanding Stage I Notes relating to the time, method and place of conducting any proceeding for any remedy available to the Stage I Trustee, or exercising any trust or power conferred upon the Stage I Trustee or the Stage I Collateral Agent, under this Indenture or the Security Documents.

(d)                                 Whether or not therein expressly so provided, every provision of this Indenture or any provision of any Security Document that in any way relates to the Stage I Trustee or the Stage I Collateral Agent is subject to Sections 7.1 and 7.2 hereof.

(e)                                  No provision of this Indenture or the Security Documents shall require the Stage I Trustee or the Stage I Collateral Agent to expend or risk its own funds or incur any liability.  The Stage I Trustee and the Stage I Collateral Agent shall be under no obligation to exercise any of their rights and powers under this Indenture or the Security Documents at the request of any Holders, unless such Holder shall have offered to the Stage I Trustee and/or the Stage I Collateral Agent, as applicable, security and indemnity satisfactory to it against any loss, liability or expense which might be incurred by it in compliance with such request or direction.

(f)                                   The Stage I Trustee shall not be liable for interest on any money received by it except as the Stage I Trustee may agree in writing with the Stage I Issuer.  Money held in trust by the Stage I Trustee need not be segregated from other funds except to the extent required by law.

SECTION 7.2               Rights of Stage I Trustee.

(a)                                 The Stage I Trustee may conclusively rely and shall be fully protected in acting or refraining from acting on any document believed by it to be genuine and to have been signed or presented by the proper Person.  The Stage I Trustee need not investigate any fact or matter stated in any such document.

(b)                                 Before the Stage I Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both.  The Stage I Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel.  The Stage I Trustee may consult with counsel of the Stage I Trustee’s own choosing and the Stage I Trustee shall be fully protected from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance on the advice or opinion of such counsel or on any Opinion of Counsel.

(c)                                  The Stage I Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any attorney or agent appointed with due care.

(d)                                 The Stage I Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.  Any request or direction of the Stage I Issuer mentioned herein shall be sufficiently evidenced by an Officers’ Certificate and any resolution of the Board of Directors may be sufficiently evidenced by a Board Resolution.  Whenever in the administration of this Indenture the Stage I Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Stage I Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, conclusively rely upon an Officers’ Certificate.

(e)                                  Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Stage I Issuer or a Guarantor shall be sufficient if signed by an Officer of the Stage I Issuer or such Guarantor.

(f)                                   The Stage I Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Stage I Trustee security and indemnity reasonably satisfactory to the Stage I Trustee against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(g)                                  The Stage I Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or documents, but the Stage I Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Stage I Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine during normal business hours the books, records and premises of the Stage I Issuer or any Guarantor, personally or by agent or attorney at the sole cost of the Stage I Issuer, and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(h)                                 The rights, privileges, protections and benefits given to the Stage I Trustee, including its rights to be indemnified, are extended to, and shall be enforceable by, the Stage I Trustee in each of its capacities hereunder, and to each agent, custodian and other Persons employed to act hereunder or under any Security Document (including the Stage I Collateral Agent).

(i)                                     The Stage I Trustee may request that the Stage I Issuer deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any person authorized to sign an Officers’ Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

(j)                                    The Stage I Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Stage I Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a default is received by the Stage I Trustee at the Corporate Trust Office of the Stage I Trustee, and such notice references the Stage I Notes, the Note Guarantees and this Indenture.

(k)                                 The permissive right of the Stage I Trustee to take or refrain from taking any actions enumerated in this Indenture or any Security Document shall not be construed as a duty.

SECTION 7.3               Individual Rights of Stage I Trustee.

The Stage I Trustee in its individual or any other capacity may become the owner or pledgee of Stage I Notes and may otherwise deal with the Stage I Issuer or any Affiliate of the Stage I Issuer with the same rights it would have if it were not Stage I Trustee.  Any Agent may do the same with like rights and duties.  The Stage I Trustee is also subject to Sections 7.10 and 7.11 hereof.

SECTION 7.4               Stage I Trustee’s Disclaimer.

Neither the Stage I Trustee nor the Stage I Collateral Agent shall be responsible for or make any representation as to the validity or adequacy of this Indenture or the Stage I Notes, or the existence, genuineness, value or protection of any Stage I Collateral (except for the safe custody of Stage I Collateral in its possession actually received by it in accordance with the terms hereof) for the legality, effectiveness or sufficiency of any Security Document, or for the creation, perfection, priority, sufficiency or protection of any Lien in the Stage I Collateral, and neither shall be accountable for the Stage I Issuer’s use of the proceeds from the Stage I Notes or any money paid to the Stage I Issuer or upon the Stage I Issuer’s direction under any provision of this Indenture, neither shall be responsible for the use or application of any money received by any Paying Agent other than the Stage I Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Stage I Notes, any statement or recital in any document in connection with the sale of the Stage I Notes or pursuant to this Indenture other than the Stage I Trustee’s certificate of authentication on the Stage I Notes.

SECTION 7.5               Notice of Defaults.

If a Default occurs and is continuing and if it is actually known to a Responsible Officer of the Stage I Trustee, the Stage I Trustee shall mail to Holders a notice of the Default within 90 days after knowledge by the Stage I Trustee.  Except in the case of a Default in payment of principal of, premium, if any, or interest on any Stage I Note, the Stage I Trustee may withhold the notice if and so long as the Stage I Trustee in good faith determines that withholding the notice is in the interests of the Holders.

SECTION 7.6               Reports by Stage I Trustee to Holders of the Stage I Notes.

Within 60 days after each March 1 beginning with the March 1, 2014, and for so long as Stage I Notes remain outstanding, the Stage I Trustee shall mail to the Holders a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted).  The Stage I Trustee also shall comply with TIA § 313(b).  The Stage I Trustee shall also transmit by mail all reports as required by TIA § 313(c).

A copy of each report at the time of its mailing to the Holders shall be mailed to the Stage I Issuer and filed with the Commission and each stock exchange on which the Stage I Notes are listed in accordance with TIA § 313(d).

SECTION 7.7               Compensation and Indemnity.

The Stage I Issuer and the Guarantors, jointly and severally, shall pay to the Stage I Trustee and the Stage I Collateral Agent from time to time such compensation for its acceptance of this Indenture and services hereunder as the Stage I Issuer and the Stage I Trustee shall from time to time agree in writing.  The Stage I Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust.  The Stage I Issuer shall reimburse the Stage I Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services.  Such expenses shall include the reasonable compensation, disbursements and expenses of the Stage I Trustee’s agents and counsel.

The Stage I Issuer and the Guarantors, jointly and severally, shall indemnify the Stage I Trustee and the Stage I Collateral Agent (which for purposes of this Section 7.7 shall include its officers, directors, stockholders, employees and agents) against any and all claims, damage, losses, liabilities or expenses including taxes (other than taxes based upon, measured by or determined by the income of the Stage I Trustee) incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Stage I Issuer (including this Section 7.7) and defending itself against any claim (whether asserted by the Stage I Issuer or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder except to the extent any such loss, claim, damage, liability or expense shall be determined to have been caused by its own negligence or willful misconduct, in the case of the Stage I Trustee, or its own gross negligence or willful misconduct in the case of the Stage I Collateral Agent, in each case as determined by a final non-appealable order of a court of competent jurisdiction.  The Stage I Trustee (or the Stage I Collateral Agent, as the case may be) shall notify the Stage I Issuer promptly of any claim for which it may seek indemnity.  Failure by the Stage I Trustee (or the Stage I Collateral Agent, as the case may be) to so notify the Stage I Issuer shall not relieve the Stage I Issuer of their obligations hereunder.  The Stage I Issuer shall defend the claim and the Stage I Trustee (or the Stage I Collateral Agent, as the case may be) shall cooperate in the defense.  The Stage I Trustee (or the Stage I Collateral Agent, as the case may be) may have one separate counsel, but at the Stage I Trustee’s (or the Stage I Collateral Agent’s, as the case may be) expense unless the named parties in any such proceeding (including impleaded parties) include both the Stage I Issuer and the Stage I Trustee (or the Stage I Collateral Agent, as the case may be) and in the reasonable judgment of the Stage I Trustee (or Stage I Collateral Agent, as the case may be) representation of both parties by the same counsel would be inappropriate due to actual or potential differing or conflicting interests between them.  The Stage I Issuer need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

To secure the Stage I Issuer’s and the Guarantors’ obligations in this Section 7.7, the Stage I Trustee and the Stage I Collateral Agent shall have a Lien prior to the Stage I Notes on all money or property held or collected by the Stage I Trustee or the Stage I Collateral Agent, except that held in trust to pay principal or interest, if any, on particular Stage I Notes.

In addition, and without prejudice to the rights provided to the Stage I Trustee and the Stage I Collateral Agent under any of the provisions of this Indenture, when the Stage I Trustee or the Stage I Collateral Agent incurs expenses or renders services after an Event of Default specified in Section 6.1(8) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

“Stage I Trustee” for the purposes of this Section 7.7 shall include any predecessor Stage I Trustee and the Stage I Trustee in each of its capacities hereunder and each agent, custodian and other person employed to act hereunder or under any Security Document; provided, however, that the negligence, willful misconduct or bad faith of any Stage I Trustee hereunder shall not affect the rights of any other Stage I Trustee hereunder.

The Stage I Trustee shall comply with the provisions of TIA § 313(b)(2) to the extent applicable.

The provisions of this Section 7.7, including the obligations of the Stage I Issuer and the Guarantors hereunder, shall survive the satisfaction and discharge or termination for any reason of this Indenture or the resignation or removal of the Stage I Trustee or the Stage I Collateral Agent.

SECTION 7.8               Replacement of Stage I Trustee.

A resignation or removal of the Stage I Trustee and appointment of a successor Stage I Trustee shall become effective only upon the successor Stage I Trustee’s acceptance of appointment as provided in this Section 7.8.

The Stage I Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Stage I Issuer.  The Holders of a majority in principal amount of the then outstanding Stage I Notes may remove the Stage I Trustee by so notifying the Stage I Trustee and the Stage I Issuer in writing.  The Stage I Issuer may remove the Stage I Trustee if:

(a)                                 the Stage I Trustee fails to comply with Section 7.10 hereof;

(b)                                 the Stage I Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Stage I Trustee under any Bankruptcy Law;

(c)                                  a Custodian or public officer takes charge of the Stage I Trustee or its property; or

(d)                                 the Stage I Trustee becomes incapable of acting.

If the Stage I Trustee resigns or is removed or if a vacancy exists in the office of Stage I Trustee for any reason, the Stage I Issuer shall promptly appoint a successor Stage I Trustee.  Within one year after the successor Stage I Trustee takes office, the Holders of a majority in principal amount of the then outstanding Stage I Notes may appoint a successor Stage I Trustee to replace the successor Stage I Trustee appointed by the Stage I Issuer.

If a successor Stage I Trustee does not take office within 30 days after the retiring Stage I Trustee resigns or is removed, the retiring Stage I Trustee, the Stage I Issuer or the Holders of at least 10% in principal amount of the then outstanding Stage I Notes may petition any court of competent jurisdiction for the appointment of a successor Stage I Trustee.

If the Stage I Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Stage I Trustee and the appointment of a successor Stage I Trustee.

A successor Stage I Trustee shall deliver a written acceptance of its appointment to the retiring Stage I Stage I Trustee and to the Stage I Issuer.  Thereupon, the resignation or removal of the retiring Stage I Trustee shall become effective, and the successor Stage I Trustee shall have all the rights, powers and the duties of the Stage I Trustee under this Indenture.  The successor Stage I Trustee shall mail a notice of its succession to the Holders.  The retiring Stage I Trustee shall promptly transfer all property held by it as Stage I Trustee to the successor Stage I Trustee, provided that all sums owing to the Stage I Trustee hereunder have been paid and subject to the Lien provided for in Section 7.7 hereof.  Notwithstanding replacement of the Stage I Trustee pursuant to this Section 7.8, the Stage I Issuer’s obligations under and the Lien provided for in Section 7.7 hereof shall continue for the benefit of the retiring Stage I Trustee.

SECTION 7.9               Successor Stage I Trustee by Merger, Etc.

If the Stage I Trustee or any Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another Person, the successor Person without any further act shall be the successor Stage I Trustee or any Agent, as applicable.

SECTION 7.10        Eligibility; Disqualification.

There shall at all times be a Stage I Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trust power and that is subject to supervision or examination by federal or state authorities.  The Stage I

Trustee together with its Affiliates shall at all times have a combined capital surplus of at least $50,000,000 as set forth in its most recent annual report of condition.

This Indenture shall always have a Stage I Trustee who satisfies the requirements of TIA §§ 310(a)(1), (2) and (5).  The Stage I Trustee is subject to TIA § 310(b) including the provision in § 310(b)(1); provided that there shall be excluded from the operation of TIA § 310(b)(1) any indenture or indentures under which other securities, or certificates of interest or participation in other securities, of the Stage I Issuer or the Guarantors are outstanding if the requirements for exclusion set forth in TIA § 310(b)(1) are met.

SECTION 7.11        Preferential Collection of Claims Against the Stage I Issuer.

The Stage I Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b).  A Stage I Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

SECTION 7.12        Stage I Trustee’s Application for Instructions from the Stage I Issuer.

Any application by the Stage I Trustee for written instructions from the Stage I Issuer may, at the option of the Stage I Trustee, set forth in writing any action proposed to be taken or omitted by the Stage I Trustee under this Indenture and the date on and/or after which such action shall be taken or such omission shall be effective.  The Stage I Trustee shall not be liable for any action taken by, or omission of, the Stage I Trustee in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than twenty Business Days after the date any officer of the Stage I Issuer actually receives such application, unless any such officer shall have consented in writing to any earlier date) unless prior to taking any such action (or the effective date in the case of an omission), the Stage I Trustee shall have received written instructions in response to such application specifying the action to be taken or omitted.

SECTION 7.13        Limitation of Liability.

In no event shall the Stage I Trustee, in its capacity as such or as Stage I Collateral Agent, Paying Agent or Registrar or in any other capacity hereunder, be liable for indirect, special, consequential or punitive losses or damages of any kind whatsoever, including but not limited to lost profits, even if the Stage I Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.  The Stage I Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; interruptions; loss or malfunctions of utilities, computer (hardware or software) or communication services; accidents; labor disputes; acts of civil or military authority and governmental action.  The provisions of this Section 7.13 shall survive satisfaction and discharge or the termination for any reason of this Indenture and the resignation or removal of the Stage I Trustee.

SECTION 7.14        Stage I Collateral Agent.

The rights, privileges, protections, immunities and benefits given to the Stage I Trustee, including its right to be indemnified, are extended to, and shall be enforceable by, the Stage I Collateral Agent as if the Stage I Collateral Agent were named as the Stage I Trustee herein and the Security Documents were named as this Indenture herein.  For the avoidance of doubt, the standard of care applicable to the Stage I Collateral Agent shall be gross negligence.  They shall be in addition and not substitution of any other right, privileges, protections, immunities and benefits in favor of the Stage I Collateral Agent in this Indenture and any Security Documents.

SECTION 7.15        Co-Trustees; Separate Stage I Trustee; Stage I Collateral Agent.

At any time or times, for the purpose of meeting the legal requirements of any jurisdiction in which any of the Stage I Collateral may at the time be located, the Stage I Issuer, the Stage I Collateral Agent and the Stage I Trustee shall have power to appoint, and, upon the written request of (i) the Stage I Trustee or the Stage I Collateral

Agent or (ii) the holders of at least 25% of the outstanding principal amount at maturity of the Stage I Notes, the Stage I Issuer shall for such purpose join with the Stage I Trustee in the execution, delivery and performance of all instruments and agreements necessary or proper to appoint, one or more Persons approved by the Stage I Trustee either to act as co-trustee, jointly with the Stage I Trustee, or to act as separate trustee, co-collateral agent, sub-collateral agent or separate collateral agent of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such Person or Persons in the capacity aforesaid, any property, title, right or power deemed necessary or desirable, subject to the other provisions of this Section 7.15.  If the Stage I Issuer does not join in such appointment within 15 days after the receipt by it of a request so to do, or in case an Event of Default has occurred and is continuing, the Stage I Trustee or the Stage I Collateral Agent alone shall have power to make such appointment.

Should any written instrument from the Stage I Issuer be requested by any co-trustee or separate trustee or co-collateral agent, sub-collateral agent or separate collateral agent so appointed for more fully confirming to such co-trustee or separate trustee such property, title, right or power, any and all such instruments shall, on request of such co-trustee or separate trustee or separate collateral agent, be executed, acknowledged and delivered by the Stage I Issuer.

Any co-trustee, separate trustee or co-collateral agent, sub-collateral agent or separate collateral agent shall agree in writing to be and shall be subject to the provisions of the applicable Security Documents as if it were the Stage I Trustee thereunder (and the Stage I Trustee shall continue to be so subject).

Every co-trustee or separate trustee or co-collateral agent, sub-collateral agent or separate collateral agent shall, to the extent permitted by law, but to such extent only, be appointed subject to the following terms, namely:

(a)                                 The Stage I Notes shall be authenticated and delivered, and all rights, powers, duties and obligations hereunder in respect of the custody of securities, cash and other personal property held by, or required to be deposited or pledged with, the Stage I Trustee hereunder, shall be exercised solely, by the Stage I Trustee.

(b)                                 The rights, powers, duties and obligations hereby conferred or imposed upon the Stage I Trustee in respect of any property covered by such appointment shall be conferred or imposed upon and exercised or performed by the Stage I Trustee or by the Stage I Trustee and such co-trustee or separate trustee jointly, or by the Stage I Trustee and such co-collateral agent, sub-collateral agent or separate collateral agent jointly as shall be provided in the instrument appointing such co-trustee, separate trustee or separate collateral agent, except to the extent that under any law of any jurisdiction in which any particular act is to be performed, the Stage I Trustee shall be incompetent or unqualified to perform such act, in which event such rights, powers, duties and obligations shall be exercised and performed by such co-trustee, separate trustee or co-collateral agent, sub-collateral agent or separate collateral agent.

(c)                                  The Stage I Trustee at any time, by an instrument in writing executed by it, with the concurrence of the Stage I Issuer, may accept the resignation of or remove any co-trustee, separate trustee or co-collateral agent, sub-collateral agent or separate collateral agent appointed under this Section 7.15, and, in case an Event of Default has occurred and is continuing, the Stage I Trustee shall have power to accept the resignation of, or remove, any such co-trustee, separate trustee or co-collateral agent, sub-collateral agent or separate collateral agent without the concurrence of the Stage I Issuer.  Upon the written request of the Stage I Trustee, the Stage I Issuer shall join with the Stage I Trustee in the execution, delivery and performance of all instruments and agreements necessary or proper to effectuate such resignation or removal.  A successor to any co-trustee, separate trustee or co-collateral agent, sub-collateral agent or separate collateral agent so resigned or removed may be appointed in the manner provided in this Section 7.15.

(d)                                 No co-trustee, separate trustee or co-collateral agent, sub-collateral agent or separate collateral agent hereunder shall be liable by reason of any act or omission of the Stage I Trustee, or any other such trustee, co-trustee, separate trustee, co-collateral agent, sub-collateral agent or separate collateral agent hereunder.

(e)                                  The Stage I Trustee shall not be liable by reason of any act or omission of any co-trustee, separate trustee, co-collateral agent, sub-collateral agent or separate collateral agent.

(f)                                   Any act of holders delivered to the Stage I Trustee shall be deemed to have been delivered to each such co-trustee, separate trustee or co-collateral agent, sub-collateral agent or separate collateral agent, as the case may be.

SECTION 7.16              Limitation on Duty of Stage I Trustee and Stage I Collateral Agent in Respect of Stage I Collateral; Indemnification.

(a)                                 Beyond the exercise of reasonable care in the custody thereof, neither the Stage I Trustee nor the Stage I Collateral Agent shall have any duty as to any Stage I Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and neither the Stage I Trustee nor the Stage I Collateral Agent shall have any responsibility for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Stage I Collateral.  Each of the Stage I Trustee and the Stage I Collateral Agent shall be deemed to have exercised reasonable care in the custody of the Stage I Collateral in its possession if the Stage I Collateral is accorded treatment substantially equal to that which it accords its own property and neither the Stage I Trustee nor the Stage I Collateral Agent shall be liable or responsible for any loss or diminution in the value of any of the Stage I Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Stage I Trustee or the Stage I Collateral Agent in good faith.

(b)                                 Neither the Stage I Trustee nor the Stage I Collateral Agent shall be responsible for the existence, genuineness or value of any of the Stage I Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Stage I Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence, bad faith or willful misconduct on the part of the Stage I Trustee or the Stage I Collateral Agent, as the case may be,  for the validity or sufficiency of the Stage I Collateral or any agreement or assignment contained therein, for the validity of the title of the Stage I Issuer or any Guarantor to the Stage I Collateral, for insuring the Stage I Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Stage I Collateral.  Neither the Stage I Trustee nor the Stage I Collateral Agent shall have any duty to ascertain or inquire as to the performance or observance of any of the terms of this Indenture, the Existing Security Agreement, or any other Security Document by the Stage I Issuer, the Guarantors or the holders of any Permitted Additional Pari Passu Obligations or any other Person.

ARTICLE VIII

[RESERVED]

ARTICLE IX

AMENDMENT, SUPPLEMENT AND WAIVER

SECTION 9.1                     Without Consent of Holders of the Stage I Notes.

Notwithstanding Section 9.2 of this Indenture, without the consent of any Holders, the Stage I Issuer, the Guarantors, the Stage I Trustee and the Stage I Collateral Agent, at any time and from time to time, may enter into one or more indentures supplemental to this Indenture, the Guarantees and the Security Documents for any of the following purposes:

(1)                                 to evidence the succession of another Person to the Stage I Issuer or any of the Guarantors and the assumption by any such successor of the covenants of the Stage I Issuer or such Guarantor in this Indenture, the Guarantees, the Security Documents and the Stage I Notes;

(2)                                 to add to the covenants of the Stage I Issuer for the benefit of the Holders, or to surrender any right or power herein conferred upon the Stage I Issuer;

(3)                                 to add additional Events of Default;

(4)                                 to provide for uncertificated Stage I Notes in addition to or in place of the Certificated Notes;

(5)                                 to evidence and provide for the acceptance of appointment under this Indenture and the Security Documents by a successor Stage I Trustee or Stage I Collateral Agent;

(6)                                 [reserved];

(7)                                 to add to the Collateral securing the Stage I Notes, to add a Guarantor or to release a Guarantor and the Collateral in accordance with this Indenture and the Escrow Agreement;

(8)                                 to cure any ambiguity, defect, omission, mistake or inconsistency as described in an Officers’ Certificate delivered to the Stage I Trustee;

(9)                                 to make or change any other provisions with respect to matters or questions arising under this Indenture; provided that such actions pursuant to this clause shall not adversely affect the interests of the Holders in any material respect, as determined in good faith by the Board of Directors of the Stage I Issuer and evidenced by an Officers’ Certificate and copy of the Board Resolution delivered to the Stage I Trustee;

(10)                          to conform any provision of this Indenture, the Security Documents or the Stage I Notes to any provision of the “Description of Stage I Notes” in the Offering Memorandum as described in an Officers’ Certificate delivered to the Stage I Trustee;

(11)                          to mortgage, pledge, hypothecate or grant any other Lien in favor of the Stage I Collateral Agent for the benefit of the Stage I Trustee on behalf of the Holders of the Stage I Notes, as additional security for the payment and performance of all or any portion of the Obligations under this Indenture, the Stage I Notes and the Security Documents, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted to or for the benefit of the Stage I Trustee or the Stage I Collateral Agent pursuant to this Indenture, any of the Security Documents or otherwise;

(12)                          to provide for the release of Collateral from the Lien of this Indenture and the Security Documents or subordinate to such Lien when permitted or required by the Security Documents or this Indenture; or to otherwise amend any Security Document with respect to the ABL Collateral in a manner consistent with any corresponding amendment to the Security Documents governing the ABL Collateral so long as such amendment does not result in a release of Collateral not otherwise permitted by the Security Documents or this Indenture;

(13)                          to enter into or amend the Existing Intercreditor Agreement and/or the Security Documents (or supplement the Existing Intercreditor Agreement and/or the Security Documents) under circumstances provided therein including (x) if the Stage I Issuer incurs Credit Facility Obligations and/or Permitted Additional Pari Passu Obligations and (y) in connection with the refinancing of the Credit Facility Obligation and to secure any Permitted Additional Pari Passu Obligations under the Security Documents and to appropriately include any of the foregoing in the Existing Intercreditor Agreement and Security Documents;

(14)                          at the Stage I Issuer’s election, to comply with any requirement of the Commission in connection with the qualification of this Indenture under the TIA, if such qualification is required;

(15)                          [reserved];

(16)                          to make any amendment to the provisions of this Indenture relating to the transfer and legending of the Stage I Notes as permitted by this Indenture, including to facilitate the issuance and administration of Stage I Notes; provided, however, that (i) compliance with this Indenture as so amended would not result in Stage I Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not adversely affect the rights of Holders to transfer Stage I Notes in any material respect; and

(17)                          to secure any Permitted Additional Pari Passu Obligations to the extent permitted under this Indenture and the Security Documents.

SECTION 9.2                     With Consent of Holders of Stage I Notes.

(a)                                 With the consent of (i) the Holders of not less than a majority in aggregate principal amount of the outstanding Stage I Notes, the Stage I Issuer, the Guarantors and the Stage I Trustee may enter into an indenture or indentures supplemental to this Indenture (together with the other consents required thereby) for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture or the Stage I Notes or of modifying in any manner the rights of the Holders of the Stage I Notes under this Indenture, including the definitions herein, and (ii) the Holders of not less than a majority in aggregate principal amount of the outstanding Stage I Notes and the Permitted Additional Pari Passu Obligations, voting as one class, the Stage I Issuer, the Guarantors, the Stage I Trustee and the Stage I Collateral Agent may amend or otherwise modify in any manner the Security Documents or the obligations thereunder, including, without limitation, as to property that constitutes less than all or substantially all of the Stage I Collateral, release the Lien on such Stage I Collateral; provided, however, that no such supplemental indenture, modification or amendment shall, without the consent of the Holder of each outstanding Stage I Note affected thereby:

(1)                                 change the Stated Maturity of any Stage I Note or of any installment of interest on any Stage I Note, or reduce the amount payable in respect of the principal thereof or the rate of interest thereon or any premium payable thereon, or reduce the amount that would be due and payable on acceleration of the maturity thereof, or change the place of payment where, or the coin or currency in which, any Stage I Note or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof, or change the date on which any Stage I Notes may be subject to redemption or reduce the Redemption Price therefor,

(2)                                 reduce the percentage in aggregate principal amount of the outstanding Stage I Notes, the consent of whose Holders is required for any such supplemental indenture or amendment, or the consent of whose Holders is required for any waiver (of compliance with certain provisions of this Indenture or certain defaults hereunder and their consequences) provided for in this Indenture,

(3)                                 modify the obligations of the Stage I Issuer to make Offers to Purchase upon a Change of Control or from the Excess Proceeds of Asset Sales or Excess Proceeds from an Event of Loss if such modification was done after the occurrence of such Change of Control, or after the obligation to make an Asset Sale Offer has arisen, as applicable; provided that prior to the occurrence of a Change of Control or Asset Sale, the Holders of a majority in aggregate principal amount of the Stage I Notes then outstanding may waive the requirement to make or complete an Offer to Purchase or Asset Sale Offer,

(4)                                 subordinate, in right of payment, the Stage I Notes to any other Debt of the Stage I Issuer,

(5)                                 modify any of the provisions of this Section 9.2 or provisions of Section 6.4 of this Indenture relating to waivers of past payment defaults or the rights of Holders of Stage I Notes to receive payments of principal or premium, if any, on the Stage I Notes, except to increase any such percentage required for such actions or to provide that certain other provisions of this Indenture cannot be modified or waived without the consent of the Holder of each outstanding Stage I Note affected thereby, or

(6)                                 release any Guarantees of any Subsidiaries that constitute (individually or in the aggregate) in excess of either 5% of the Stage I Issuer’s Consolidated Net Tangible Assets or 5% of the Stage I Issuer’s consolidated revenues required to be maintained under this Indenture (other than in accordance with the terms of this Indenture).

(b)                                 In addition, any amendment to, or waiver of, the provisions of this Indenture or any Security Document that has the effect of releasing all or substantially all of the Stage I Collateral from the Liens securing the Stage I Notes other than in accordance with this Indenture and the Security Documents or modifying the Existing Intercreditor Agreement in any manner adverse in any material respect to the Holders of the Stage I Notes will require the consent of the Holders of at least 66 2/3% in aggregate principal amount of the Stage I Notes then outstanding, voting as one class.

(c)                                  The Holders of not less than a majority in aggregate principal amount of the outstanding Stage I Notes may on behalf of the Holders of all the Stage I Notes waive any past default under this Indenture and its consequences, except a default:

(1)                                 In any payment in respect of the principal of (or premium), if any) or interest on any Stage I Notes (including any Stage I Note which is required to have been purchased pursuant to an Offer to Purchase which has been made by the Stage I Issuer), or

(2)                                 In respect of a covenant or provision hereof which under this Indenture cannot be modified or amended without the consent of the Holder of each outstanding Stage I Note affected.

SECTION 9.3                     Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Stage I Note is a continuing consent by the Holder and every subsequent Holder of that Stage I Note or portion of the Stage I Note that evidences the same debt as the consenting Holder’s Stage I Note, even if notation of the consent is not made on the Stage I Note.  However, any such Holder or subsequent Holder may revoke the consent as to its Stage I Note if the Stage I Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective.  When an amendment, supplement or waiver becomes effective in accordance with its terms, it thereafter binds every Holder.

The Stage I Issuer may, but shall not be obligated to, fix a record date for determining which Holders consent to such amendment, supplement or waiver.  If the Stage I Issuer fixes a record date, the record date shall be fixed at (i) the later of 30 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished for the Stage I Trustee prior to such solicitation pursuant to Section 2.5 hereof or (ii) such other date as the Stage I Issuer shall designate.

SECTION 9.4                     Notation on or Exchange of Stage I Notes.

The Stage I Trustee may place an appropriate notation about an amendment, supplement or waiver on any Stage I Note thereafter authenticated.  The Stage I Issuer in exchange for all Stage I Notes may issue and the Stage I Trustee shall authenticate new Stage I Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Stage I Note shall not affect the validity and effect of such amendment, supplement or waiver.

After any amendment, supplement or waiver becomes effective, the Stage I Issuer shall mail to Holders a notice briefly describing such amendment, supplement or waiver.  The failure to give such notice shall not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.5                     Stage I Trustee to Sign Amendments, Etc.

The Stage I Trustee shall sign any amended or supplemental indenture authorized pursuant to this Article IX if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Stage I Trustee.  The Stage I Issuer and the Guarantors may not sign an amendment or supplemental indenture until their respective Boards of Directors approve it.  In signing or refusing to sign any amendment or supplemental indenture the Stage I Trustee shall receive and (subject to Section 7.1 hereof) shall be fully protected in relying upon an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amendment or supplemental indenture is authorized or permitted by this Indenture, that all conditions precedent thereto have been met or waived and that such amendment or supplemental indenture is not inconsistent herewith.

ARTICLE X

SECURITY

SECTION 10.1              Security Documents; Additional Collateral.

(a)                                 Security Documents.  In order to secure the due and punctual payment of the Obligations, the Stage I Issuer, the Guarantors, the Stage I Collateral Agent and the other parties thereto have simultaneously with the execution of this Indenture entered or, in accordance with the provisions of Section 4.17, Section 4.19 and this Article X will enter into the Security Documents.  The Stage I Issuer shall, and shall cause the Guarantors to, take any and all actions and make all filings (including the filing of UCC financing statements, continuation statements and amendments thereto), within the applicable statutory periods, required to cause the Security Documents to create and maintain, as security for the Obligations of the Stage I Issuers and the Guarantors to the Notes Secured Parties under this Indenture, the Stage I Notes, the Guarantees, the Existing Intercreditor Agreement and the Security Documents, a valid and enforceable perfected Lien and security interest in and on all of the Collateral (subject to the terms of the Existing Intercreditor Agreement and the Security Documents), in favor of the Stage I Collateral Agent for the benefit of the Notes Secured Parties subject to no Liens other than Liens permitted under this Indenture.

(b)                                 After Acquired Real Property.

If the Stage I Issuer or any Guarantor acquires property  that is not automatically subject to a perfected security interest or Lien under the Security Documents and such property would be of the type that would constitute Collateral, then, promptly following such acquisition the Stage I Issuer or such Guarantor  will provide security interests in and liens on such property in favor of the Stage I Collateral Agent for its benefit and the benefit of the Stage I Trustee and the Holders and the holders of any Permitted Additional Pari Passu Obligations and deliver certain mortgages, deeds of trust, security instruments, financing statements, title insurance policies, surveys and certificates and opinions of counsel in respect thereof as required by this Indenture and the Security Documents and as shall be reasonably necessary to vest in the Stage I Collateral Agent a perfected security interest in such property and to have such property added to the Collateral and thereupon all provisions of this Indenture relating to the Collateral shall be deemed to relate to such property to the same extent and with the same force and effect.

The Stage I Issuer and the Guarantors shall furnish to the Stage I Trustee at least thirty (30) days prior to the anniversary of June 18, 2013 in each year an Opinion of Counsel, dated as of such date, either (i) (x) stating that, in the opinion of such counsel, such action has been taken with respect to the recording, filing, re-recording, and refiling of this Indenture or the Security Documents, as applicable, as are necessary to maintain the perfected Liens of the applicable Security Documents securing the Obligations under applicable law to the extent required by the Security Documents other than any action as described therein to be taken and such opinion may refer to prior Opinions of Counsel and contain customary qualifications and exceptions and may rely on an Officers’ Certificate of the Stage I Issuer, and (y) stating that on the date of such Opinion of Counsel, all financing statements, financing statement amendments and continuation statements have been or will be executed and filed that are necessary, as of such date or promptly thereafter and during the succeeding 12 months, fully to maintain the perfection of the security interests of the Stage I Collateral Agent securing the Obligations thereunder and under the Security Documents with respect to the Collateral and such Opinion of Counsel may contain customary qualifications and exceptions and may rely on an Officers’ Certificate; provided that if there is a required filing of a continuation statement or other instrument within such 12 month period and such continuation statement or amendment is not effective if filed at the time of the opinion, such opinion may so state and in that case the Stage I Issuer and the Guarantors shall cause a continuation statement or amendment to be timely filed so as to maintain such Liens and security interests securing Obligations or (ii) stating that, in the opinion of such counsel, no such action is necessary to maintain such Liens or security interests.

SECTION 10.2              Recording, Registration and Opinions.

Any release of Collateral permitted or required by Section 10.3 hereof or the Security Documents will be deemed not to impair the Liens under this Indenture and the Security Documents in contravention thereof and any Person that is required to deliver a certificate or opinion under this Indenture or the Security Documents, shall be entitled to rely upon the foregoing as a basis for delivery of such certificate or opinion.  The Stage I Trustee may, to the extent permitted by Sections 7.1 and 7.2 hereof, accept as conclusive evidence of compliance with the foregoing provisions the appropriate statements contained in such documents and opinion.

SECTION 10.3              Releases of Collateral.

(a)                                 The Guarantors will be entitled to (x) the release of property and other assets included in the Collateral from the Liens securing the Stage I Notes under any one or more of the following circumstances:

(i)                  to enable the disposition of such property or assets including, in the case of Capital Interests, by way of consolidation or merger (other than to the Stage I Issuer or a Guarantor) to the extent not prohibited under Section 4.10;

(ii)               in the case of a Guarantor that is released from its Note Guarantee, the release of the property and assets of such Guarantor;

(iii)            in the event any Collateral becomes Excluded Collateral;

(iv)           with the consent of the requisite Holders in accordance with Article IX; and

(y) the subordination of any Lien on any asset granted to or held by the Stage I Collateral Agent under any Security Document to the holder of any Lien on such asset that is permitted by clause (xii) or (solely in respect of Purchase Money Debt and Capital Lease Obligations) clause (xx) of the definition of Permitted Lien.

(b)                                 The second-priority Lien on the ABL Collateral securing the Stage I Notes will also terminate and be released pursuant to the Existing Intercreditor Agreement.

(c)                                  The Liens on all Collateral securing the Stage I Notes also will be released upon (i) payment in full of the principal of, together with accrued and unpaid interest on, the Stage I Notes and all other obligations under this Indenture, the Note Guarantees under this Indenture and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, is paid or (ii) legal defeasance or covenant defeasance under this Indenture or a discharge of this Indenture pursuant to Article VIII.

(d)                                 In addition, to the extent necessary and for so long as required for such Guarantor not to be subject to any requirement pursuant to Rule 3-16 of Regulation S-X under the Securities Act to file separate financial statements with the Commission (or any other governmental agency), the Capital Interests and other securities of any Guarantor shall not be included in the Collateral with respect to the Stage I Notes (and/or any Permitted Additional Pari Passu Obligations outstanding) so affected and shall not be subject to the Liens securing such Notes and/or any

Permitted Additional Pari Passu Obligations. In determining whether any such release is permitted, the Stage I Collateral Agent may rely upon a certificate of the Stage I Issuer that the Collateral is permitted to be released under this Indenture.

(e)                                  Notwithstanding anything to the contrary herein, the Stage I Issuer and the Guarantors will not be required to comply with all or any portion of Section 314(d) of the TIA if they determine, in good faith based on advice of counsel, that under the terms of that section and/or any interpretation or guidance as to the meaning thereof of the Commission and its staff, including “no action” letters or exemptive orders, all or any portion of Section 314(d) of the TIA is inapplicable to the released Collateral and the Stage I Issuer shall deliver an Officers’ Certificate and an Opinion of Counsel confirming this to the Stage I Trustee and Stage I Collateral Agent.

(f)                                   If any Collateral is released in accordance with any of the Security Documents (other than as permitted by this Indenture) and if the Stage I Issuer or the applicable Guarantor has delivered the certificates and documents required by the Security Documents, the Stage I Trustee will determine whether it has received all documentation required by Section 314(d) of the TIA (to the extent applicable) in connection with such release.

SECTION 10.4              Form and Sufficiency of Release.

In the event that either the Stage I Issuer or any Guarantor has sold, exchanged, or otherwise disposed of or proposes to sell, exchange or otherwise dispose of any portion of the Collateral that, under the terms of this Indenture may be sold, exchanged or otherwise disposed of by the Stage I Issuer or any Guarantor, and the Stage I Issuer or such Guarantor requests the Stage I Trustee to furnish a written disclaimer, release or quitclaim of any interest in such property under this Indenture, the applicable Guarantee and the Security Documents, upon receipt of an Officers’ Certificate and Opinion of Counsel to the effect that such release complies with Section 10.3 and specifying the provision in Section 10.3 pursuant to which such release is being made (upon which the Stage I Trustee may exclusively and conclusively rely), the Stage I Trustee shall execute, acknowledge and deliver to the Stage I Issuer or such Guarantor (or instruct the Stage I Collateral Agent to do the same) such an instrument in the form provided by the Stage I Issuer, and providing for release without recourse (other than with respect to Liens attributable to it) and shall take such other action as the Stage I Issuer or such Guarantor may reasonably request and as necessary to effect such release.  Before executing, acknowledging or delivering any such instrument, the Stage I Trustee shall be furnished with an Officers’ Certificate and an Opinion of Counsel (on which the Stage I Trustee shall be entitled to conclusively and exclusively rely) each stating that such release is authorized and permitted by the terms hereof and the Security Documents and that all conditions precedent with respect to such release have been complied with.

SECTION 10.5              Possession and Use of Collateral.

Subject to the provisions of the Security Documents, the Stage I Issuer and the Guarantors shall have the right to remain in possession and retain exclusive control of and to exercise all rights with respect to the Collateral (other than monies or U.S. government obligations deposited pursuant to Article VIII, and other than as set forth in the Security Documents and this Indenture), to operate, manage, develop, lease, use, consume and enjoy the Collateral (other than monies and U.S. government obligations deposited pursuant to Article VIII and other than as set forth in the Security Documents and this Indenture), to alter or repair any Collateral so long as such alterations and repairs do not impair the creation or perfection of the Lien of the Security Documents thereon, and to collect, receive, use, invest and dispose of the reversions, remainders, interest, rents, lease payments, issues, profits, revenues, proceeds and other income thereof.

SECTION 10.6              Purchaser Protected.

No purchaser or grantee of any property or rights purporting to be released shall be bound to ascertain the authority of the Stage I Trustee to execute the release or to inquire as to the existence of any conditions herein prescribed for the exercise of such authority so long as the conditions set forth in Section 10.4 have been satisfied.

SECTION 10.7              Authorization of Actions to Be Taken by the Stage I Collateral Agent Under the Security Documents.

In acting hereunder and under the Security Documents, the Holders, the Stage I Issuer and the Guarantors agree that the Stage I Collateral Agent shall be entitled to the rights, privileges, protections, immunities, indemnities and benefits provided to the Stage I Trustee hereunder as if such were provided to the Stage I Collateral Agent (for the avoidance of doubt, the standard of care applicable to the Stage I Collateral Agent shall be gross negligence).  They shall be in addition and not substitution of any other right, privileges, protections, immunities and benefits in favor of the Stage I Collateral Agent in this Indenture and any Security Documents.

SECTION 10.8              Authorization of Receipt of Funds by the Stage I Trustee Under the Existing Security Agreement.

Subject to the terms of the Existing Intercreditor Agreement, the Stage I Trustee is authorized to receive any funds for the benefit of Holders distributed under the Security Documents to the Stage I Trustee, to apply such funds as provided in this Indenture and the Security Documents.

SECTION 10.9              Powers Exercisable by Receiver or Stage I Collateral Agent.

In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article X upon the Stage I Issuer or any Guarantor, as applicable, with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Stage I Issuer or any Guarantor, as applicable, or of any officer or officers thereof required by the provisions of this Article X.

SECTION 10.10       Appointment and Authorization of U.S. Bank National Association as Stage I Collateral Agent.

(a)                                 U.S. Bank National Association is hereby designated and appointed as the Stage I Collateral Agent under the Security Documents, and is authorized and directed as the Stage I Collateral Agent for such Holders to execute and enter into each of the Security Documents and all other instruments relating to the Security Documents and (i) to take action and exercise such powers as are expressly required or permitted hereunder and under the Security Documents and all instruments relating hereto and thereto and (ii) to exercise such powers and perform such duties as are in each case, expressly delegated to the Stage I Collateral Agent by the terms hereof and thereof together with such other powers as are reasonably incidental hereto and thereto.

(b)                                 Notwithstanding any provision to the contrary elsewhere in this Indenture or the Security Documents, the Stage I Collateral Agent shall not have any duties or responsibilities except those expressly set forth herein or therein or any fiduciary relationship with any Holder, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture or any Security Document or otherwise exist against the Stage I Collateral Agent.

(c)                                  The Stage I Collateral Agent may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder or under the Security Documents in good faith and in accordance with the advice or opinion of such counsel

(d)                                 Beyond the exercise of reasonable care in the custody thereof, neither the Stage I Trustee nor the Stage I Collateral Agent shall have any duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and neither the Stage I Trustee nor the Stage I Collateral Agent shall be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. Each of the Stage I Trustee and the Stage I Collateral Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Stage I Trustee or the Stage I Collateral Agent, as applicable, in good faith, except to the extent of the Stage I Collateral Agent’s gross negligence or willful misconduct.

ARTICLE XI

NOTE GUARANTEES

SECTION 11.1              Note Guarantee.

(a)                                 Each Guarantor hereby jointly and severally, unconditionally and irrevocably guarantees the Stage I Notes and obligations of the Stage I Issuer hereunder and thereunder, and guarantees to each Holder of a Stage I Note authenticated and delivered by the Stage I Trustee and to the Stage I Trustee on behalf of such Holder, that:  (i) the principal of and premium, if any and interest on the Stage I Notes shall be paid in full when due, whether at Stated Maturity, by acceleration, call for redemption or otherwise (including the amount that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code), together with interest on the overdue principal, if any, and interest on any overdue interest, to the extent lawful, and all other obligations of the Stage I Issuer to the Holders or the Stage I Trustee hereunder or thereunder shall be paid in full or performed, all in accordance with the terms hereof and thereof; and (ii) in case of any extension of time of payment or renewal of any Stage I Notes or of any such other obligations, the same shall be paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise.  Each of the Note Guarantees shall be a guarantee of payment and not of collection.

(b)                                 Each Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Stage I Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Stage I Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.

(c)                                  Each Guarantor hereby waives the benefits of diligence, presentment, demand for payment, filing of claims with a court in the event of insolvency or bankruptcy of the Stage I Issuer, any right to require a proceeding first against the Stage I Issuer or any other Person, protest, notice and all demands whatsoever and covenants that the Note Guarantee of such Guarantor shall not be discharged as to any Stage I Note except by complete performance of the obligations contained in such Stage I Note and such Note Guarantee or as provided for in this Indenture.  Each of the Guarantors hereby agrees that, in the event of a default in payment of principal or premium, if any or interest on such Stage I Note, whether at its Stated Maturity, by acceleration, call for redemption, purchase or otherwise, legal proceedings may be instituted by the Stage I Trustee on behalf of, or by, the Holder of such Stage I Note, subject to the terms and conditions set forth in this Indenture, directly against each of the Guarantors to enforce such Guarantor’s Note Guarantee without first proceeding against the Stage I Issuer or any other Guarantor.  Each Guarantor agrees that if, after the occurrence and during the continuance of an Event of Default, the Stage I Trustee or any of the Holders are prevented by applicable law from exercising their respective rights to accelerate the maturity of the Stage I Notes, to collect interest on the Stage I Notes, or to enforce or exercise any other right or remedy with respect to the Stage I Notes, such Guarantor shall pay to the Stage I Trustee for the account of the Holders, upon demand therefor, the amount that would otherwise have been due and payable had such rights and remedies been permitted to be exercised by the Stage I Trustee or any of the Holders.

(d)                                 If any Holder or the Stage I Trustee is required by any court or otherwise to return to the Stage I Issuer or any Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to the Stage I Issuer or any Guarantor, any amount paid by any of them to the Stage I Trustee or such Holder, the Note Guarantee of each of the Guarantors, to the extent theretofore discharged, shall be reinstated in full force and effect.  This Section 11.1(d) shall remain effective notwithstanding any contrary action which may be taken by the Stage I Trustee or any

Holder in reliance upon such amount required to be returned.  This Section 11.1(d) shall survive the termination of this Indenture.

(e)                                  Each Guarantor further agrees that, as between each Guarantor, on the one hand, and the Holders and the Stage I Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VI hereof for the purposes of the Note Guarantee of such Guarantor, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any acceleration of such obligations as provided in Article VI hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by each Guarantor for the purpose of the Note Guarantee of such Guarantor.

SECTION 11.2              Execution and Delivery of Note Guarantees.

To evidence its Note Guarantee set forth in Section 11.1, each Guarantor agrees that a notation of such Note Guarantee substantially in the form attached hereto as Exhibit B shall be endorsed on each Stage I Note authenticated and delivered by the Stage I Trustee.  Such notation of Note Guarantee shall be signed on behalf of such Guarantor by an officer of such Guarantor (or, if an officer is not available, by a board member, director or member, as applicable) on behalf of such Guarantor by manual or facsimile signature.  In case the officer, board member or director or member of such Guarantor who shall have signed such notation of Note Guarantee shall cease to be such Officer, board member, director or member before the Stage I Note on which such Note Guarantee is endorsed shall have been authenticated and delivered by the Stage I Trustee, such Stage I Note nevertheless may be authenticated and delivered as though the Person who signed such notation of Note Guarantee had not ceased to be such officer, board member, director or member.

Each Guarantor agrees that its Note Guarantee set forth in Section 11.1 shall remain in full force and effect and apply to all the Stage I Notes notwithstanding any failure to endorse on each Stage I Note a notation of such Note Guarantee.  The delivery of any Stage I Note by the Stage I Trustee, after the authentication thereof hereunder, shall constitute due delivery of any Note Guarantee set forth in this Indenture on behalf of the Guarantors.

The failure to endorse a Note Guarantee shall not affect or impair the validity thereof.

SECTION 11.3              Severability.

In case any provision of any Note Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 11.4              Limitation of Guarantors’ Liability.

Each Guarantor and by its acceptance hereof each Holder confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law or the provisions of its local law relating to fraudulent transfer or conveyance.  To effectuate the foregoing intention, the Stage I Trustee, the Holders and Guarantors hereby irrevocably agree that the obligations of such Guarantor under its Note Guarantee shall be limited to the maximum amount that will not, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Note Guarantee, result in the obligations of such Guarantor under its Note Guarantee constituting a fraudulent transfer or conveyance.

SECTION 11.5              Guarantors May Consolidate, Etc., on Certain Terms.

No Guarantor may sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person other than the Stage I Issuer or a Guarantor, unless:

(1)                                 immediately after giving effect to that transaction no Default or Event of Default exists; and

(2)                                 either:

(A)                               the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of such Guarantor under this Indenture pursuant to a supplemental indenture; or

(B)                               the transaction constitutes a sale or other disposition of the Guarantor in accordance with the provisions of Section 4.10 hereof or the sale or disposition of all or substantially all of the assets of the Guarantor is otherwise permitted by this Indenture; and

(3)                                 the Stage I Issuer delivers, or cause to be delivered, to the Stage I Trustee an Officers’ Certificate (upon which the Stage I Trustee shall be entitled to conclusively and exclusively rely), stating that such sale, other disposition, consolidation or merger complies with the requirements of this Indenture.

Upon any transaction or series of transactions that are of the type described in, and are effected in accordance with, conditions described in the immediately preceding paragraph, the surviving entity shall succeed to, and be substituted for, and may exercise every right and power of, the Guarantors under this Indenture with the same effect as if such surviving entity had been named as a Guarantor herein, as applicable; and when a surviving entity duly assumes all of the obligations and covenants of one or more Guarantors pursuant to this Indenture and the Note Guarantees, except in the case of a lease, the predecessor Person shall be relieved of all such obligations.

Except as set forth in Articles IV and V hereof, nothing contained in this Indenture or in any of the Stage I Notes shall prevent any consolidation or merger of a Guarantor with or into the Stage I Issuer or another Guarantor, or shall prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Stage I Issuer or another Guarantor.

SECTION 11.6              Release of a Guarantor.

The Note Guarantee of a Guarantor will be automatically and unconditionally released:

(a)                                 in the event of a sale or other transfer (including by way of consolidation or merger) of Capital Interests in such Guarantor in compliance with Section 4.10 following which such Guarantor ceases to be a Subsidiary;

(b)                                 in connection with any sale, disposition or transfer of all or substantially all of the assets of such Guarantor (including by way of consolidation or merger) to a Person that is not (either before or after giving effect to such transaction) the Stage I Issuer or a Restricted Subsidiary of the Stage I Issuer, if the sale, disposition or transfer does not violate Sections 4.10, 5.1 or 11.5, including the application of the Net Proceeds therefrom; provided, however, that such Guarantor is released from its obligations as a borrower, its guarantees, if any, of, and all pledges and security, if any, granted in connection with, any Credit Facility and any other Debt of the Stage I Issuer or any Restricted Subsidiary of the Stage I Issuer;

(c)                                  upon the designation of such Guarantor as an Unrestricted Subsidiary in compliance with Section 4.18;

(d)                                 upon a release of such Guarantor from its obligations as a borrower, its guarantee of, and all pledges and security interest, if any, granted under the ABL Credit Agreement in connection with an enforcement action by the collateral agent under the ABL Credit Agreement; provided that (x) prior to such release, such Guarantor is also a guarantor or borrower under the ABL Credit Agreement and (y) after giving effect to such release, such Guarantor will not guarantee any indebtedness of the Stage I Issuer or any of its Restricted Subsidiaries nor be obligated as a co-borrower for any indebtedness of the Stage I Issuer;

(e)                                  in connection with a Discharge, legal defeasance or covenant defeasance in compliance with Article VIII.

Upon any release of a Guarantor from its Note Guarantee, such Guarantor shall be automatically and unconditionally released from its obligations under the Security Documents.

SECTION 11.7              Benefits Acknowledged.

Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that its Stage I Notes guarantee and waivers pursuant to its Note Guarantee are knowingly made in contemplation of such benefits.

SECTION 11.8              Future Guarantors.

Each Person that is required to become a Guarantor after June 18, 2013 pursuant to Section 4.17 shall promptly (but no longer than thirty (30) days of becoming required to become a Guarantor) execute and deliver to the Stage I Trustee a supplemental indenture in the form of Exhibit E pursuant to which such Person shall become a Guarantor. Concurrently with the execution and delivery of such supplemental indenture, the Stage I Issuer shall deliver to the Stage I Trustee an Opinion of Counsel and an Officers’ Certificate (upon which the Stage I Trustee shall be entitled to conclusively and exclusively rely) to the effect, subject to customary assumptions and qualifications, that such supplemental indenture has been duly authorized, executed and delivered by such Person and that, subject to the application of bankruptcy, insolvency, moratorium, fraudulent conveyance or transfer and other similar laws relating to creditors’ rights generally and to the principles of equity, whether considered in a proceeding at law or in equity, the Guarantee of such Guarantor is a legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms and/or to such other matters as the Stage I Trustee may reasonably request.

ARTICLE XII

MISCELLANEOUS

SECTION 12.1        Notices.

Any notice or communication by the Stage I Issuer, any Guarantor or the Stage I Trustee to the others is duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested), telecopier, other electronic means or overnight air courier guaranteeing next day delivery, to the others address:

If to the Stage I Issuer or any Guarantor:

Jack Cooper Holdings Corp.

1100 Walnut Street

Suite 2400

Kansas City, MO 64106

email:  tciupitu@jackcooper.com

Attention:  Bob Griffin, Chief Executive Officer

    and

    Theo Ciupitu, General Counsel

With a copy to:

Paul Hastings LLP

1170 Peachtree St. SE

Suite 100

Atlanta, Georgia 30309

Email:  elizabethnoe@paulhastings.com

Attention:  Elizabeth Noe

If to the Stage I Trustee:

U.S. Bank National Association
60 Livingston Avenue

St. Paul, MN 55107

Facsimile:  (651) 466-7430
Attention:  Jack Cooper (Stage I) Corporate Trust Administrator

The Stage I Issuer, the Guarantors and the Stage I Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders and the Stage I Trustee) shall be deemed to have been duly given:  at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier promising next Business Day delivery.  All notices and communications to the Stage I Trustee shall only be deemed to have been duly given upon receipt by a Responsible Officer of the Stage I Trustee.

Any notice or communication to a Holder shall be mailed by first class mail or by overnight air courier promising next Business Day delivery to its address shown on the register kept by the Registrar.  Any notice or communication shall also be so mailed to any Person described in TIA § 313(c), to the extent such notice is required by the TIA or would be so required were the TIA applicable this Indenture.  Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed or delivered in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it, except in the case of notices or communications given to the Stage I Trustee, which shall be effective only upon actual receipt.

If the Stage I Issuer mails a notice or communication to Holders, they shall mail a copy to the Stage I Trustee and each Agent at the same time.

The Stage I Trustee agrees to accept and act upon instructions or directions pursuant to this Indenture sent by unsecured e-mail, facsimile transmission or other similar unsecured electronic methods; provided, however, that, the Stage I Trustee shall have received an incumbency certificate listing persons designated to give such instructions or directions and containing specimen signatures of such designated persons, which such incumbency certificate shall be amended and replaced on or before delivery of any such instructions or directions whenever a person is to be added or deleted from the listing.  If the party elects to give the Stage I Trustee e-mail, pdf or facsimile instructions (or instructions by a similar electronic method) and the Stage I Trustee in its discretion elects to act upon such instructions, the Stage I Trustee’s understanding of such instructions shall be deemed controlling.  The Stage I Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Stage I Trustee’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction.  The party providing electronic instructions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Stage I Trustee, including without limitation the risk of the Stage I Trustee acting on unauthorized instructions, and the risk or interception and misuse by third parties.

SECTION 12.2        Communication by Holders of Stage I Notes with Other Holders of Stage I Notes.

Holders may communicate in accordance with TIA § 312(b) with other Holders with respect to their rights under this Indenture, the Security Documents or the Stage I Notes.  The Stage I Issuer, the Guarantors, the Stage I Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

SECTION 12.3        Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Stage I Issuer to the Stage I Trustee to take any action under this Indenture, the Stage I Issuer shall furnish to the Stage I Trustee:

(a)                                 an Officers’ Certificate (which shall include the statements set forth in Section 12.4 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b)                                 an Opinion of Counsel (which shall include the statements set forth in Section 12.4 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

SECTION 12.4        Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(a)                                 a statement that the Person making such certificate or opinion has read such covenant or condition;

(b)                                 a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)                                  a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(d)                                 a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

SECTION 12.5        Rules by Stage I Trustee and Agents.

The Stage I Trustee may make reasonable rules for action by or at a meeting of Holders.  The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

SECTION 12.6        No Personal Liability of Directors, Officers, Employees and Stockholders.

No director, officer, employee, stockholder, general or limited partner or incorporator, past, present or future, of the Stage I Issuer or any of its Subsidiaries, as such or in such capacity, shall have any personal liability for any obligations of the Stage I Issuer under the Stage I Notes, any Note Guarantees or this Indenture by reason of his, her or its status as such director, officer, employee, stockholder, general or limited partner or incorporator. Each Holder of Stage I Notes by accepting a Stage I Note waives and releases all such liability.  The waiver and release are part of the consideration for the issuance of the Stage I Notes.

SECTION 12.7        Governing Law.

THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE STAGE I NOTES AND THE NOTE GUARANTEES, IF ANY.  The parties to this Indenture each hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan in The City of New York in any action or proceeding arising out of or relating to the Stage I Notes, the Note Guarantees or this Indenture, and all such parties hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such New York State or federal court and hereby irrevocably waive, to the fullest extent that they may legally do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE STAGE I NOTES, THE NOTE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 12.8        No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Stage I Issuer or its Subsidiaries or of any other Person.  Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 12.9        Successors.

All agreements of the Stage I Issuer and the Guarantors in this Indenture and the Stage I Notes and the Note Guarantees, as applicable, shall bind their respective successors and assigns.  All agreements of the Stage I Trustee in this Indenture shall bind its successors and assigns.

SECTION 12.10 Severability.

In case any provision in this Indenture or in the Stage I Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 12.11 Counterpart Originals.

The parties may sign any number of copies of this Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 12.12 Table of Contents, Headings, Etc.

The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 12.13 Acts of Holders.

(a)                                 Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Stage I Trustee and, where it is hereby expressly required, to the Stage I Issuer.  Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of Holders signing such instrument or instruments.  Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and conclusive in favor of the Stage I Trustee and the Stage I Issuer, if made in the manner provided in this Section 12.13.

(b)                                 The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to such officer the execution thereof.  Where such execution is by a signer acting in a capacity other than such signer’s individual capacity, such certificate or affidavit shall also constitute sufficient proof of such signer’s authority.  The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner which the Stage I Trustee deems sufficient.

(c)                                  The ownership of Stage I Notes shall be proved by the Holder list maintained under Section 2.5 hereunder.

(d)                                 Any request, demand, authorization, direction, notice, consent, waiver or other Act of the Holder of any Stage I Note shall bind every future Holder of the same Stage I Note and the holder of every Stage I Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Stage I Trustee or the Stage I Issuer in reliance thereon, whether or not notation of such action is made upon such Stage I Note.

(e)                                  If the Stage I Issuer shall solicit from the Holders any request, demand, authorization, direction, notice, consent, waiver or other Act, the Stage I Issuer may, at its option, by or pursuant to a Board Resolution, fix in advance a record date for the determination of Holders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other Act, but the Stage I Issuer shall have no obligation to do so.  If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other Act may be given before or after such record date, but only the Holders at the close of business on such record date shall be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of outstanding Stage I Notes have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act, and for that purpose the outstanding Stage I Notes shall be computed as of such record date; provided that no such authorization, agreement or consent by the Holders on such record date shall be deemed effective unless it shall become effective pursuant to the provisions of this Indenture not later than six months after the record date.

SECTION 12.14 Existing Intercreditor Agreement.

The Stage I Trustee, the Stage I Collateral Agent and the Holders are bound by the terms of the Existing Intercreditor Agreement and the other Security Documents.

SECTION 12.15 Patriot Act.

The parties hereto acknowledge that in accordance with Section 326 of the USA PATRIOT Act, U.S. Bank National Association, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account.  The parties to this Indenture agree that they will provide U.S. Bank National Association with such information as it may request in order for U.S. Bank National Association to satisfy the requirements of the USA PATRIOT Act.

SECTION 12.16 Trust Indenture Act Controls.

If any provision hereof limits, qualifies or conflicts with a provision of the TIA or another provision that is required or deemed under such Act to be part of and govern this Indenture, the latter provision shall control.  If any provision of this Indenture modifies or excludes any provision of the TIA that may be so modified or excluded or if the Indenture is not required to comply with the TIA, the latter provision shall be deemed to apply to this Indenture as so modified or to be excluded, as the case may be.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the date first above written.

JACK COOPER HOLDINGS CORP.

By:
Name: Michael Testman
Title: Chief Financial Officer

JACK COOPER TRANSPORT COMPANY, INC.

By:
Name: Michael Testman
Title: Chief Financial Officer

PACIFIC MOTOR TRUCKING COMPANY

By:
Name: Michael Testman
Title: Chief Financial Officer

AUTO HANDLING CORPORATION

By:
Name: Michael Testman
Title: Chief Financial Officer

JACK COOPER LOGISTICS, LLC

By:
Name: Michael Testman
Title: Chief Financial Officer

JACK COOPER SPECIALIZED TRANSPORT, INC.

By:
Name: Michael Testman
Title: Chief Financial Officer

[Signature Page to Amended and Restated Stage I Indenture]

AUTO EXPORT SHIPPING, INC.

By:
Name: Michael Testman
Title: Chief Financial Officer

AXIS LOGISTIC SERVICES, INC.

By:
Name: Michael Testman
Title: Chief Financial Officer

JACK COOPER RAIL AND SHUTTLE, INC.

By:
Name: Michael Testman
Title: Chief Financial Officer

JACK COOPER CT SERVICES, INC.

By:
Name: Michael Testman
Title: Chief Financial Officer

[Signature Page to Amended and Restated Stage I Indenture]

U.S. BANK NATIONAL ASSOCIATION,
as Stage I Trustee

By:
Name:
Title:

[Signature Page to Amended and Restated Stage I Indenture]

U.S. BANK NATIONAL ASSOCIATION,
as Stage I Collateral Agent

By:
Name:
Title:

[Signature Page to Amended and Restated Stage I Indenture]

EXHIBIT A

FORM OF 9.25% SENIOR SECURED NOTE

(Face of 9.25% Senior Secured Note)
9.25% Senior Secured Notes due 2020

[Global Note Legend]

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY OR A SUCCESSOR DEPOSITARY.  THIS NOTE IS NOT EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO JACK COOPER FINANCE CO. (OR, FOLLOWING THE MERGER OF JACK COOPER FINANCE CO. WITH AND INTO JACK COOPER HOLDINGS CORP., JACK COOPER HOLDINGS CORP.) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF CEDE & CO. OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN SECTION 2.16 OF THE INDENTURE.

[Restricted Note Legend]

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT, (2) AGREES THAT IT WILL NOT WITHIN ONE YEAR AFTER THE ORIGINAL ISSUANCE OF THIS SECURITY (OR ANY PREDECESSOR OF THIS SECURITY) RESELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) TO JACK COOPER FINANCE CO. (OR, FOLLOWING THE MERGER OF JACK COOPER FINANCE CO. WITH AND INTO JACK COOPER HOLDINGS CORP., JACK COOPER HOLDINGS CORP.) OR ANY SUBSIDIARY THEREOF, (B) INSIDE THE UNITED STATES TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904

UNDER THE SECURITIES ACT (IF AVAILABLE), (D) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (E) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR (F) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. IN CONNECTION WITH ANY TRANSFER OF THIS SECURITY WITHIN ONE YEAR AFTER THE ORIGINAL ISSUANCE OF THIS SECURITY (OR ANY PREDECESSOR OF THIS SECURITY) PURSUANT TO (C), (D) OR (E), THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE TRUSTEE AND THE COMPANY SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS EITHER OF THEM MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANING GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.

Jack Cooper Finance Co.

9.25% SENIOR SECURED NOTE DUE 2020

No.	INITIAL NOTES CUSIP:
144A: 466354AA5
Reg S: U4687UAA0
INITIAL NOTES ISIN:
144A: US466354AA52
Reg S: USU4687UAA08

Jack Cooper Finance Co. promises to pay to Cede & Co. or registered assigns, the principal sum of [              ] ($[            ]) on June 1, 2020.

Interest Payment Dates:  June 1 and December 1, beginning December1, 2013

Record Dates:  May 15 and November 15

Reference is made to further provisions of this Stage I Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Stage I Trustee referred to on the reverse hereof by manual signature, this Stage I Note shall not be entitled to any benefits under the Indenture referred to on the reverse hereof or be valid or obligatory for any purpose.

JACK COOPER FINANCE CO.

By:
Name:
Title:

STAGE I TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the 9.25% Senior Secured Notes
referred to in the within-mentioned Indenture:
Dated:  [            ] [  ], 201[ ]

U.S. BANK NATIONAL ASSOCIATION,
not in its individual capacity, but solely as Stage I Trustee

By:
Authorized Signatory

(Reverse of 9.25% Senior Secured Note)
9.25% Senior Secured Notes due 2020

Jack Cooper Finance Co.

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1)                                 Interest.  Jack Cooper Finance Co., a Delaware corporation, or following the merger of Jack Cooper Finance Co., with and into Jack Cooper Holdings Corp. in accordance with the Indenture, Jack Cooper Holdings, Inc. (the “Stage I Issuer”), promises to pay interest on the principal amount of this Stage I Note (the “Stage I Notes”) at the rate of 9.25% per annum.    The Stage I Issuer will pay interest in United States dollars (except as otherwise provided herein) semiannually in arrears on June 1 and December 1, commencing on December 1, 2013, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”).  Interest on the Stage I Notes (including any Stage I Additional Interest, if any) shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including June 18, 2013.  The Stage I Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to then applicable interest rate on the Stage I Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.  Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.  The interest rate on the Stage I Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

(2)                                 Method of Payment.  The Stage I Issuer will pay interest on the Stage I Notes (except defaulted interest) on the applicable Interest Payment Date to the Persons who are registered Holders of Stage I Notes at the close of business on the May 15 and November 15 (whether or not a Business Day) preceding the Interest Payment Date, even if such Stage I Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest.  The Stage I Notes shall be payable as to principal, premium and interest at the office or agency of the Stage I Issuer maintained for such purpose within or without The City and State of New York, or, at the option of the Stage I Issuer, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds shall be required with respect to principal of, premium, if any, and interest on, all Global Notes and all other Stage I Notes the Holders of which shall have provided written wire transfer instructions to the Stage I Issuer and the Paying Agent at least three Business Days prior to the date of any such payment.  Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Any payments of principal of and interest on this Stage I Note prior to Stated Maturity shall be binding upon all future Holders of this Stage I Note and of any Stage I Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not noted hereon.  The amount due and payable at the maturity of this Stage I Note shall be payable only upon presentation and surrender of this Stage I Note at an office of the Stage I Trustee or the Stage I Trustee’s agent appointed for such purposes.

(3)                                 Paying Agent and Registrar.  Initially, U.S. Bank National Association, the Stage I Trustee under the Indenture, shall act as Paying Agent and Registrar.  The Stage I Issuer may change any Paying Agent or Registrar without notice to any Holder.  The Stage I Issuer may act in any such capacity.

(4)                                 Indenture.  The Stage I Issuer issued the Stage I Notes under an Indenture, dated as of November 7, 2013 (the “Indenture”), among the Stage I Issuer, the Stage I Trustee and the Stage I Collateral Agent.  The terms of the Stage I Notes include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (U.S. Code §§ 77aaa-77bbbb) (the “TIA”).  To the extent the provisions of this Stage I Note are inconsistent with the provisions of the Indenture, the Indenture shall govern.  The Stage I Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms.  The Stage I Notes issued on the Stage I Issue Date are senior secured Obligations of the Stage I Issuer limited to $150,000,000 in aggregate principal amount, plus amounts, if any, sufficient to pay premium and interest on outstanding Stage I Notes as set forth in Paragraph 2 hereof.

(5)                                 Optional Redemption.

(a)                                 In the event that the Stage I Issuer optionally redeems some or all of the Existing Notes in accordance with the Existing Indenture (other than with the proceeds of an Equity Offering), then the Stage I Notes shall be redeemed, in whole or in part in the same proportions as such Existing Notes upon not less than 30 nor more than 60 days’ prior notice (which notice shall, in any event, be delivered concurrently with the corresponding notice by JCHC to the holders of the Existing Notes) delivered to each Holder’s registered address, at a redemption price equal to 100% of the principal amount of the Stage I Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest (including, for the avoidance of doubt, pre-issuance interest), if any, to but not including, the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date).  For the avoidance of doubt, such redemption price shall be the same as the redemption price payable in respect of the Existing Notes in accordance with the Existing Indenture (as in effect as of the date hereof).

(b)                                 In the event that the Stage I Issuer redeems the Existing Notes with the net proceeds of one or more Equity Offerings, then the Stage I Issuer shall, in the same proportion as such Existing Notes, redeem up to 35% of the aggregate principal amount of the outstanding Stage I Notes at a Redemption Price equal to 109.25% of the principal amount thereof, plus accrued and unpaid interest (including, for the avoidance of doubt, pre-issuance interest), if any, to but not including the date of redemption; provided that at least 65% of the principal amount of Stage I Notes then outstanding remains outstanding immediately after the occurrence of any such redemption (excluding Stage I Notes held by the Stage I Issuer) and that any such redemption occurs within 180 days following the closing of any such Equity Offering.

(6)                                 Mandatory Redemption.  Except as set forth under Sections 3.10 and 3.11 of the Indenture, the Stage I Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to the Stage I Notes.

(7)                                 Repurchase at Option of Holder.

(a)                                 Upon the occurrence of certain events, the Stage I Issuer may be required to commence an Offer to Purchase as a result of a Change of Control.

(b)                                 Holders of the Stage I Notes that are the subject of an Offer to Purchase will receive notice of an Offer to Purchase as a result of a Change of Control from the Stage I Issuer prior to any related Purchase Date and may elect to have such Stage I Notes purchased by completing the form titled “Option of Holder to Elect Purchase” appearing below.

(8)                                 Notice of Redemption.  Notice of redemption shall be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Stage I Notes are to be redeemed at its registered address.  Stage I Notes in denominations larger than $2,000 may be redeemed in part but only in a minimum amount of $2,000 principal amount (and integral multiples of $1,000 in excess thereof), unless all of the Stage I Notes held by a Holder are to be redeemed.  On and after the redemption date, interest ceases to accrue on the Stage I Notes or portions hereof called for redemption.

(9)                                 Denominations, Transfer, Exchange.  The Stage I Notes are in registered form without coupons in initial denominations of $2,000 and any integral multiple of $1,000 in excess thereof.  The transfer of the Stage I Notes may be registered and the Stage I Notes may be exchanged as provided in the Indenture.  The Registrar and the Stage I Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Stage I Issuer may require a Holder to pay any taxes and fees required by law or permitted by this

Indenture.  The Stage I Issuer need not exchange or register the transfer of any Stage I Note or portion of a Stage I Note selected for redemption, except for the unredeemed portion of any Stage I Note being redeemed in part.  Also, it need not exchange or register the transfer of any Stage I Notes for a period of 15 days before a selection of Stage I Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

(10)                          Persons Deemed Owners.  The registered Holder of a Stage I Note may be treated as its owner for all purposes.

(11)                          Amendment, Supplement and Waiver.  Subject to the following paragraphs, the Indenture and the Stage I Notes may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Stage I Notes, including consents obtained in connection with a purchase of or tender offer or exchange offer for Stage I Notes, and any existing Default or Event of Default or compliance with any provision of the Indenture or the Stage I Notes may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Stage I Notes, including consents obtained in connection with a tender offer or exchange offer for the Stage I Notes.

Without the consent of any Holders, the Stage I Issuer, the Stage I Trustee and the Stage I Collateral Agent, at any time and from time to time, may enter into one or more indentures supplemental to the Indenture for any of the following purposes:

(1)                                 to evidence the succession of another Person to the Stage I Issuer and the assumption by any such successor of the covenants of the Stage I Issuer in the Indenture, the Security Documents and the Stage I Notes;

(2)                                 to add to the covenants of the Stage I Issuer for the benefit of the Holders, or to surrender any right or power herein conferred upon the Stage I Issuer;

(3)                                 to add additional Events of Default;

(4)                                 to provide for uncertificated Stage I Notes in addition to or in place of the Certificated Notes;

(5)                                 to evidence and provide for the acceptance of appointment under the Indenture and the Security Documents by a successor Stage I Trustee or Stage I Collateral Agent;

(6)                                 [reserved];

(7)                                 to add to the Stage I Collateral Securing the Stage I Notes or to release Stage I Collateral in accordance with the Indenture;

(8)                                 to cure any ambiguity, defect, omission, mistake, error or inconsistency;

(9)                                 to make or change any other provisions with respect to matters or questions arising under the Indenture; provided that such actions pursuant to this clause shall not adversely affect the interests of the Holders in any material respect, as determined in good faith by the Board of Directors of the Stage I Issuer;

(10)                          to conform any provision of the Indenture, the Security Documents or the Stage I Notes to any provision of the “Description of Stage I Notes” in the Offering Memorandum;

(11)                          [reserved];

(12)                          [reserved];

(13)                          to enter into or amend the Security Documents (or supplement the Security Documents) under circumstances provided therein;

(14)                          at the Stage I Issuer’s election, to comply with any requirement of the Commission in connection with the qualification of this Indenture under the TIA, if such qualification is required;

(15)                          [reserved]; and

(16)                          to make any amendment to the provisions of the Indenture relating to the transfer and legending of the Stage I Notes as permitted by the Indenture, including to facilitate the issuance and administration of Stage I Notes; provided, however, that (i) compliance with the Indenture as so amended would not result in Stage I Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not adversely affect the rights of Holders to transfer Stage I Notes in any material respect.

With the consent of (i) the Holders of not less than a majority in aggregate principal amount of the outstanding Stage I Notes, the Stage I Issuer and the Stage I Trustee may enter into an indenture or indentures supplemental to the Indenture (together with the other consents required thereby) for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or the Stage I Notes or of modifying in any manner the rights of the Holders under the Indenture, including the definitions therein, and (ii) the Holders of not less than a majority in aggregate principal amount of the outstanding Stage I Notes, voting as one class, the Stage I Issuer, the Stage I Trustee and the Stage I Collateral Agent may amend or otherwise modify in any manner the Security Documents or the obligations thereunder, including, without limitation, as to property that constitutes less than all or substantially all of the Stage I Collateral, release the Lien on such Stage I Collateral; provided, however, that no such supplemental indenture, modification or amendment shall, without the consent of the Holder of each outstanding Stage I Note affected thereby:

(1)                                 change the Stated Maturity of any Stage I Note or of any installment of interest on any Stage I Note, or reduce the amount payable in respect of the principal thereof or the rate of interest thereon or any premium payable thereon, or reduce the amount that would be due and payable on acceleration of the maturity thereof, or change the place of payment where, or the coin or currency in which, any Stage I Note or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof, or change the date on which any Stage I Notes may be subject to redemption (other than pursuant to the final paragraph of clause (a) of Section 9.2 of the Indenture) or reduce the Redemption Price therefor,

(2)                                 reduce the percentage in aggregate principal amount of the outstanding Stage I Notes, the consent of whose Holders is required for any such supplemental indenture or amendment, or the consent of whose Holders is required for any waiver (of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences) provided for in the Indenture,

(3)                                 modify the obligations of the Stage I Issuer to make Offers to Purchase upon a Change of Control if such modification was done after the occurrence of such Change of Control; provided that prior to the occurrence of a Change of Control, the Holders of a majority in aggregate principal amount of the Stage I Notes then outstanding may waive the requirement to make or complete an Offer to Purchase,

(4)                                 subordinate, in right of payment, the Stage I Notes to any other indebtedness of the Stage I Issuer, or

(5)                                 modify any of the provisions of this paragraph or provisions relating to waivers of past payment defaults or the rights of Holders of Stage I Notes to receive payments of principal or premium, if any, on the Stage I Notes, except to increase any such percentage required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Stage I Note affected thereby.

In addition, any amendment to, or waiver of, the provisions of the Indenture or any Security Document that has the effect of releasing all or substantially all of the Stage I Collateral from the Liens securing the Stage I Notes other than in accordance with the Indenture and the Security Documents in any manner adverse in any material respect to the Holders of the Stage I Notes will require the consent of the holders of at least 66 2/3% in aggregate principal amount of the Stage I Notes then outstanding, voting as one class.

The Holders of not less than a majority in aggregate principal amount of the outstanding Stage I Notes may on behalf of the Holders of all the Stage I Notes waive any past default under the Indenture and its consequences, except a default:

(1)                                 in any payment in respect of the principal of (or premium, if any) or interest on any Stage I Notes (including any Stage I Note which is required to have been purchased pursuant to an Offer to Purchase which has been made by the Stage I Issuer), or

(2)                                 in respect of a covenant or provision hereof which under the Indenture cannot be modified or amended without the consent of the Holder of each outstanding Stage I Note affected.

(12)                          Defaults and Remedies.  Events of Default include (provided that these Events of Default shall terminate and be of no further force and effect and the Events of Default (excluding, for the avoidance of doubt, the Event of Default with respect to the Stage II Notes Exchange Redemption, which shall remain in full force and effect) and associated definitions under the Indenture shall be automatically amended to be the same as the Events of Default applicable to the Stage I Issuer under the Existing Indenture):

(1)                                 default in the payment in respect of the principal of (or premium, if any, on) any Stage I Note at its maturity (whether at Stated Maturity or upon repurchase, acceleration, optional redemption, mandatory redemption (including a default in payment resulting from the failure to give notice of such mandatory redemption), required repurchase, the Special Redemption, the Stage II Notes Exchange Redemption or otherwise);

(2)                                 default in the payment of any interest upon any Stage I Note when it becomes due and payable, and continuance of such default for a period of 30 days;

(3)                                 the Stage I Issuer fails to accept and pay for Stage I Notes tendered when and as required pursuant to an Offer to Purchase as described under Section 4.14;

(4)                                 [reserved];

(5)                                 default in the performance, or breach, of any covenant or agreement of the Stage I Issuer in the Indenture (other than a covenant or agreement a default in whose performance or whose breach is specifically dealt with in clauses (1), (2) or (3) above), and continuance of such default or breach for a period of 60 days after written notice thereof has been given to the Stage I Issuer by the Stage I Trustee or to the Stage I Issuer and the Stage I Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding Stage I Notes;

(6)                                 (a) a default or defaults under any bonds, debentures, notes or other evidences of indebtedness (other than the Stage I Notes) by the Stage I Issuer having, individually or in the aggregate, a principal or similar amount outstanding of at least $10,000,000, whether such indebtedness now exists or shall hereafter be created, which default or defaults shall have resulted in the acceleration of the maturity of such indebtedness prior to its express maturity or shall constitute a failure to pay at least $10,000,000 of principal amount of such indebtedness when due and payable after the expiration of any applicable grace period with respect thereto or (b) an “Event of Default” under, and as defined in the Existing Indenture, shall have occurred;

(7)                                 the entry against the Stage I Issuer of a final judgment or final judgments for the payment of money in an aggregate amount in excess of $10,000,000 and not covered by insurance (not disputed), by a court or courts of competent jurisdiction, which judgments remain undischarged, unwaived, unstayed, unbonded or unsatisfied for a period of 60 consecutive days;

(8)                                 (i) the Stage I Issuer, pursuant to or within the meaning of any Bankruptcy Law:

(a)                                 commences a voluntary case,

(b)                                 consents to the entry of an order for relief against it in an involuntary case,

(c)                                  consents to the appointment of a Custodian of it or for all or substantially all of its property,

(d)                                 makes a general assignment for the benefit of its creditors, or

(e)                                  admits, in writing, its inability generally to pay its debts as they become due; or

(ii)                                  a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a)                                 is for relief against the Stage I Issuer in an involuntary case;

(b)                                 appoints a Custodian of the Stage I Issuer or for all or substantially all of the property of the Stage I Issuer;

(c)                                  orders the liquidation of the Stage I Issuer

and the order or decree remains unstayed and in effect for 60 consecutive days; or

(9)                                 (x) with respect to a material portion of the Stage I Collateral, individually or in the aggregate, (a) any default or breach by the Stage I Issuer in the performance of its obligations under the Security Documents or the Indenture which adversely affects the condition or value of such Stage I Collateral or the enforceability, validity, perfection or priority of the Liens in such Stage I Collateral, in each case taken as a whole, in any material respect, and continuance of such default or breach for a period of 30 days after written notice thereof by the Stage I Trustee or the Holders of at least 25% in principal amount of the outstanding Stage I Notes, or (b) any security interest created under the Security Documents or under the Indenture is declared invalid or unenforceable by a court of competent jurisdiction or (y) the Stage I Issuer asserts, in any pleading in any court of competent jurisdiction, that any security interest in any Stage I Collateral is invalid or unenforceable.

If an Event of Default (other than an Event of Default specified in clause (8) above with respect to the Stage I Issuer) occurs and is continuing, then and in every such case the Stage I Trustee or the Holders of not less than 25% in aggregate principal amount of the outstanding Stage I Notes may declare the principal of the Stage I Notes and any accrued interest on the Stage I Notes to be due and payable immediately by a notice in writing to the Stage I Issuer (and to the Stage I Trustee if given by Holders); provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the outstanding Stage I Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal of or interest on the Stage I Notes, have been cured or waived as provided in the Indenture.

In the event of a declaration of acceleration of the Stage I Notes solely because an Event of Default described in clause (6) above has occurred and is continuing, the declaration of acceleration of the Stage I Notes shall be automatically rescinded and annulled if the event of default or payment default triggering such Event of Default pursuant to clause (6) above shall be remedied or cured by the Stage I Issuer (other than in the case of subclause (6)(b) above) waived by the holders of the relevant indebtedness within 20 Business Days after the declaration of acceleration with respect thereto and if the rescission and annulment of the acceleration of the Stage I Notes would not conflict with any judgment or decree of a court of competent jurisdiction obtained by the Stage I Trustee for the payment of amounts due on the Stage I Notes.

If an Event of Default specified in clause (8) above occurs with respect to the Stage I Issuer, the principal of and any accrued interest on the Stage I Notes then outstanding shall ipso facto become immediately due and payable without any declaration or other act on the part of the Stage I Trustee or any Holder.  The Stage I Trustee may withhold from Holders notice of any Default (except Default in payment of principal of, premium, if any, and interest) if the Stage I Trustee determines that withholding notice is in the interests of the Holders to do so.

(13)                          Trustee Dealings with Stage I Issuer.  The Stage I Trustee, in its individual or any other capacity, may make loans to, accept deposits from and perform services for Stage I Issuer or its Affiliates, and may otherwise deal with Stage I Issuer or its Affiliates, as if it were not the Stage I Trustee.

(14)                          No Recourse Against Others.  No director, officer, employee, stockholder, general or limited partner, member or incorporator, past, present or future, of the Stage I Issuer, as such or in such capacity, shall have any personal liability for any obligations of the Stage I Issuer under the Stage I Notes or the Indenture by reason of his, her or its status as such director, officer, employee, stockholder, general or limited partner, member or incorporator.

(15)                          Authentication.  This Stage I Note shall not be valid until authenticated by the manual signature of the Stage I Trustee or an authenticating agent.

(16)                          Abbreviations.  Customary abbreviations may be used in the name of a Holder or an assignee, such as:  TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(17)                          CUSIP, ISIN Numbers.  Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Stage I Issuer has caused CUSIP numbers to be printed on the Stage I Notes and the Stage I Trustee may use CUSIP, ISIN or other similar numbers in notices of redemption as a convenience to the Holders.  No representation is made as to the accuracy of such numbers either as printed on the Stage I Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Stage I Issuer shall furnish to any Holder upon written request and without charge a copy of the Indenture.  Requests may be made to:

Jack Cooper Finance Co.

1100 Walnut Street

Suite 2400

Kansas City, MO 64106

Email: tciupitu@jackcooper.com

Attention: Bob Griffin, Chief Executive Officer

and

Theo Ciupitu, General Counsel

ASSIGNMENT FORM

To assign this Stage I Note, fill in the form below:  (I) or (we) assign and transfer this Stage I Note to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                                                                                                                                                                                 to transfer this Stage I Note on the books of the Stage I Issuer.  The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Stage I Note)

Signature guarantee:
(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Stage I Note purchased by the Stage I Issuer pursuant to Section 4.14 (Change of Control) of the Indenture, check this box:

[   ]

If you want to elect to have only part of the Stage I Note purchased by the Stage I Issuer pursuant to Section  4.14 of the Indenture, state the amount you elect to have purchased:  $

Date:	Your Signature:
(Sign exactly as your name appears on the Stage I Note)
Tax Identification No.:

Signature guarantee:
(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

CERTIFICATE TO BE DELIVERED UPON
EXCHANGE OR REGISTRATION OF TRANSFER RESTRICTED NOTES

Jack Cooper Finance Co.

1100 Walnut Street

Suite 2400

Kansas City, MO 64106

Email: tciupitu@jackcooper.com

Attention: Bob Griffin, Chief Executive Officer

and

Theo Ciupitu, General Counsel

U.S. Bank National Association

60 Livingston Avenue

St. Paul, MN 55107

Facsimile: (651) 466-7430
Attention: Raymond S. Haverstock

Re:                             Jack Cooper Finance Co.
9.25% Senior Secured Notes due 2020

CUSIP #

Reference is hereby made to that certain Indenture dated November 7, 2013 (the “Indenture”) among Jack Cooper Finance Co. (the “Stage I Issuer”), the guarantors party thereto, U.S. Bank National Association, as collateral agent and U.S. Bank National Association, as trustee (the “Stage I Trustee”).  Capitalized terms used but not defined herein shall have the meanings set forth in the Indenture.

This certificate relates to $                    principal amount of Stage I Notes held in (check applicable space)         book-entry or         definitive form by the undersigned.

The undersigned                                      (transferor) (check one box below):

☐                                    hereby requests the Registrar to deliver in exchange for its beneficial interest in the Global Note held by the Depositary a Stage I Note or Stage I Notes in definitive, registered form of authorized denominations and an aggregate principal amount equal to its beneficial interest in such Global Note (or the portion thereof indicated above), in accordance with Section 2.6 of the Indenture; or

☐                                    hereby requests the Stage I Trustee to exchange or register the transfer of a Stage I Note or Stage I Notes to               (transferee).

In connection with any transfer of any of the Stage I Notes evidenced by this certificate occurring prior to the expiration of the periods referred to in Rule 144(b) under the Securities Act of 1933, as amended, the undersigned confirms that such Stage I Notes are being transferred in accordance with its terms:

CHECK ONE BOX BELOW:

(1)                                 ☐                                    to the Stage I Issuer; or

(2)                                 ☐                                    inside the United States to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A under the Securities Act of 1933, as amended, in each case pursuant to and in compliance with Rule 144A thereunder; or

(3)                                 ☐                                    outside the United States in an offshore transaction within the meaning of Regulation S under the Securities Act of 1933, as amended, in compliance with Rule 904 thereunder.

Unless one of the boxes is checked, the Registrar will refuse to register any of the Stage I Notes evidenced by this certificate in the name of any person other than the registered holder thereof.

Signature

Signature guarantee:
(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

TO BE COMPLETED BY PURCHASER IF (2) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Stage I Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended (“Rule 144A”), and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Stage I Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

[Name of Transferee]

Dated:

NOTICE: To be executed by an executive officer

SCHEDULE OF EXCHANGES OF 9.25% SENIOR SECURED NOTES

The following exchanges of a part of this Global Note for other 9.25% Senior Secured Notes have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Note	Amount of Increase in Principal Amount of this Global Note	Principal Amount of this Global Note Following Such Decrease (or Increase)	Signature of Authorized Signatory of Stage I Trustee or 9.25% Senior Secured Notes Custodian

EXHIBIT B

FORM OF NOTATIONAL GUARANTEE

Each Guarantor listed below (hereinafter referred to as the “Guarantor,” which term includes any successors or assigns under that certain Indenture, dated as of November 7, 2013, by and among Jack Cooper Finance Co. (the “Initial Stage I Issuer”) and the Stage I Trustee, as amended and restated, pursuant to that certain supplemental indenture, dated as of [  ], 20[  ], by and among Jack Cooper Holdings Corp. (the “Stage I Issuer”), the Guarantors, the Stage I Collateral Agent and the Stage I Trustee (as amended and supplemented from time to time, the “Indenture”) and any additional Guarantors) has guaranteed the Stage I Notes and the obligations of the Stage I Issuer under the Indenture, which include (i) the due and punctual payment of the principal of, premium, if any, and interest on the Stage I Notes of the Stage I Issuer, whether at stated maturity, by acceleration or otherwise, the due and punctual payment of interest on the overdue principal and premium, if any, and (to the extent permitted by law) interest on any interest, if any, on the Stage I Notes, and the due and punctual performance of all other obligations of the Stage I Issuer to the Holders or the Stage I Trustee all in accordance with the terms set forth in Article IV of the Indenture, (ii) in case of any extension of time of payment or renewal of any Notes or any such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise, and (iii) the payment of any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Stage I Trustee or any Holder in enforcing any rights under this Note Guarantee or the Indenture.

The obligations of each Guarantor to the Holders and to the Stage I Trustee pursuant to this Note Guarantee and the Indenture are expressly set forth in Article XI of the Indenture and reference is hereby made to such Indenture for the precise terms of this Note Guarantee.

No stockholder, employee, officer, director, general or limited partner, member or incorporator, as such, past, present or future of each Guarantor shall have any liability under this Note Guarantee by reason of his or its status as such stockholder, employee, officer, director, general or limited partner, member or incorporator.

This is a continuing Note Guarantee and shall remain in full force and effect and shall be binding upon each Guarantor and its successors and assigns until full and final payment of all of the Stage I Issuer’s obligations under the Stage I Notes and Indenture or until released in accordance with the Indenture and shall inure to the benefit of the successors and assigns of the Stage I Trustee and the Holders, and, in the event of any transfer or assignment of rights by any Holder or the Stage I Trustee, the rights and privileges herein conferred upon that party shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof.  This is a Note Guarantee of payment and not of collectability.

This Note Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Note upon which this Note Guarantee is noted shall have been executed by the Stage I Trustee under the Indenture by the manual signature of one of its authorized signatories.  The Obligations of each Guarantor under its Note Guarantee shall be limited to the extent necessary to insure that it does not constitute a fraudulent conveyance under applicable law.

C-1

THE TERMS OF ARTICLE XII OF THE INDENTURE ARE INCORPORATED HEREIN BY REFERENCE.

Capitalized terms used herein have the same meanings given in the Indenture unless otherwise indicated.

Dated as of

GUARANTORS:

JACK COOPER TRANSPORT COMPANY, INC.

By:
Name:
Title:

PACIFIC MOTOR TRUCKING COMPANY

By:
Name:
Title:

AUTO HANDLING CORPORATION

By:
Name:
Title:

JACK COOPER LOGISTICS, LLC

By:
Name:
Title:

JACK COOPER SPECIALIZED TRANSPORT, INC.

By:
Name:
Title:

AUTO EXPORT SHIPPING, INC.

By:
Name:
Title:

EXHIBIT C

[FORM OF CERTIFICATE TO BE DELIVERED
IN CONNECTION WITH TRANSFERS PURSUANT TO RULE 144A]

Jack Cooper Finance Co.

1100 Walnut Street

Suite 2400

Kansas City, MO 64106

Email: tciupitu@jackcooper.com

Attention: Bob Griffin, Chief Executive Officer

and

Theo Ciupitu, General Counsel

U.S. Bank National Association
60 Livingston Avenue

St. Paul, MN 55107

Facsimile: (651)466-7430
Attention: Raymond S. Haverstock

Re:                             Jack Cooper Finance Co. (the “Stage I Issuer”) 9.25% Senior Secured Notes due 2020 (the “Stage I Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $                  aggregate principal amount at maturity of the Stage I Notes, we hereby certify that such transfer is being effected pursuant to and in accordance with Rule 144A (“Rule 144A”) under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we hereby further certify that the Stage I Notes are being transferred to a person that we reasonably believe is purchasing the Stage I Notes for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Stage I Notes are being transferred in compliance with any applicable blue sky securities laws of any state of the United States.

You and the Stage I Issuer are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

Very truly yours,

[Name of Transferor]

By:
Authorized Signature

Signature guarantee:
(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

EXHIBIT D

[FORM OF CERTIFICATE TO BE DELIVERED
IN CONNECTION WITH TRANSFERS
PURSUANT TO REGULATION S]

Jack Cooper Finance Co.

1100 Walnut Street

Suite 2400

Kansas City, MO 64106

Facsimile: tciupitu@jackcooper.com

Attention: Bob Griffin, Chief Executive Officer

and

Theo Ciupitu, General Counsel

U.S. Bank National Association
60 Livingston Avenue

St. Paul, MN 55107

Facsimile: (651)466-7430
Attention: Raymond S. Haverstock

Re:                             Jack Cooper Holdings Corp. (the “Stage I Issuer”) 9.25% Senior Secured Notes due 2020 (the “Stage I Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $         aggregate principal amount of the Stage I Notes, we confirm that such sale has been effected pursuant to and in accordance with Regulation S under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:

(1)                                 the offer of the Stage I Notes was not made to a person in the United States;

(2)                                 either (a) at the time the buy order was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States or (b) the transaction was executed in, on or through the facilities of a designated off-shore securities market and neither we nor any person acting on our behalf knows that the transaction has been pre-arranged with a buyer in the United States;

(3)                                 no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S, as applicable; and

(4)                                 the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

In addition, if the sale is made during a restricted period and the provisions of Rule 903(b) or Rule 904(b) of Regulation S are applicable thereto, we confirm that such sale has been made in accordance with the applicable provisions of Rule 903(b) or Rule 904(b), as the case may be.

The Stage I Issuer and you are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.  Terms used in this certificate have the meanings set forth in Regulation S.

Very truly yours,

[Name of Transferor]

By:

Authorized Signature

Signature guarantee:
(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

EXHIBIT E

FORM OF SUPPLEMENTAL INDENTURE IN RESPECT OF GUARANTEE

SUPPLEMENTAL INDENTURE, dated as of [                 ] (this “Supplemental Indenture”), among [name of Guarantor[s]] (the “Guarantor[s]”), Jack Cooper Holdings Corp., a Delaware corporation (the “Stage I Issuer”), U.S. Bank National Association, a national banking association, as Trustee (the “Stage I Trustee”) and U.S. Bank National Association, a national banking association, as Collateral Agent (the “Stage I Collateral Agent”) under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Stage I Issuer, the Stage I Collateral Agent and the Stage I Trustee are parties to a Supplemental Indenture, dated as of [   ], 20[  ] (as amended, supplemented, waived or otherwise modified, the “First Supplemental Indenture”), providing for the issuance of 9.25% Senior Secured Notes due 2020 of the Stage I Issuer (the “Stage I Notes”);

WHEREAS, Section 11.8 of the First Supplemental Indenture provides that the Stage I Issuer is required to cause the Guarantor[s] to execute and deliver to the Stage I Trustee a supplemental indenture pursuant to which the Guarantor[s] shall guarantee the Stage I Notes pursuant to [a]  Guarantee[s] on the terms and conditions set forth herein and in Article XI of the First Supplemental Indenture;

WHEREAS, [the][each] Guarantor desires to enter into this Supplemental Indenture for good and valuable consideration, including substantial economic benefit in that the financial performance and condition of such Guarantor is dependent on the financial performance and condition of the Stage I Issuer;

WHEREAS, pursuant to Section 9.1 of the First Supplemental Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture to amend the First Supplemental Indenture, without the consent of any Holder; and

WHEREAS, all things necessary to make this a legal, valid and binding agreement of the Stage I Issuer have been done.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guarantor[s], the Stage I Issuer and the Stage I Trustee mutually covenant and agree for the benefit of the Holders of the Stage I Notes as follows:

1.                                      Defined Terms.  As used in this Supplemental Indenture, terms defined in the First Supplemental Indenture or in the preamble or recital hereto are used herein as therein defined.  The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2.                                      Agreement to Guarantee.  [The] [Each] Guarantor hereby agree[s], jointly and severally with [all] [any] other Guarantor[s], fully and unconditionally, to guarantee the Stage I Notes and the obligations of the Stage I Issuer under the First Supplemental Indenture and the Stage I Notes on the terms and subject to the conditions set forth in Article XI of the First Supplemental Indenture and to be bound by (and shall be entitled to the benefits of) all other applicable provisions of the First Supplemental Indenture as a Guarantor.

3.                                      Termination, Release and Discharge.  [The] [Each] Guarantor’s Guarantee shall terminate and be of no further force or effect, and [the] [each] Guarantor shall be released and discharged from all obligations in respect of its Guarantee, only as and when provided in Section 11.5 of the First Supplemental Indenture.

E-1

4.                                      Parties.  Nothing in this Supplemental Indenture is intended or shall be construed to give any Person, other than the Holders and the Stage I Trustee, any legal or equitable right, remedy or claim under or in respect of [the] [each] Guarantor’s Guarantee or any provision contained herein or in Article XI of the First Supplemental Indenture.

5.                                      Governing Law.  THIS SUPPLEMENTAL INDENTURE, THE FIRST SUPPLEMENTAL INDENTURE, THE GUARANTEES AND THE STAGE I NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT SUCH PRINCIPLES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.  THE STAGE I ISSUER AND EACH GUARANTOR HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK OR ANY FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE FIRST SUPPLEMENTAL INDENTURE, THE GUARANTEES AND THE STAGE I NOTES, AND IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, JURISDICTION OF THE AFORESAID COURTS.  THE STAGE I ISSUER AND EACH GUARANTOR IRREVOCABLY WAIVES, TO THE FULLEST EXTENT THAT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, TRIAL BY JURY AND ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE STAGE I TRUSTEE OR ANY HOLDER OF THE STAGE I NOTES TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE STAGE I ISSUER OR ANY GUARANTOR IN ANY OTHER JURISDICTION.

6.                                      Ratification of First Supplemental Indenture; Supplemental Indentures Part of First Supplemental Indenture.  Except as expressly amended hereby, the First Supplemental Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the First Supplemental Indenture for all purposes, and every Holder of Stage I Notes heretofore or hereafter authenticated and delivered shall be bound hereby.  The Stage I Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture.

7.                                      Counterparts.  The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

8.                                      Headings.  The section headings herein are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

E-2

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[GUARANTOR], as Guarantor

By:
Name:
Title:

JACK COOPER HOLDINGS CORP.

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION,

as Stage I Trustee and as Stage I Collateral Agent

By:
Name:
Title:

EXHIBIT F

FORM OF PERMITTED ADDITIONAL PARI PASSU SECURED PARTY JOINDER

[Name of Authorized Representative]

[Address of Authorized Representative]

[Date]

The undersigned is the Authorized Representative for [list names of new secured parties] who have evidenced in writing their intent and consent to become Secured Parties (the “New Secured Parties”) under the Security Agreement, dated as of June 18, 2013 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), by and among Jack Cooper Holdings Corp., a Delaware corporation (the “Issuer”), each of the subsidiaries signatories thereto (each such subsidiary, individually, a “Subsidiary Grantor” and, collectively, the “Subsidiary Grantors”; and together with the Issuer, the “Grantors”) and U.S. Bank National Association, a national banking association, as the Collateral Agent.  Terms used herein but not defined herein have the meanings assigned to such terms in the Security Agreement.

In consideration of the foregoing, the undersigned Authorized Representative hereby:

(i)                                     represents that the Authorized Representative has been duly authorized by the New Secured Parties to become a party to the Security Agreement on behalf of the New Secured Parties under that [DESCRIBE OPERATIVE AGREEMENT] (the “New Secured Obligations”) and to act as the Authorized Representative for the New Secured Parties, including to appoint the Collateral Agent as set forth below;

(ii)                                  acknowledges that each of the New Secured Parties has received a copy of the Security Agreement, the Intercreditor Agreement and the Indenture, and accepts, acknowledges and agrees for itself and each New Secured Party to be bound in all respects by the terms of the Security Agreement, including the provisions of the Indenture incorporated therein by reference;

(iii)                               appoints and authorizes the Collateral Agent, as Collateral Agent for the New Secured Parties under the Security Agreement and the Intercreditor Agreement, to take such action as agent on its behalf and on behalf of all other Secured Parties and to exercise such powers under the Security Agreement and the Intercreditor Agreement as are delegated to the Collateral Agent by the terms thereof;

(iv)                              accepts, acknowledges and agrees for itself and each New Secured Party to be bound in all respects by the terms of the Intercreditor Agreement applicable to it and the New Secured Parties and agrees to serve as Authorized Representative for the New Secured Parties with respect to the New Secured Obligations and agrees on its own behalf and on behalf of the New Secured Parties to be bound by the terms thereof applicable to holders of Permitted Additional Pari Passu Obligations, with all the rights and obligations of a Notes Claimholder (as defined in the Intercreditor Agreement) thereunder and bound by all the provisions thereof (including, without limitation, Section 9.3 thereof) as fully as if it had been a Notes Claimholder on the effective date of the Intercreditor Agreement and agrees that its address for receiving notices pursuant to the Security Agreement and the other Security Documents shall be as follows:

[Address]

The New Secured Parties shall be the Authorized Representative and the holders of the New Secured Obligations.

The Authorized Representative for itself and each New Secured Party does hereby covenant and agree in favor of the Collateral Agent that:

The Collateral Agent shall have no obligation whatsoever to the Authorized Representatives or any of the Secured Parties to assure that the Collateral exists or is owned by any Grantor or is cared for, protected, or insured or has been encumbered, or that the Collateral Agent’s liens or security interests have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all or any Grantor’s property constituting collateral intended to be subject to the lien and security interest of the Security Agreement has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Collateral Agent pursuant to the Security Agreement, any Notes Document or the Intercreditor Agreement other than pursuant to the instructions provided in the Security Agreement, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, the Collateral Agent shall have no other duty or liability whatsoever to the Authorized Representative or any Secured Party as to any of the foregoing.

No provision of the Security Agreement or any Notes Document shall require the Collateral Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or to take or omit to take any action hereunder or thereunder or take any action at the request or direction of Required Secured Parties unless the Collateral Agent shall have received indemnity satisfactory to the Collateral Agent against potential costs and liabilities incurred by the Collateral Agent relating thereto.  Notwithstanding anything to the contrary contained in the Security Agreement, the Intercreditor Agreement or the Notes Documents, in the event the Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Collateral Agent shall not be required to commence any such action or exercise  any remedy or to inspect or conduct any studies of any property under the mortgages or take any such other action if the Collateral Agent has determined that the Collateral Agent may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances unless the Collateral Agent has received security or indemnity from the Secured Parties in an amount and in a form all satisfactory to the Collateral Agent in its sole discretion, protecting the Collateral Agent from all such liability.  The Collateral Agent shall at any time be entitled to cease taking any action described above if it no longer reasonably deems any indemnity, security or undertaking from the Grantors or the Secured Parties to be sufficient.

The Collateral Agent (i) shall not be liable for any action taken or omitted to be taken by it in connection with the Intercreditor Agreement or any Notes Documents or instrument referred to herein or therein, except to the extent that any of the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct, (ii) shall not be liable for interest on any money received by it except as the Collateral Agent may agree in writing with the Issuers (and money held in trust by the Collateral Agent need not be segregated from other funds except to the extent required by law) and (iii) may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it in good faith and in accordance with the advice or opinion of such counsel.  The grant of permissive rights or powers to the Collateral Agent shall not be construed to impose duties to act.

In no event shall the Collateral Agent be responsible or liable for any special, indirect, punitive, incidental or consequential loss or damage or any kind whatsoever (including, but not limited to, lost profits) irrespective of whether the Collateral Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

The Collateral Agent does not assume any responsibility for any failure or delay in performance or any breach by the Grantors under the Security Agreement, the Intercreditor Agreement and the Notes Documents.  The Collateral Agent shall not be responsible to the Secured Parties or any other Person for any recitals, statements, information, representations or warranties contained in any Notes Documents or in any certificate, report, statement, or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, the Security Agreement, the Intercreditor Agreement or any Notes Document; the execution, validity, genuineness, effectiveness or enforceability of the Security Agreement, the Intercreditor Agreement and any Notes Documents of any other party thereto; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, effectiveness, enforceability, sufficiency, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Notes Obligations; the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any obligor; or for any failure of any obligor to perform its Notes Obligations under the Security Agreement, the Intercreditor Agreement and the Notes Documents.  The Collateral Agent shall have no obligation to any Secured Party or any other Person to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any obligor of any terms of the Security Agreement, the Intercreditor Agreement and the Notes Documents, or the satisfaction of any conditions precedent contained in the Security Agreement, the Intercreditor Agreement and any Notes Documents.  The Collateral Agent shall not be required to initiate or conduct any litigation or collection or other proceeding under the Security Agreement, the Intercreditor Agreement and the Notes Documents unless expressly set forth hereunder or thereunder.  The Collateral Agent shall have the right at any time to seek instructions from the Required Secured Parties with respect to the administration of the Notes Documents.

The Secured Parties hereby agree and acknowledge that the Collateral Agent shall not assume, be responsible for or otherwise be obligated for any liabilities, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs (including but not limited to, any remediation, corrective action, response, removal or remedial action, or investigation, operations and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever, pursuant to any environmental law as a result of the Security Agreement, the Intercreditor Agreement, the Notes Documents or any actions taken pursuant hereto or thereto.  Further, the Secured Parties hereby agree and acknowledge that in the exercise of its rights under the Security Agreement, the Intercreditor Agreement and the Notes Documents, the Collateral Agent may hold or obtain indicia of ownership primarily to protect the security interest of the Collateral Agent in the Collateral, including without limitation the properties under the real property that constitute Collateral, and that any such actions taken by the Collateral Agent shall not be construed as or otherwise constitute any participation in the management of such Collateral, including without limitation the real properties that constitute Collateral, as those terms are defined in Section 101(20)(E) of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 9601 et seq., as amended.

(g)                                  The Authorized Representative for itself and on behalf of the New Secured Parties, shall take such action as the Collateral Agent may reasonably request to carry out the intent of the foregoing obligations of the Authorized Representative and the New Secured Parties, an including executing, acknowledging, authorizing, delivering or recording or filing additional instruments, agreements or documents.

The Collateral Agent, by acknowledging and agreeing to this Permitted Additional Pari Passu Secured Party Joinder, and in consideration of the foregoing representations, warranties, covenants and agreements of the Authorized Representative and each other New Secured Party accepts the appointment set forth in clause (iii) above.

THIS OTHER PARI PASSU LIEN SECURED PARTY JOINDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the undersigned has caused this Permitted Additional Pari Passu Secured Party Joinder to be duly executed by its authorized officer as of the     day of            , 20  .

[AUTHORIZED REPRESENTATIVE]

By:
Name:
Title:

Acknowledged and Agreed

U.S. BANK NATIONAL ASSOCIATION

as Collateral Agent

By:
Name:
Title:

JACK COOPER HOLDINGS CORP.

By:
Name:
Title: